   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1996.
                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                               NEW GRANCARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                      8051                   95-4336136
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                               ONE RAVINIA DRIVE
                                   SUITE 1500
                             ATLANTA, GEORGIA 30346
                                 (770) 393-0199
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             EVRETT W. BENTON, ESQ.
                               ONE RAVINIA DRIVE
                                   SUITE 1500
                             ATLANTA, GEORGIA 30346
                                 (770) 393-0199
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                    COPY TO:
                            RICHARD H. MILLER, ESQ.
                       POWELL, GOLDSTEIN, FRAZER & MURPHY
                                   16TH FLOOR
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           PROPOSED
                                            PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                     MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE       AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED           REGISTERED     PER SHARE       PRICE(1)        FEE(1)
------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value per share.......     24,000,000         $0             $0           $100.0

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) No separate consideration will be received for the shares of Common Stock registered hereby, which shall be distributed to the holders of Common
    Stock of GranCare, Inc. in the Distribution described herein. Pursuant to
    Section 6(b) under the Securities Act of 1933, the minimum filing fee is required to be paid with this Registration Statement.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION DATED DECEMBER 31, 1996

                               NEW GRANCARE, INC.

                                  COMMON STOCK
                           PAR VALUE $0.001 PER SHARE

  This Prospectus covers up to 24,000,000 shares of the common stock, par value $.001 per share ("New GranCare Common Stock), of New GranCare, Inc., a Delaware corporation ("New GranCare"). This Prospectus is being furnished to the shareholders of GranCare, Inc., a California corporation (the "Company"), the sole stockholder of New GranCare, in connection with the proposed distribution (the "Distribution") to the Company's shareholders of all the outstanding shares of New GranCare Common Stock, pursuant to the terms of an Amended and Restated Agreement and Plan of Distribution, dated as of September 3, 1996, by and between the Company and New GranCare (the "Distribution Agreement"). The Company is proposing to make the Distribution in connection with and as part of a proposed reorganization that also involves the merger of the Company (the "Merger") with and into Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), immediately following the Distribution, pursuant to an Agreement and Plan of Merger by and between Vitalink and the Company dated September 3, 1996, as amended through the date hereof (the "Merger Agreement"), a copy of which is attached as Annex B to the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of the Company and Vitalink relating to the solicitation of proxies in order to obtain shareholder approval of the Distribution and Merger which accompanies this Prospectus. Immediately following the Merger, New GranCare will change its name to "GranCare, Inc." The Merger is conditioned upon the successful completion of the Distribution. The completion of both the Merger and the Distribution is subject to the approval of the shareholders of the Company.

  One share of New GranCare Common Stock will be distributed for each share of common stock of the Company (the "Distribution Ratio"), without par value ("Company Common Stock"), issued and outstanding on the date established by the Board of Directors of GranCare for determining shareholders of record entitled to receive New GranCare Common Stock in the Distribution (the "Distribution Record Date").

  At the time of the Distribution, New GranCare will own all of the Company's businesses and assets other than the Company's institutional pharmacy business (the "Institutional Pharmacy Business"), currently operated through the Company's TeamCare, Inc. subsidiary ("TeamCare"). The businesses to be owned and operated by New GranCare include the Company's skilled nursing facilities, home health and assisted living operations and contract management businesses (the "Skilled Nursing Business").

  No consideration will be paid by the Company's shareholders for the shares of New GranCare Common Stock to be received by them in the Distribution. There is currently no public trading market for the shares of New GranCare Common Stock. New GranCare intends to list the New GranCare Common Stock on the New York Stock Exchange, Inc. ("NYSE").

  The consummation of the Distribution is a condition to, among other things, the Company's and Vitalink's respective obligations to consummate the Merger.

  SHAREHOLDERS OF THE COMPANY AS OF THE DISTRIBUTION RECORD DATE SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS" ON PAGE 12 HEREOF.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                 The date of this Prospectus is        , 1996.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         NEW GRANCARE, INC. PROSPECTUS

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   5
RISK FACTORS..............................................................  12
BUSINESS..................................................................  17
  General.................................................................  17
  Long-Term Care Industry.................................................  17
  Business Strategy.......................................................  18
  Marketing and Development of Payor Sources..............................  22
  Competition.............................................................  22
  Regulation..............................................................  23
  Employee Training and Development.......................................  27
  Employees...............................................................  28
  Insurance...............................................................  28
  Legal Proceedings.......................................................  28
THE DISTRIBUTION..........................................................  30
  Reasons for the Distribution............................................  30
  Contribution of Skilled Nursing Business to New GranCare................  30
  Consummation of the Distribution; Treatment of Company Stock Options....  31
  Manner of Effecting the Distribution....................................  32
  Listing of New GranCare Common Stock; Restrictions on Resale............  33
  Interests of Certain Persons in the Distribution and Merger.............  33
  Treatment of Certain Indebtedness.......................................  35
  Expenses................................................................  38
  Conditions..............................................................  39
  Terms of the Distribution Agreement.....................................  39
  Terms of Employee Benefits Agreement....................................  41
  Terms of the Non-competition Agreement..................................  42
  Terms of Shareholders Agreement.........................................  42
  Terms of the Interim Services Agreement.................................  43
  Terms of the Pharmaceutical Supply Agreements...........................  43
  Terms of the Voting Agreement...........................................  44
  Terms of the Tax Allocation Agreement...................................  44
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  46
  Consequences of the Distribution........................................  46
  Consequences of the Merger to the Company, Vitalink and the Company
   Shareholders...........................................................  46
  Possible Future Legislation.............................................  47
  Back-up Witholding Requirements.........................................  47

                         NEW GRANCARE, INC. PROSPECTUS

                                                                          PAGE
                                                                          ----
CAPITALIZATION...........................................................  48
DIVIDEND POLICY..........................................................  49
UNAUDITED PRO FORMA GRANCARE, INC. FINANCIAL STATEMENTS..................  49
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..........................  55
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  57
  General................................................................  57
  Results of Operations..................................................  58
  Liquidity and Capital Resources........................................  62
  Impact of Inflation....................................................  66
PROPERTIES...............................................................  67
  Long-Term Health Care Facilities.......................................  67
  Contract Management....................................................  72
  Home Health............................................................  72
MANAGEMENT...............................................................  73
  Executive Officers and Directors.......................................  73
  Committees of the Board of Directors...................................  77
  Compensation of Directors..............................................  77
  Compensation of Executive Officers.....................................  79
  Stock Options..........................................................  85
  Long-Term Incentive Plans--Awards Since December 31, 1995..............  87
  Company Annual Incentive Plan..........................................  87
  Certain Relationships and Related Party Transactions...................  87
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.......  90
DESCRIPTION OF NEW GRANCARE CAPITAL STOCK................................  93
  New GranCare Common Stock..............................................  93
  Preferred Stock........................................................  93
  The Charters and Bylaws of the Company and New GranCare................  93
  Significant Differences Between the Corporation Laws of California and
   Delaware..............................................................  94
  Application of the General Corporation Law of California to Delaware
   Corporations.......................................................... 100
SHARES ELIGIBLE FOR FUTURE SALES......................................... 101
AVAILABLE INFORMATION.................................................... 101
LEGAL MATTERS............................................................ 102
EXPERTS.................................................................. 102
INDEX TO FINANCIAL STATEMENTS............................................ F-1

                               PROSPECTUS SUMMARY

  This Prospectus is furnished to shareholders of the Company together with the Proxy Statement/Prospectus. The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and the Proxy Statement/Prospectus. Except where otherwise indicated, the description of New GranCare and its businesses contained herein assumes the completion of the Distribution and the Merger.

                                  NEW GRANCARE

  New GranCare is currently a wholly-owned subsidiary of the Company incorporated under the laws of the State of Delaware. In order to effect the Distribution, all of the assets and businesses of the Company, other than those used primarily in the conduct of its Institutional Pharmacy Business, will be contributed to New GranCare prior to the Distribution. The mailing address of the Company's principal executive offices is One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, and the telephone number at such address is (770) 393-0199. Following the Distribution, New GranCare's principal executive offices and phone number will be the same as indicated above. In addition, immediately following the Distribution and the Merger, New GranCare will change its name to "GranCare, Inc.".

                                THE TRANSACTIONS

  The Company has entered into the Merger Agreement whereby, upon the terms and subject to the conditions set forth therein, the Company will be merged with and into Vitalink, with Vitalink as the surviving corporation. As a condition to and in order to facilitate the Merger, the Company has agreed to effect the Distribution, pursuant to which all of the outstanding shares of New GranCare Common Stock will be distributed to the Company's shareholders on the basis of one share of New GranCare Common Stock for each share of Company Common Stock held by a shareholder as of the Distribution Record Date. The Distribution is intended to be tax-free to the Company's shareholders for federal income tax purposes. See "Certain Federal Income Tax Consequences."

  Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time") each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock that are owned by Vitalink or any wholly-owned subsidiary of Vitalink, which will be cancelled) shall be converted into the right to receive 0.478 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share, of Vitalink (the "Vitalink Common Stock") as described under "Description of the Transactions--Merger Terms" in the Proxy Statement/Prospectus. The Merger Agreement also requires the Company and Vitalink to take all reasonable actions necessary to cause the Distribution and the Merger to be treated as consummated as of December 31, 1996 for financial reporting and tax purposes. In addition, as a consequence of the Merger, Vitalink's consolidated indebtedness will increase by approximately $108.0 million (prior to an offsetting compensatory payment by the Company) due to the assumption or funding of the discharge of the obligations of the Company in respect of the $100.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2005 (the "9 3/8% Notes") issued by the Company. In order to obtain a third party consent of Health and Retirement Properties Trust ("HRPT"), a creditor and landlord the Company, required in connection with the Distribution and Merger, Vitalink will pay a consent fee of $10.0 million, which will be promptly reimbursed by New GranCare following the consummation of the Distribution and Merger. Vitalink will also enter into a limited guaranty of certain obligations of New GranCare to HRPT. To support Vitalink's limited guaranty of New GranCare's obligations, New GranCare will provide an irrevocable letter of credit in the amount of $15.0 million payable to Vitalink in the event Vitalink makes any payments under the limited guaranty. See "The Distribution--Treatment of Certain Indebtedness."

  As a consequence of the Distribution and in accordance with the terms of the Agreement Respecting Employee Benefit Matters by and between the Company and New GranCare (the "Employee Benefits

Agreement"), each holder of an option to purchase shares of Company Common Stock (the "Company Options") will receive an option (the "New GranCare Options") to purchase a number of shares of New GranCare Common Stock as is equal to the number of shares of Company Common Stock subject to Company Options held by such holder as of the Distribution Record Date. The exercise price of all Company Options will be allocated between the New GranCare Options issued in respect of such Company Options and the existing Company Options pursuant to a formula. As a result of the application of such formula, subsequent to the Distribution approximately 61.568% of the exercise price of each Company Option will be allocated to, and shall become, the exercise price of each existing Company Option (the "Adjusted Company Options") and 38.432% of the exercise price of each Company Option will be allocated to each New GranCare option. The terms and conditions of the New GranCare Options will be the same as the terms of the Company Options prior to the Distribution. As a result of the Merger, Vitalink will assume all of the Adjusted Company Options. Each Adjusted Company Option will be exercisable upon the same terms and conditions as under the applicable Company plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of Vitalink Common Stock as is equal to the number of shares of Company Common Stock that would have been acquired upon exercise of such option as of the Effective Time of the Merger multiplied by the Exchange Ratio. As a result of the Merger, the exercise price of each Adjusted Company Option will be further adjusted by dividing such exercise price by the Exchange Ratio. See "The Distribution--Consummation of the Distribution; Treatment of Company Stock Options."

  The terms of the Company Options provide that upon the occurrence of certain events (a "Change of Control"), all unvested Company Options shall vest and become fully and immediately exercisable. The Merger constitutes a Change of Control for purposes of the Company Options. Furthermore, the consummation of the Merger will not constitute a termination of employment and holders of Adjusted Company Options will continue to be able to exercise such options following the completion of the Merger even if such holder is not an employee of Vitalink. As a result of the foregoing, approximately 2,355,250 shares of New GranCare Common Stock will be issuable upon the exercise of New GranCare Options and 1,125,809 shares of Vitalink Common Stock will be issuable upon the exercise of Adjusted Company Options following the completion of the Distribution and the Merger.

  Pursuant to the Distribution Agreement, prior to the Distribution the Company will transfer or cause to be transferred to New GranCare all of the Company's assets and liabilities relating to the Skilled Nursing Business other than (i) the capital stock of the Pharmacy Subsidiaries (as defined in the Distribution Agreement), (ii) the assets and liabilities used or arising primarily in connection with the conduct of the Institutional Pharmacy Business and (iii) the payment obligations in respect of the Company's 9 3/8% Notes. In addition, pursuant to the Distribution Agreement, the Company and its subsidiaries other than the Pharmacy Subsidiaries, on the one hand, and the Pharmacy Subsidiaries, on the other hand, will net out all intercompany accounts and the expected net balance due from the Pharmacy Subsidiaries to the Company and the Company's subsidiaries will be contributed by the Company or the appropriate subsidiary of the Company to which such amount (or portion thereof) is owing, to the appropriate Pharmacy Subsidiary as additional capital.

  In accordance with the terms of the Distribution Agreement and the Tax Allocation and Indemnification Agreement (the "Tax Allocation Agreement") by and among the Company, New GranCare and certain subsidiaries of the Company, the Company and New GranCare have agreed to indemnify one another after the Distribution Date (as defined in the Distribution Agreement) with respect to certain losses, damages, claims and liabilities arising from their respective businesses or as a consequence of the occurrence of certain events following the Distribution Date that result in the proposed transactions not being accorded tax-free treatment. See "The Distribution--Terms of the Tax Allocation Agreement."

  The foregoing is a brief summary of certain terms of the Distribution and the Merger. A more complete description of the Merger and the Merger Agreement may be found in the Proxy Statement/Prospectus under "The Merger Agreement." The Distribution and the Distribution Agreement are more fully described herein under "The Distribution." The Merger Agreement and the Distribution Agreement are attached as Annexes B and C to the Proxy Statement/Prospectus, respectively. Copies of the Tax Allocation Agreement and the Employee Benefits Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

                                THE DISTRIBUTION

Distributing Corporation..........  The Company.
Distributed Corporation...........  New GranCare, which, by the Distribution
                                    Date, will hold all of the assets of, and
                                    will have assumed all of the liabilities
                                    associated with, the Skilled Nursing
                                    Business.
Distribution Ratio................  One share of New GranCare Common Stock for each share of Company Common Stock owned as
                                    of the Distribution Record Date. See "The
                                    Distribution--Manner of Effecting the
                                    Distribution;" and "--Terms of the
                                    Distribution Agreement."
Federal Income Tax Consequences...  It is the opinion of Powell, Goldstein,
                                    Frazer & Murphy (the "Tax Opinion"), that
                                    the Distribution will qualify as a tax-free
                                    reorganization pursuant to Section 355 of
                                    the Internal Revenue Code of 1986, as
                                    amended (the "Code"), the Merger will
                                    qualify as a tax-free reorganization within
                                    the meaning of Section 368(a) of the Code
                                    and that no gain or loss will be recognized
                                    by shareholders of the Company in
                                    connection with their receipt of New
                                    GranCare Common Stock and Vitalink Common
                                    Stock in the Distribution and the Merger,
                                    respectively, except with respect to cash
                                    received in lieu of fractional shares of
                                    Vitalink Common Stock. See "Certain Federal
                                    Income Tax Consequences."
Trading Market and Symbol.........  There is currently no public market for New
                                    GranCare Common Stock. New GranCare intends
                                    to apply for the listing of New GranCare
                                    Common Stock on the NYSE under the Trading
                                    Symbol "GC".
Indemnification Obligations After
 the Distribution and Merger......  The Company and New GranCare (and Vitalink
                                    as the successor to the Company following
                                    the Merger) have agreed to indemnify each
                                    other after the Distribution with respect
                                    to certain losses, damages, claims and
                                    liabilities arising primarily from their
                                    respective businesses, including certain
                                    tax liabilities. See "Risk Factors--
                                    Relationship with Vitalink" and "The
                                    Distribution--Terms of the Distribution
                                    Agreement" and "--Terms of the Tax
                                    Allocation Agreement."
Relationship With Vitalink After
 the Distribution and the Merger..  As of the Effective Time of the Merger, New
                                    GranCare, Vitalink and Manor Care, Inc., a
                                    Delaware corporation ("Manor Care") and the
                                    beneficial owner of approximately 82.3% of
                                    the issued and outstanding shares of
                                    Vitalink Common Stock prior to the

                                    Effective Time of the Merger, will enter into a Non-competition Agreement (the "Non-competition Agreement") pursuant to which
                                    New GranCare and Manor Care will agree not to engage in the institutional pharmacy business for a period of three years and Vitalink will agree not to engage in the skilled nursing business for a similar period of time. See "The Distribution--
                                    Terms of the Non-competition Agreement."
                                    Following the Merger, Manor Care will own approximately 45% of the issued and outstanding Vitalink Common Stock. In addition, as a consequence of the Merger, Vitalink will succeed to the various pharmaceutical supply agreements between
                                    TeamCare and substantially all of New
                                    GranCare's skilled nursing and other
                                    facilities. New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations of New GranCare to HRPT is in effect, New GranCare will not terminate any such agreements. As a result, New GranCare anticipates that these pharmaceutical supply agreements may extend through December 31, 2010, depending on certain circumstances. See "The
                                    Distribution--Terms of the Pharmaceutical
                                    Supply Agreements" and "--Treatment of
                                    Certain Indebtedness--HRPT Obligations."

Distribution Record Date..........  It is expected that the Distribution Record
                                    Date will be immediately prior to the
                                    Effective Time of the Merger.

Distribution Agent, Transfer Agent
 and Registrar....................  American Stock Transfer & Trust Company.

Risk Factors......................  Shareholders should carefully evaluate certain considerations in evaluating the
                                    securities offered hereby, including New
                                    GranCare's debt and lease obligations, the
                                    uncertainty associated with health care
                                    reform and government regulations, the risk
                                    associated with reimbursement by third
                                    party payers, New GranCare dependence on
                                    acquisitions for growth, competition in the
                                    skilled nursing business and the absence of
                                    a prior trading market in New GranCare
                                    Common Stock. See "Risk Factors."

                        NEW GRANCARE STOCK OPTION PLANS

  New GranCare will have various employee benefit plans pursuant to which shares or options to purchase shares of New GranCare Common Stock will be issued or issuable to or for the benefit of employees, former employees and directors. It is expected that a total of 2,355,250 shares will be reserved and issued under the Replacement Stock Option Plan (the "Replacement Plan") pursuant to which current holders of Company Options will be granted New GranCare Options in connection with the Distribution. See "The Distribution -- Consummation of the Distribution; Treatment of Company Stock Options." In addition, New GranCare has adopted, and the Company as its sole shareholder has approved, the 1996 Stock Incentive Plan (the "New GranCare Plan") pursuant to which New GranCare will be able to make stock incentive awards to its officers, directors and key employees on a going forward basis. See "Management-- Compensation of Executive Officers--1996 Stock Incentive Plan." New GranCare has reserved 1,500,000 shares of New GranCare Common Stock for issuance under the New GranCare Plan. The New GranCare Plan will be submitted for the approval of the stockholders of New GranCare in connection with the Proxy/Statement Prospectus. Approximately 500,000 shares are expected to be used for options granted to officers and key employees shortly after the date of the Distribution. New GranCare has also reserved up to 200,000 shares to cover stock options to be granted to non-employee directors under a separate plan (the "Directors Plan"), of which approximately 90,000 shares are expected to be used for options granted to non-employee directors shortly after the date of the Distribution. See "Management--Compensation of Directors--Directors Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
         (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL AMOUNTS)

  The following summary historical consolidated financial data of the Company has been derived from the historical financial statements and should be read in conjunction with such financial statements and notes thereto, which are included elsewhere herein. The Company data for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements which are also included elsewhere herein. The pro forma adjusted data gives retroactive effect to the Merger and reflects the recapitalization/ reorganization of the Company, the contribution to TeamCare's capital of the Company's receivable from TeamCare, and the redemption or assumption of certain indebtedness. The pro forma adjusted financial operating information gives effect to the Merger as if the transaction had occurred on January 1, 1995. The pro forma adjusted balance sheet data gives retroactive effect to the Merger as if it had occurred on September 30, 1996. The pro forma adjusted data should be read in conjunction with the pro forma balance sheet, pro forma statements of income, and notes thereto included elsewhere herein.

                                                                      NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                         -------------------------------------------- -----------------
                         1991(4)  1992(5)  1993(5)  1994(5)  1995(5)  1995(5)  1996(5)
                         -------- -------- -------- -------- -------- -------- --------
STATEMENT OF OPERATIONS
 DATA:
 Net revenues........... $290,958 $434,638 $611,689 $717,471 $816,462 $604,569 $745,653
 Depreciation and
  amortization..........    5,064    6,922   12,349   16,440   21,611   14,785   19,400
 Interest expense and
  financing charges.....    7,256    7,908   19,601   21,481   27,054   19,557   26,228
 Income from continuing
  operations:
  Before income taxes
   and extraordinary
   charge...............   12,297   25,507   26,178   37,814   35,329   23,571   38,971
  Before extraordinary
   charge(1)............    8,347   16,806   16,089   24,290   20,564   13,274   24,162
 Net income............. $ 11,275 $ 16,806 $ 14,804 $ 24,290 $ 20,564 $ 13,274 $ 24,162
                         ======== ======== ======== ======== ======== ======== ========
 Pro forma net
  income(1)............. $  9,994 $ 15,350 $ 14,019 $    N/A $    N/A $    N/A $    N/A
                         ======== ======== ======== ======== ======== ======== ========

                         PRO FORMA, AS ADJUSTED      PRO FORMA, AS ADJUSTED
                         YEAR ENDED DECEMBER 31, NINE MONTHS ENDED SEPTEMBER 30,
                               1995 (2)(3)                 1996 (2)(3)
                         ----------------------- -------------------------------
STATEMENT OF OPERATIONS
 DATA:
 Net revenues...........        $639,780                    $577,165
 Depreciation and
  amortization..........          16,906                      14,420
 Interest...............          19,275                      20,104
 Income from continuing
  operations before
  income taxes..........          25,203                      23,980
 Net income.............          14,525                      15,167
 Earnings per share.....            0.61                        0.63

                                                          PRO FORMA, AS ADJUSTED
                                                          SEPTEMBER 30, 1996 (2)
                                                          ----------------------
BALANCE SHEET DATA:
 Cash and cash equivalents...............................        $ 34,882
 Working capital.........................................         135,446
 Total assets............................................         584,988
 Long-term debt, including current portion...............         298,148
 Shareholders' equity....................................         137,945

                                            (Footnotes appear on following page)

(Footnotes from the previous page)
--------
(1) Prior to June 30, 1993, the Evergreen predecessor entity consisted of two partnerships and, accordingly, Evergreen was not subject to federal or state income taxes. For informational purposes, the pro forma net income for the years 1991 through 1993 includes a pro forma provision for income taxes as if Evergreen had been a taxable corporation for these periods. Such pro forma calculations were based on the income tax laws and rates in effect during those periods, and FASB Statement No. 109.
(2) Adjusted to reflect the redemption or assumption of the Company's Convertible Debentures (defined hereafter) and 9 3/8% Notes as if such amounts were redeemed or assumed as of January 1, 1995 for income statement data and as of September 30, 1996 for balance sheet data.
(3) Does not reflect Merger related costs estimated at $30.0 million which are expected to be recognized by the Company in the results of operations for the fourth quarter of 1996.
(4) The ARA Living Centers--Pacific, Inc. ("ARA") acquisition occurred on September 27, 1991 and, therefore, (i) the operating results of the ARA facilities are included in the historical operating results of the Company for the fourth quarter of 1991 and (ii) the assets and liabilities of the ARA facilities, as adjusted for related financing transactions, are included in the balance sheet of the Company as of December 31, 1991.
(5) All acquisitions which occurred in 1992, 1993, 1994, 1995 and 1996 except for the CompuPharm, Inc. ("CompuPharm") acquisition and the merger with Evergreen (defined below), are reflected from the date of each acquisition in the historical operating results of the Company and the assets and liabilities relating to these acquisitions are included in the balance sheets of the Company since that time. All years presented includes CompuPharm and Evergreen which were combined with the Company in pooling-of-interests transactions.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating New GranCare before making any decisions with respect to the New GranCare Common Stock to be received in the Distribution.

SIGNIFICANT DEBT AND LEASE OBLIGATIONS

  New GranCare will have substantial indebtedness in relation to its stockholder's equity. It is expected that immediately following the Distribution and the Merger, New GranCare will have total consolidated long-term indebtedness of approximately $300.3 million (net of current maturities), accounting for 69.3% of its total capitalization. New GranCare will also have significant lease obligations with respect to the facilities operated pursuant to long-term non capitalized or operating leases. During the 12 months following the Distribution and the Merger, New GranCare's rent and property expenses are expected to be approximately $43.0 million and $9.8 million, respectively. New GranCare's leverage, rent and property expenses could have important consequences to holders of the New GranCare Common Stock, including the following: (i) New GranCare's ability to obtain financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of New GranCare's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent and property expenses, thereby reducing the funds available to New GranCare for its operations; (iii) certain of New GranCare's borrowings are expected to bear variable rates of interest, which may expose New GranCare to increases in interest rates; and (iv) certain of New GranCare's indebtedness is expected to contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. Although the Company's cash flows from its operations have been sufficient to meet its debt service obligations and rent and property expenses in the past, and although the Pro Forma Financial Information indicates that New GranCare's cash flows from operations should be sufficient to meet such obligations going forward, there can be no assurance that New GranCare's operating results will be sufficient to make payments with respect to New GranCare's indebtedness and other expenses in the future. See "Unaudited Pro Forma GranCare, Inc. Financial Statements" and "The Distribution--Treatment of Certain Indebtedness."

UNCERTAINTY ASSOCIATED WITH HEALTH CARE REFORM.

  In addition to extensive government health care regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals may have on New GranCare's future business. Aspects of certain of these health care proposals such as cutbacks in Medicare and Medicaid programs, containment of health care costs on an interim basis by means that could include a short-term freeze on rates paid to health care providers, and permitting greater flexibility to the states in the administration of Medicaid could adversely affect New GranCare. See "-- Reimbursement by Third-Party Payors." There can be no assurance that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have an adverse effect on New GranCare. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in health care and related industries, including the Company, and may similarly affect the price of the New GranCare Common Stock in the future. See "Business--Regulation."

RISK INVOLVED WITH REIMBURSEMENT BY THIRD PARTY PAYORS.

  For the year ended December 31, 1995, the Company derived approximately 44.7% and 30.2%, of its net patient revenues from Medicare and Medicaid, respectively, and New GranCare expects to derive a significant portion of its revenue from such federal and state reimbursement programs. There can be no assurance that New GranCare will achieve or improve this payor revenue mix. Both governmental and private payor sources have instituted cost containment measures designed to limit payments made to long-term care providers, and there can be no assurance that future measures will not adversely affect both the timing and amount of reimbursement to

New GranCare. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which could materially decrease the rates paid to New GranCare for its future services or the services for which New GranCare is able to seek reimbursement. There have been, and New GranCare expects that under the current and future presidential administrations there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for long-term health care services. New GranCare cannot predict at this time whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on New GranCare. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to individual, state-administered Medicaid programs, which generally provide lower reimbursement rates than does the Medicare program. In addition, there can be no assurance that the facilities to be operated by New GranCare and the services and supplies to be provided by New GranCare will meet or continue to meet the requirements for participation in such programs.

  Federal law requires state Medicaid programs to reimburse nursing facilities for the costs that are incurred by efficiently and economically operated providers in order to meet quality and safety standards. Nursing facilities may seek to enforce this requirement in the state or federal courts. Nevertheless, there can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities or that litigation to prevent such reductions will be successful. As a result, there can be no assurance that states in which New GranCare will operate will continue to meet their Medicaid obligations on a timely basis. Any failure by such states to meet their Medicaid obligations on a timely basis could have a material adverse effect on New GranCare.

  In addition, several states are considering various health care reforms, including reforms through Medicaid managed care demonstration projects. Several states in which the Company operates and in which New GranCare will operate have applied for, or received, approval from the U.S. Department of Health and Human Services for waivers from certain Medicaid requirements which are generally required for managed care projects. Although these demonstration projects generally exempt institutional care, including long-term care facilities, no assurance can be given that these waiver projects ultimately will not change the reimbursement system for long-term care from fee-for-service to managed care negotiated or capitated rates. It is not possible to predict which reforms of the health care system will be adopted and the effect, if any, the reforms will have on New GranCare's business.

RISKS RELATED TO GROWTH STRATEGY.

  New GranCare's growth strategy is to acquire long-term health care facilities and related businesses in its existing markets and in other targeted geographic areas in which regulatory and reimbursement policies are favorable and where opportunities exist to improve operational efficiencies. Due to possible rapid growth through acquisitions, New GranCare may be subject to the uncertainties and risks associated with any expanding business such as the continuing need of capital to fund acquisitions, the need to successfully integrate the operations of acquired businesses in order to realize economies of scale, the need to obtain synergies from the disparate operations and the need to hire and incentivize competent, growth-oriented management. New GranCare's expected growth may place significant demands on New GranCare's financial resources and management. Most facilities to be operated by New GranCare were acquired in groups, some of which have not met their expected strategic or performance objectives.

GOVERNMENT REGULATION.

  The federal government and all states in which New GranCare will operate regulate various aspects of the Skilled Nursing Business to be operated by New GranCare. In particular, the operation of long-term care facilities and the provision of specialty medical services are subject to federal, state and local laws relating to the adequacy of medical care, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental and other laws. The facilities to be operated by New GranCare are subject to periodic inspection by governmental and other regulatory authorities to assure continued compliance with various standards and to provide for their continued licensing under state law and certification under the

Medicare and Medicaid programs. In the past, from time to time such facilities have received statements of deficiencies from regulatory agencies. Should New GranCare receive such statements of deficiency in the future, New GranCare expects to implement plans of correction with respect to any such statement to address any alleged deficiencies. While New GranCare will endeavor to comply with federal, state and local regulatory requirements for the maintenance and operation of its facilities, there can be no assurance that all facilities will always be operated in full compliance. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect New GranCare's operations.

  New GranCare will also be subject to federal and state laws that govern financial and other arrangements between health care providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patients and Program Protection Act of 1987. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. Additionally, federal enactments that expand the list of health care services subject to existing federal referral prohibitions became effective on January 1, 1995. See "Business--Regulation."

GEOGRAPHIC PAYOR CONCENTRATION.

  A significant portion of New GranCare's total operating revenues are expected to be derived from operations in California, Michigan and Wisconsin and, in particular, from the California, Michigan and Wisconsin Medicaid programs. Additionally, a significant portion of New GranCare's total revenues will be attributable to New GranCare's operations in Indiana and Illinois. The table below presents historical total operating revenues derived from the Company's business in California, Illinois, Indiana, Michigan and Wisconsin as a percentage of net patient revenues for the nine-month period ended September 30, 1996.

                                                              PRIVATE PAY
                                            MEDICAID MEDICARE  AND OTHER  TOTAL
                                            -------- -------- ----------- -----
      California...........................   6.9%     12.1%      5.6%    24.6%
      Illinois.............................   2.8%      1.5%      1.7%     6.0%
      Indiana..............................   4.6%      3.3%      1.8%     9.7%
      Michigan.............................   3.8%      6.9%      2.3%    13.0%
      Wisconsin............................   5.9%      4.1%      2.5%    12.5%

  Although New GranCare expects that geographic concentration will provide operational advantages and efficiencies, the business prospects of New GranCare will be significantly affected by general economic factors affecting the California, Illinois, Indiana, Michigan and Wisconsin health care industries and by the laws and regulatory environment in these states, including Medicaid reimbursement rates. Medicaid reimbursement programs are administered at the state level but subject to requirements imposed by the federal government. Medicare is a federal program and reimbursement by private pay and other payors is subject to market and/or negotiated rates.

COMPETITION.

  The long-term care industry is highly competitive. New GranCare will compete with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. New GranCare will also compete with other providers in the acquisition and development of additional facilities. New GranCare's long-term care competitors will include national, regional and local operators of long-term care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, and similar institutions, many of which have significantly greater financial and other resources than New GranCare. In addition, New GranCare will compete with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to New GranCare. There can be no assurance that New GranCare will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

ABSENCE OF PRIOR TRADING MARKET.

  There is no existing trading market for the New GranCare Common Stock to be received by the Company's shareholders in the Distribution and there can be no assurance as to the establishment of an active trading market. New GranCare expects to list its common stock on the NYSE. New GranCare's management expects that approximately 23,401,992 shares of New GranCare Common Stock will be outstanding after the Distribution. New GranCare Common Stock may experience volatility following the Distribution until trading values become established. As a result, it could be difficult to make purchases or sales of New GranCare Common Stock in the market at any particular time. There can be no assurance either as to the price at which New GranCare Common Stock will trade following the consummation of the Distribution and the Merger or whether such price will be significantly below the book value per share of New GranCare Common Stock.

CERTAIN INDEMNIFICATION OBLIGATIONS.

  Pursuant to the Distribution Agreement and Tax Allocation Agreement, New GranCare has agreed to indemnify Vitalink with respect to certain losses, damages, claims and liabilities which may arise from the consummation of the transactions described herein, the conduct of the Skilled Nursing Business prior to the Distribution Date and certain tax liabilities. Pursuant to the Tax Allocation Agreement, New GranCare has agreed, upon the occurrence of certain circumstances (all of which are under New GranCare's control), to indemnify Vitalink from any losses in the event the proposed transactions are not accorded tax-free treatment. See "The Distribution--Terms of the Tax Allocation Agreement."

CERTAIN LEASE TERMS.

  Eighteen of the facilities which New GranCare expects to operate in Indiana and West Virginia are currently leased from an outside group of affiliated entities. These leases are scheduled to expire in 1999, but negotiations are currently under way with the lessors to extend the lease term for all 18 facilities. Unless concluded prior to the Distribution, New GranCare intends to continue these negotiations. The leases for 14 of these facilities grant the lessors the right, upon termination thereof, to purchase certain operating assets which will be owned by New GranCare, at a price equal to the book value of such assets. New GranCare does not anticipate that the lessors will exercise this purchase right because Medicaid reimbursement available to those facilities would be markedly reduced in the event of any such purchase. Although New GranCare believes that the current leases will be extended or new leases for such properties will be negotiated, in either case, upon acceptable terms, there can be no assurance that either the Company or New GranCare will be able to do so or that the lessors will not exercise their purchase rights.

RELATIONSHIP WITH VITALINK.

  Following the Distribution and Merger, New GranCare will be prohibited from competing with Vitalink in the institutional pharmacy business for a period of three years. See "The Distribution--Terms of the Non-competition Agreement." In the past, a significant portion of the Company's net income has been derived from the Institutional Pharmacy Business. In 1995, the Company derived approximately 51% of its net income from the Institutional Pharmacy Business. The Non-competition Agreement will therefore restrict New GranCare's ability to pursue a line of business that has historically contributed a significant portion of the Company's net income.

  Upon completion of the Merger, Vitalink will succeed to all of the Company's existing pharmaceutical supply agreements with substantially all of the Company's facilities, which facilities will be operated by New GranCare after the Merger. These agreements are for five year terms. However, New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations of New GranCare to HRPT is in effect, New

GranCare will not terminate any of such pharmaceutical supply agreements. Accordingly, it is anticipated that such pharmaceutical supply agreements may extend through December 31, 2010, the date when all present New GranCare obligations to HRPT will be satisfied, subject to certain conditions. Gene E. Burleson, Chairman of New GranCare, will become Chief Executive Officer of Vitalink upon consummation of the Merger. Mr. Burleson and three other directors of New GranCare will become directors of Vitalink upon the consummation of the Merger. See "The Distribution--Terms of the Pharmaceutical Supply Agreements" and "Management--Certain Relationships and Related Party Transactions."

                                   BUSINESS

GENERAL

  The Company is, and New GranCare expects to be, a leading provider of comprehensive post-acute health care services, primarily skilled nursing care, subacute and medically complex care, long-term acute hospital care, inpatient/outpatient therapy, hospital contract management, assisted living, hospice, home health care and adult day care. At present, New GranCare expects to provide these services through 140 long-term care facilities (136 skilled nursing facilities and four assisted living facilities), and twelve agencies currently operated by the Company's home health division (home health, hospice and private duty, each in the States of California, Indiana, Michigan and Wisconsin). The Company continues to evaluate certain long-term care facilities which are underperforming or do not fit within the Company's or New GranCare's long-term strategic plans. All or a portion of these facilities may be divested in the future. In addition, New GranCare will, through the contract management business to be assumed by it, manage approximately 145 medical programs in acute care hospitals. In selected markets, the Company has sought and New GranCare will continue to seek to operate these businesses as an interrelated network of services to provide a continuum of cost-effective, post-acute care. New GranCare's vision is to become the preeminent health care provider in select markets by offering a full continuum of care to address the needs of patients from the time of their discharge from acute care hospitals until their recovery.

  New GranCare's anticipated focus on the post-acute level of health care, like the approach historically taken by the Company, will respond to general demographic trends and health care cost containment initiatives of third-party payors. As the number of people over the age of 65 continues to grow significantly faster than the overall population, and advances in medicine and technology continue to increase life expectancies, New GranCare anticipates that the need for long-term care facilities and related services will continue to increase. Additionally, the growing emphasis on cost containment measures in the health care industry has caused third-party payors to seek lower cost alternatives to hospital-based care. The subacute care and other post-acute services to be provided by New GranCare respond to cost containment initiatives of third-party payors by providing a lower cost alternative for patients who continue to require a high level of medical and nursing care, but whose medical condition permits discharge from the traditional acute care hospital setting. Based on the Company's experience, New GranCare believes the long-term care facilities that it plans to operate will have lower capital and operating costs than acute care hospitals. New GranCare believes that it will be able to offer complex subacute medical services to these patients generally at a lower cost than acute care hospitals.

  New GranCare's strategy will be to: (i) develop "cluster markets," comprised of a significant concentration of skilled nursing and subacute beds and/or the provision of diverse subacute services in selected markets, (ii) provide a continuum of post-acute care comprised of medical and rehabilitative treatments in a variety of alternative sites, (iii) establish collaborative relationships with acute care hospitals and physicians in order to increase referrals and provide a basis for the provision of higher margin services,
(iv) continue to shift to a higher acuity and higher quality mix patient population, (v) grow through new construction of assisted living and skilled nursing facilities in select clusters, and (vi) continue to grow through selective acquisitions and (vii) expand specialty medical services, including rehabilitation, respiratory, psychiatric, home health, hospice and adult day care. Of particular importance to New GranCare's future growth will be (i) New GranCare's ability to improve margins at existing facilities through portfolio management, accelerated reserve enhancement through aggressive expansion of the range of specialty medical services and programs offered by New GranCare and the rollout of new systems and best operating practices, (ii) selective acquisitions in targeted cluster markets and (iii) the de novo construction of assisted living and skilled nursing facilities and acute care programs in targeted cluster markets.

LONG-TERM CARE INDUSTRY

  The demand for long-term health care is increasing because acute care hospitals are driven by third-party payor cost containment initiatives to discharge patients at earlier stages of recovery and because an increasing number of patients have ailments that require extended recovery periods. This is due not only to general demographic trends in the United States but also to advances in medical technology. New technologies are increasing the life expectancy of a growing number of patients who require a high degree of care traditionally not available outside of acute care hospitals. As life expectancies increase, the likelihood of contracting diseases or ailments involving a protracted period of medical care and recovery increases. As a result, individuals over the age of 65, particularly those over 85, are the primary recipients of long-term post-acute care. Although demand is increasing, industry data indicate that the total supply of licensed skilled nursing beds available in the United States, currently approximately 1.7 million, is growing substantially slower than the overall population. Also, the addition of new beds in long-term care facilities is presently restricted by regulation in many states, most of which require entities that desire to enter the local long-term care market to apply for and obtain Certificates of Need ("CON") or other approvals. The application and approval process for a CON generally involves approval by a state regulatory agency of the construction, acquisition or closure of a long-term care facility, the addition or reduction of beds at a facility, or the addition of services provided by a facility. The significant construction costs and start-up expenses in some markets may further limit the number of new beds. Market share data reflect that the industry is fragmented, with the 30 largest operators accounting for approximately 25% of the total beds available.

  According to the U.S. Bureau of the Census, approximately 1.4% of the people 65-74 years of age received care in long-term care facilities in 1990; this percentage increased to 6% for people 75-84 years of age and to 25% for those 85 years of age and over. In addition, according to the U.S. Bureau of the Census, the number of individuals over age 75 was approximately 11 million (4.62% of the total population in the U.S.), in 1993. Additional increases are expected in this segment of the population by the year 2000. Although there is limited growth projected for the population of individuals over 65 years of age between 1990 and 2000, a significant increase in the proportion of people over age 85 is anticipated. The segment of the population over 85 years of age, which comprises the largest percentage of residents at long-term care facilities (53%), is the fastest-growing segment of the population, projected to increase by more than 26%, from approximately 3.4 million, or 1.3% of the total population in the U.S., in 1993, to more than 4.3 million, or 1.6% of the total population, in the year 2000. By 2050, it is anticipated that the nursing home population of those 85 years of age and older will be triple its 1990 level.

  These demographic changes, coupled with increasing cost containment initiatives by governmental and managed care payors have changed medical practices, resulting in an increasing proportion of complex medical care being delivered outside the acute care hospital setting. The health care industry has responded by developing a range of post-acute care services, including skilled nursing care and home health therapy to provide care following a patient's hospital-based acute care treatment. The complex medical care and intensive nursing care provided to patients with higher acuity disorders are categorized as subacute care. This level of care is appropriately delivered in a skilled nursing environment where New GranCare believes clinical outcomes compare favorably to those achieved in acute care settings and where the cost structure is significantly lower. New GranCare believes that subacute care provided in a skilled nursing facility is often less expensive than hospital-based care. Skilled nursing facilities are significantly less capital intensive and do not require the specialized equipment used in acute care hospitals. Labor costs are also lower than hospitals', which typically have a higher physician to nursing staff ratio and significantly more administrative personnel, including nursing staff not fully dedicated to providing care. As a result of the ability of subacute care providers to achieve successful outcomes at a significantly lower cost than acute care hospitals are generally able to provide, hospital discharge planners, physicians and managed care and insurance company case managers are referring an increasing number of patients to long-term care facilities.

BUSINESS STRATEGY

  New GranCare's principal objective will be to continue developing a continuum of post-acute health care services in order to address market demands created by ongoing changes in the health care delivery system, changes in patient demographics, and pressures to contain the cost of delivering care. In order to take advantage of the growth of the post-acute health care market, New GranCare's strategy is to:

  . Develop Cluster Markets. The Company has sought and New GranCare will continue to seek to establish a significant presence in regional markets by establishing clusters of skilled nursing facilities and related specialty medical businesses that together form a continuum of care. Each cluster will be developed where relationships with key acute care hospitals and physicians provide a strong referral base and where other favorable market characteristics exist. New GranCare will evaluate the needs within each cluster and address these demands by developing specialized programs in facilities most capable of serving a particular market need. New GranCare believes, and the Company's experience indicates, that local expertise coupled with a critical mass of facilities will allow New GranCare to negotiate more effectively with large contract payors (including managed care organizations), achieve operating efficiencies, and gain access to critical referral sources. Once a cluster market is developed with one or more services, additional services can be introduced to further expand the continuum of care. New GranCare intends to expand the eight cluster markets developed by the Company located in Arizona, Colorado, Northern and Southern California, Illinois, Wisconsin, Michigan, and South Carolina. New GranCare will also operate concentrations of facilities in Indiana, Iowa and Mississippi that will form the base for the expansion of services in these areas.

  . Provide a Continuum of Care. New GranCare's services will focus on the needs of patients with medically complex conditions who do not require acute care hospitalization. To serve these patients' needs fully, New GranCare will aim to offer a full continuum of care whereby New GranCare will provide medical and rehabilitative treatments in a variety of alternative sites. These settings include skilled nursing and assisted living facilities, subacute care and other specialty care units operated in conjunction with acute care hospitals and home health. As patients progress through stages of recovery, they may be served by different elements of the continuum. Medical services provided include physical, occupational, speech, respiratory and psychological therapies; pharmaceutical treatments; and laboratory and radiology services. The primary benefit of offering a full continuum of care is to provide patients and payor sources with the most appropriate level of care in the most cost-effective setting.

  . Establish Collaborative Relationships. The Company has placed and New GranCare will continue to place strategic emphasis on establishing referral relationships with acute care hospitals and physicians. Based on the Company's experience, New GranCare expects that a substantial portion of its patients will be admitted upon discharge from acute care hospitals. As part of its effort to strengthen the relationships established with acute care hospitals by the Company, New GranCare expects to continue a variety of collaborative programs originally established by the Company. The most extensive of these programs are contract management relationships whereby New GranCare will operate a subacute medical unit in under-utilized space within an acute care hospital. In this manner, New GranCare expects to work with, rather than compete with, key referral sources. As such, New GranCare expects that this contract business will strengthen its relationship with a given hospital, while allowing the hospital or its physicians to place a patient in a lower cost environment and expanding New GranCare's revenue base. The acquisition of Cornerstone Health Management Company ("Cornerstone"), significantly increased the Company's presence in this area and is expected to benefit New GranCare through the acquisition of over 100 contracts to manage subacute, geriatric, psychiatric and primary care programs for acute care hospitals in 17 states. Cornerstone is a company that specializes in implementing and managing subacute and other specialized medical programs.

  . Improve Payor Mix. By expanding its subacute and home health care services, New GranCare intends to shift its payor mix away from state-reimbursed Medicaid programs toward a higher quality mix consisting of Medicare, managed care and private-pay business. Generally, the profitability of caring for private-pay and Medicare patients is higher than that of Medicaid. Historically, the Company has been successful in increasing the quality of its payor mix (Medicare, private, and other pay) as a percent of total revenues from 48% in 1994 to 55% in 1995. New GranCare believes that opportunities still exist to continue to improve the quality of the Company's current payor mix.

  . Grow through New Construction. In 1995 the Company expanded its capital improvements program to include the development of newly constructed facilities. With over $82.6 million in capital improvements since 1991, the Company gained significant experience in facility development. In

     September 1996 the Company opened SouthPointe HealthCare Center, its first newly constructed facility in Milwaukee, Wisconsin. Several other projects are under various stages of review. The Company and New GranCare believe that an aggressive program to build new skilled nursing and assisted living facilities as well as new programs such as long term acute care wings in its existing facilities in selective cluster markets will have a significant positive impact on New GranCare's operations. New skilled nursing and assisted living facilities generally experience a higher occupancy rate than older facilities and receive a greater percentage of revenue from private pay sources. Additionally, the Company and New GranCare believe that having a significant number of new skilled nursing and assisted living facilities has the intangible benefit of bettering the overall reputation of a company.

  . Grow through Acquisitions. New GranCare intends to pursue a strategy of growth through selected acquisitions in order to accelerate the achievement of its objectives. During 1995, the Company completed two significant transactions--the acquisition of Cornerstone and the merger with Evergreen Healthcare, Inc. ("Evergreen"). New GranCare intends to continue pursuing acquisitions in order to further develop its continuum of care in existing markets and expand into new markets where demographics, economic conditions, and regulatory and reimbursement policies are considered favorable.

  . Expand Specialty Medical Services. New GranCare intends to continue to increase the specialty medical services currently provided by the Company so as to further expand the continuum of care. The existing specialty medical services currently provided by the Company include providing home health care, laboratory, radiology, subacute care, pharmacy and other specialized services. The Company is, and New GranCare will continue, expanding subacute services by developing innovative programs with managed care providers, acute care hospitals and physician groups, which may include sharing the costs and benefits of providing subacute services. New GranCare believes that providing a higher level of care through the expansion of its specialty medical services should improve New GranCare's payor mix, expand its customer base and generate increased operating margins for its skilled nursing divisions. While the Merger will have the effect of lowering New GranCare's percentage of revenue derived from specialty medical services from the level achieved by the Company in the past, New GranCare believes that significant opportunities will exist to expand the percentage of its revenue derived from specialty medical services other than pharmacy. See "The Distribution--Terms of Non-competition Agreement."

 Skilled Nursing Services and Subacute Care

  As of November 30, 1996, the Company operates 140 long-term care facilities, including 136 skilled nursing and four assisted living facilities, with 17,597 licensed beds in 15 states, all of which are currently operated by the Company. The Company continues to evaluate certain long-term care facilities which are underperforming or do not fit within the Company's or New GranCare's long-term strategic plans. All or a portion of these facilities may be divested in the future. All of the long-term care facilities to be operated by New GranCare are certified as "skilled nursing facilities" by appropriate regulatory agencies, other than the four assisted living facilities, which are located in states that do not require such certification. The facilities to be operated by New GranCare focus on the care of medically dependent patients with multiple medical or behavioral problems requiring continuing special care and treatment. Skilled nursing care is rendered in such facilities 24 hours a day by registered, licensed practical or vocational nurses and nurses' aides administering prescribed medical services. Patients in the facilities to be operated by New GranCare also receive assistance in matters such as bathing, dressing, medication and diet. All patients in such facilities receive routine care which includes basic nursing care, room and board, housekeeping and laundry services and dispensing of medication. These basic services are a platform for the delivery of more intensive medical rehabilitative and subacute care. New GranCare expects to provide physical, occupational, speech, respiratory and psychological therapy services in each of its long-term care facilities, a majority of which will be outsourced. The Company currently provides the aforementioned services on a similar basis. The four assisted living facilities to be operated by New GranCare provide furnished rooms and suites designed for individuals who are either able to live independently within a sheltered community or who require minimal nursing attention. The ADL services (assistance with activities of daily life) currently provided by the Company in the assisted living facilities include protective oversight, food, shelter, bathing, dressing, eating, transportation, toiletry and related services that enhance the quality of a resident's life. New GranCare intends to continue providing these services.

  The Company has implemented and New GranCare will continue certain specialty medical programs in all of its skilled nursing facilities certified to provide care to Medicare patients (including more extensive subacute programs) in order to provide additional services and accelerate growth and profitability. New GranCare also expects to operate 34 specialized units with 710 beds located in certain long-term care facilities, currently being operated by the Company, which provide higher acuity, subacute and other care to medically complex patients. These units presently include transitional rehabilitation programs and specialized units for cancer, HIV and wound care patients, as well as Alzheimer's care, subacute rehabilitation and hospice care. These specialized units will compete with acute care and rehabilitation hospitals which New GranCare believes typically charge rates that are often twice the rates historically charged by the Company for comparable services. New GranCare intends to expand its capabilities in this area through collaborative efforts with acute care specialists. After giving effect to the Distribution and Merger, it is anticipated that New GranCare's skilled nursing facilities, on a pro forma basis, accounted for 86.7% of its net revenues for the 6 months ended June 30, 1996.

 Contract Management

  Through the acquisition of Cornerstone by the Company in April 1995, New GranCare will benefit from a contract management business that specializes in the implementation and management of geriatric specialty programs for acute care hospitals. The Company's contract management business which will be assumed by New GranCare includes approximately 145 programs in acute care hospitals located in 20 states (with an additional approximately 10 contracts pending) as of November 30, 1996. Programs managed on behalf of acute care hospitals include subacute skilled nursing, geriatric mental health, specialty acute hospitals and geriatric primary care networks and other ancillary programs. Cornerstone is generally responsible for managing the clinical and operational aspects, including quality control, of the programs it administers. Cornerstone receives a monthly management fee, typically based on the number of beds it manages under a contract. Program design and implementation is handled by a team of clinical, financial and reimbursement experts employed by Cornerstone. Following implementation, Cornerstone provides a program administrator who is supported by a centralized staff of experts, who are employed by Cornerstone, with care being provided primarily by employees of the hospital. The number of experts provided by Cornerstone depends on the type of program being administered, with routine subacute skilled nursing generally requiring only a Cornerstone program administrator who oversees the hospitals' employees, and geriatric mental health generally requiring a Cornerstone program administrator as well as up to seven Cornerstone experts who administer care.

 Other Services

  The home health care operation to be assumed by New GranCare was established by the Company in 1992 to provide skilled nursing services, rehabilitation therapy and home health aides. This operation is comprised of home health care agencies located in California, Indiana, Michigan and Wisconsin encompassing twelve agencies (home health, hospice and private duty in each of the aforementioned states). Services include intermittent visits, hourly care, infusion therapy and a specialty program for terminally ill patients. New GranCare believes that following the Distribution and Merger, it will be well positioned to expand these existing home health services as well as adult day care operations in current and additional markets. The Company acquired one home health care agency and one hospice in Michigan and one home health agency in Indiana during 1996 and New GranCare intends to evaluate opportunities in other states where it will have operations.

  The Company is developing and New GranCare intends to continue developing a variety of laboratory services at several facilities, including pathology and gastrointestinal analysis. New GranCare will operate a wholly-owned subsidiary that will provide such services in South Carolina. It will also have an equity ownership interest in an X-ray provider which serves certain of the facilities to be operated by it in Michigan. Further, New GranCare will provide a variety of therapy services to patients at its facilities and to outpatients at certain of its facilities. These services (which are currently being provided by the Company) include physical, occupational, speech, respiratory and psychological therapies.

MARKETING AND DEVELOPMENT OF PAYOR SOURCES

  New GranCare's marketing strategy is to establish and maintain cooperative relationships and networks with physicians, acute care hospitals and other health care providers, with an emphasis on specialists who treat ailments involving long-term care and rehabilitation. These referral networks will form a strong basis for increasing occupancy levels at skilled nursing facilities to be operated by New GranCare for improving the payor mix of such facilities. New GranCare intends to continue the incentive program created by the Company which motivates facility administrators to spend time in the community developing relationships in order to increase awareness of facilities and services to be offered by New GranCare. New GranCare will employ promotional literature focusing on its philosophy of care, service capabilities, quality of employees and family assistance programs to support local marketing efforts.

  Most of the facilities to be operated by New GranCare are currently operated as part of a marketing cluster by the Company. The marketing program of each cluster will be tailored to the health care needs, referral sources and demographic and economic characteristics of the local market in which the cluster is located. Each facility administrator will be expected to contribute to the development of a detailed strategic plan and specific operating goals for each cluster. Local managers of Cornerstone and home health operations to be operated by New GranCare also will be expected to participate in the strategic planning and marketing process to coordinate New GranCare's efforts across the continuum of post-acute care. Moreover, each of the regional service centers will be expected to coordinate the activities of the clusters within the region, as well as manage key relationships with managed care providers and promote New GranCare's expertise in rehabilitation and subacute services. New GranCare's therapy providers will also be expected to promote the capabilities of its facilities within their local market area, in addition to promoting their individual therapy services.

  New GranCare also plans to take advantage of other opportunities for increased profitability, including joint ventures with health care providers such as health maintenance organizations ("HMOs"). The Company is establishing relationships with managed care providers which it believes will increase its subacute care business, which are anticipated to benefit New GranCare. The cluster market approach is expected to give New GranCare the enhanced ability to serve large providers of managed care within its targeted markets. Typically, patients referred by managed care providers (including HMOs and preferred provider organizations) generate significantly higher revenues per patient day. New GranCare's ability to provide subacute and specialty medical services at a lower cost than acute care hospitals will be a competitive advantage in becoming the provider of choice for these managed care providers. Following the Distribution and Merger, New GranCare expects to derive an increasing proportion of its business from managed care and similar sources.

COMPETITION

  New GranCare will be one of the largest publicly traded nursing home companies in the country in terms of the number of beds owned, managed or leased. The long-term care facilities to be operated by New GranCare compete in fifteen states on a local and regional basis with other long-term health care providers. Some competing operators have greater financial resources than New GranCare will have following the Distribution and Merger and some are non-profit or charitable organizations. The management of New GranCare, based on its experience with the Company, expects that significant competitive factors will include the quality and spectrum of care and services provided, the reputation of the medical personnel employed, the physical appearance of the facilities and, in the case of private-pay patients, the level of charges for services. The management of New GranCare also believes that New GranCare's facilities will compete on a local and regional basis, rather than on a national basis. As a result, New GranCare will seek to meet competition in each locality or region, as the case may be, by improving the quality and type of services provided in and the appearance of its facilities, by establishing a reputation within the local medical communities for providing quality care, and by responding appropriately to regional variations in demographics and preferences. Each facility to be operated by New GranCare will have a Medical Director who will assess patient needs, coordinate care plans, and, as a member of the local medical community will be familiar with local health care concerns. Historically, regulations such as building code requirements and CON requirements have often deterred the construction of long-term care facilities. Recently, one state in which the Company operates, Indiana, has eased its CON requirements to allow construction based on a standard other than "need," which may result in increased competition in the long-term care market. There is no price competition with respect to Medicare and Medicaid patients since revenues for services administered to such patients are based on strictly controlled fixed rates and cost reimbursement principles.

  Cornerstone is one of the nation's premier contract providers of specialty healthcare services for the elderly. This division, which will be operated by New GranCare, will manage approximately 145 programs (with approximately 10 additional contracts pending) with acute care hospitals in 20 states. Cornerstone develops, manages and operates specialty geriatric programs which include subacute skilled care, mental health, senior health centers, rural health clinics and ancillary services. In addition, Cornerstone operates four long-term acute care hospitals through lease or management arrangements. Cornerstone is generally recognized as the only "full service" geriatric provider within the industry. Although the Company and New GranCare are not aware of any companies that compete with Cornerstone on a national basis or which offer the same array of services provided by Cornerstone, other contract management companies may compete with Cornerstone in some markets along discrete product lines.

  Home health currently has a market presence and operations in four states. The competition among home health organizations is intense and is based on quality and breadth of service and price. Competitors vary from large national chains to regional and local agencies as well as hospital-based organizations. New program development in infusion therapy with Vitalink and adult day care will offer integrated services not currently being provided by New GranCare's competitors in these states.

REGULATION

  Licensing. All of the long-term care facilities and home health agencies to be operated by New GranCare are required to be licensed on an annual basis by state health care agencies and are subject to extensive federal, state, and local regulatory and inspection requirements. License and certification standards vary from jurisdiction to jurisdiction and undergo periodic revision. These requirements relate to, among other things, the quality of the professional care provided, the qualification of administrative personnel and professional or licensed staff, the adequacy of the facility and its equipment, and continuing compliance with laws and regulations relating to the operation of the facilities. The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect expansion of New GranCare's business and could prevent the location involved from offering services to patients. The Company believes it is currently in substantial compliance with licensing requirements; however, there can be no assurance that New GranCare will be able to maintain such licenses for its facilities or that New GranCare will not be required to expend significant funds in order to meet such requirements.

  Medicare and Medicaid. New GranCare expects to derive a significant portion of its revenues from federal and state reimbursement programs. Substantially all of the skilled nursing facilities and home health agencies to be operated by New GranCare are certified to receive benefits under Medicare and under joint federal and state funded programs administered by the various states to provide health care assistance to low income individuals, generally known as "Medicaid." These programs are highly regulated and subject to periodic change.

  Medicare utilizes a cost-based reimbursement system for nursing facilities and home health agencies which, subject to limits fixed for the particular geographic area, reimburse nursing facilities and home health agencies for reasonable direct and indirect allowable costs incurred in providing "routine services" (as defined by the program) as well as capital costs and ancillary costs. The Company is filing Routine Cost Limit Exception appeals for the facilities which exceed the limits and fit the criteria as exception candidates. New GranCare may benefit from exceptions to the routine cost limits. Allowed costs include nursing, administrative and general, dietary, housekeeping, laundry, social services, activities, central supply, maintenance and plant operations as well as ancillary and capital costs.

  For federal fiscal years 1994 and 1995, the Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") froze the routine cost limits for nursing facilities and the per visit limits on reasonable costs imposed on home health agencies. In addition, OBRA '93 imposed new restrictions on the amount of relief which can be realized through the Routine Cost Limit Exception appeal process. For fiscal 1996, the 1993 imposed freeze on routine cost limits was lifted. In addition, the inflation indexes were adjusted which lowered the routine cost limits for 1996 and prior years.

  Medicaid programs currently exist in all of the states in which the Company has and New GranCare will have health care facilities. While these programs differ in certain respects from state to state, they are all subject to requirements imposed by the federal government, which provides approximately 50% of the funds available under these programs. California provides reimbursement for skilled nursing services at a flat daily rate, as determined by the responsible state agency. In all other states in which New GranCare expects to operate, payments are based upon specific cost reimbursement formulas established by that state, which formulas are generally based on historical costs with adjustments for inflation.

  For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 the Company derived approximately 24.7%, 30.2% and 38.6%, respectively, of its net patient revenues from Medicare and approximately 51.6%, 44.7% and 38.6% of its net patient revenues from Medicaid, and New GranCare expects to derive a significant portion of its revenue from such federal and state reimbursement programs. Both governmental and private-payor sources have instituted cost containment measures designed to limit payments made to long-term health care providers, and there can be no assurance that future measures will not adversely affect reimbursements to New GranCare. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which could materially decrease the service covered or the rates paid to New GranCare for its services. There has been, and New GranCare expects that under the current and future presidential administrations there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for long-term care services and other services to be provided by New GranCare. Proposals to reduce the growth in Medicare and Medicaid expenditures are under active consideration in the current session of Congress. New GranCare cannot predict at this time whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on New GranCare. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to the Medicaid programs, which generally provide lower reimbursement rates than the Medicare program. In addition, there can be no assurance that facilities to be operated by, and the services and supplies to be provided by, New GranCare will meet or continue to meet the requirements for participation in such programs.

  Although federal regulations do not recognize state budget deficiencies as a legitimate ground to curtail funding of their Medicaid cost reimbursement programs, states have nevertheless curtailed such funding in the past. No assurance can be given that states will not do so in the future or that the future funding of Medicaid programs will remain at levels comparable to present levels. Federal law currently recognizes that Medicaid and Medicare reimbursement rates for nursing facilities must be reasonable and adequate to meet the costs that must be incurred by efficiently operated facilities in order to provide care and services in conformity with applicable laws, regulations and quality and safety standards. However, legislative proposals in Congress which have been endorsed by the National Governors' Association would eliminate that protection. Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings and interpretations, determinations by reimbursement intermediaries, and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to long-term care facilities expected to be operated by New GranCare. In addition, there can be no assurance that facilities owned, leased or managed by New GranCare, now or in the future, will initially meet or continue to meet the requirements for participation in such programs.

  New GranCare believes that the facilities to be operated by it are in substantial compliance with the various Medicare and Medicaid regulatory requirements currently applicable to them, including the requirements of the Omnibus Budget Reconciliation Act of 1987 ("OBRA"). In the ordinary course of its business, however, the Company has received and New GranCare may receive notices of deficiencies for failure to comply with various regulatory requirements. New GranCare will review such notices and take appropriate corrective action. Historically, in most cases, the Company and the reviewing agency have been able to agree upon the steps to be taken to bring a facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take a number of actions against a facility. Effective October 1, 1990, OBRA increased the enforcement powers of state and federal certification agencies. Additional sanctions have been authorized to correct noncompliance with regulatory requirements, including fines, temporary suspension of admission of new patients to the facility, decertification from participation in the Medicare or Medicaid programs and, in extreme circumstances, revocation of a facility's license. In certain circumstances, conviction of abusive or fraudulent behavior with respect to one facility may subject other facilities under common control or ownership to disqualification from participation in Medicare and Medicaid programs. In the past, notices of deficiencies and citations have not had a material adverse effect on the Company.

  The Department of Health and Human Services ("DHS") has released new survey and certification regulations under OBRA, which went into effect July 1, 1995. These new regulations make significant changes in the process of surveying skilled nursing facilities under Medicare and Medicaid and for certifying these facilities to meet federal requirements for participation in the Medicare and Medicaid programs and impose a graduated system of penalties to match the severity of violations of laws passed by Congress and DHS which implement health, safety and quality standards for residents of long-term care facilities. These new regulations also set forth a number of alternative remedies, in addition to those set forth above, which may be imposed by surveying agencies on facilities that do not comply with the federal requirements (instead of, or in addition to, termination of such facilities' participation in Medicare and Medicaid) and specify remedies for state survey agencies that do not meet surveying requirements. These regulations have not had a material adverse effect on the Company's operations and New GranCare does not believe that they will have a material adverse effect on New GranCare's operations.

  Certificate of Need. Of the states in which New GranCare expects to operate skilled nursing facilities, Tennessee, Mississippi, West Virginia, Iowa, Ohio, Michigan, Wisconsin, South Carolina, and Georgia have a CON statute. In states that have such statutes, approval by the appropriate state health regulatory agencies must be obtained and a CON or similar authorization issued prior to certain changes in the management of a long-term care facility, the addition of new beds or services or the making of certain capital expenditures. To the extent CON approvals are required for expansion of New GranCare's operations, such expansion may be delayed or otherwise affected. Furthermore, certain states, including Mississippi, Ohio, West Virginia, and Wisconsin, have now or in the past imposed moratoriums on the development of new nursing facility beds. Some states require separate approval to obtain Medicare and Medicaid reimbursement for facility costs. Some states also require approval of capital expenditures under Section 1122 of the Social Security Act and provide Medicare and Medicaid reimbursements of capital costs (depreciation, interest and lease expense) for approved capital expenditures only.

  Referral Restrictions. New GranCare will also be subject to federal and state laws which govern financial and other arrangements between health care providers. These laws often prohibit certain direct and indirect payments or fee splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patients and Program Protection Act of 1987. These provisions prohibit, among other things, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, some states restrict certain business relationships between physicians and pharmacies, and many states prohibit business corporations from providing, or holding themselves out as a provider of, Medicaid care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs as well as civil and criminal penalties. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. Additionally, OBRA '93 contains provisions that expand the list of health care services subject to existing federal referral prohibitions. This expanded referral ban became effective on January 1, 1995.

  OBRA '93 also contains referral restrictions related to physician ownership interests, and restricts referrals by a physician to an entity with which he has a "compensation arrangement," which is broadly defined to include any arrangement involving "remuneration." However, there are a number of exceptions for certain type of compensation arrangements, including exceptions for personal service arrangements, space and equipment leases, employment relationships, certain prepaid health plans, isolated transactions and certain other payment arrangements that are consistent with the fair market value, so long as these arrangements meet certain specific criteria. With respect to physician ownership interests, an exception exists for ownership of investment securities that may be purchased on terms generally available to the public and that are listed on a national exchange (including the NYSE) or any regional exchange, provided that the corporation issuing such investment securities has at the end of its most recent fiscal year, or on average for its previous three fiscal years, shareholders' equity exceeding $75.0 million. New GranCare anticipates that the New GranCare Common Stock will be traded on the NYSE and that its shareholders' equity will exceed the minimum shareholders' equity. Although it is possible that certain arrangements between New GranCare and physicians will be affected by these referral restrictions, New GranCare does not believe that the restrictions will have a material adverse effect on revenues.

  The Medicare program reimburses skilled nursing facility services, pharmacy services and home health services based on reasonable costs of care, subject to certain limitations. In determining allowable costs, the Medicare program will not recognize as allowable the charge made for services provided to the skilled nursing facility or home health agency by an entity that is related through substantial ownership or substantial control, unless it qualifies for an exception. Instead, Medicare will recognize as allowable only the supplier's cost of (rather than its charge for) supplying the service.

  Contract Management Regulation. Contract managers of geriatric mental health centers, subacute care units, specialty acute hospitals and senior health centers are not typically subject to direct regulation, although New GranCare may be held responsible for violation of certain federal and state laws, such as the referral restrictions described above. Further, the facilities to be managed by New GranCare are subject to regulation. Management contracts with these facilities may hold New GranCare accountable in certain instances to a facility which is cited for non-compliance with regulatory requirements. Further, there can be no assurance that the facilities to be managed by New GranCare will not be subject to statutory or regulatory changes which might adversely impact these facilities and, indirectly, New GranCare's contract management business.

  Home Health Regulation. Home health agencies must be certified by HCFA to receive reimbursement for services and supplies from Medicare and Medicaid. As a condition of participation in the Medicare and Medicaid home health care program, HCFA requires compliance with certain standards with respect to personnel, services and supervision; the preparation of annual budgets, cost reports, and quarterly cost and visit analyses; and the establishment of a professional advisory group that includes at least one practicing physician, one registered nurse and other representatives from related disciplines or consumer groups. Home health agencies are surveyed for compliance with these requirements at least once every 15 months. Failure to comply may result in termination of the agency's Medicare and Medicaid provider agreements. In 1989, Congress directed the Department of Health and Human Services ("DHS") to develop and implement a range of intermediate, or alternative, sanctions for home health agencies. DHS published proposed rules to implement this authority in 1991; however, these rules have not been finalized and thus have not taken effect. The proposed sanctions would include civil monetary penalties, temporary management, suspension of payment for new admissions, and other sanctions.

  Health Care Reform. While neither the present administration's health care reform proposals nor alternative health care reform proposals introduced by certain members of Congress were adopted in 1995, the Health Insurance Portability and Accountability Act of 1996 (the "Accountability Act") was passed by Congress and signed into law by President Clinton on August 21, 1996 and will generally take effect July 1, 1997. While the Accountability Act contains provisions regarding health insurance or health plans, such as portability and limitations on pre-existing condition exclusions, guaranteed availability and renewability, it also contains several anti-fraud measures that significantly change health care fraud and abuse provisions. Some of those provisions include (i) creation of an anti-fraud and abuse trust fund and coordination of fraud and abuse efforts by federal, state and local authorities, (ii) extension of the criminal anti-kickback statute to all federal health programs, (iii) expansion of and increase in the amount of civil monetary penalties and establishment of a knowledge standard for individuals or entities potentially subject to civil monetary penalties, and
(iv) revisions to current sanctions for fraud and abuse, including mandatory and permissive exclusion from participation in the Medicare or Medicaid programs. Additionally, the Accountability Act provides mechanisms for further guidance to health care providers on health care fraud and abuse issues in the form of additional safe harbors or modifications to existing safe harbors, fraud alerts and the issuance of advisory opinions by DHS. New GranCare does not believe that the Accountability Act will have a material adverse effect on New GranCare's operations.

  Health care reform remains an issue for health care providers. Many states are currently evaluating various proposals to restructure the health care delivery system within their jurisdictions. It is uncertain at this time what legislation on health care reform will ultimately be implemented or whether other changes in the administration or interpretation of governmental health care programs will occur. New GranCare anticipates that federal and state legislatures will continue to review and assess various health care reform proposals and alternative health care systems and payment methodologies. New GranCare is unable to predict the ultimate impact of any federal or state restructuring of the health care system, but such changes could have a material adverse impact on the operations, financial condition and prospects of New GranCare.

EMPLOYEE TRAINING AND DEVELOPMENT

  As a policy matter, New GranCare believes that nursing and professional staff retention and development will be a critical factor in the success of New GranCare. Accordingly, New GranCare's compensation program will provide ongoing performance evaluations and salary reviews. Additionally, New GranCare will provide financial incentives to its employees to encourage facility staff motivation and productivity and to reduce turnover rates. New GranCare believes that wage rates for professional nursing staff currently being used by the Company are commensurate with market rates. New GranCare also intends to provide employee benefit programs that New GranCare believes, as a package, will exceed industry standards. In the past, the Company has not experienced any significant difficulty in attracting or retaining qualified personnel, and New GranCare does not anticipate any difficulty in this regard in the future.

  In addition, New GranCare intends to continue the ongoing informal training and education programs currently provided by the Company for its nursing staff, both professional and non-professional, as well as its non-nursing staff, both professional and non-professional. With respect to education and training programs conducted by entities other than New GranCare, New GranCare expects to provide tuition reimbursement to all levels of staff to encourage continual learning in all aspects of facility operations.

  Examples of training, development and education programs offered by the Company, and which will be offered by New GranCare to its management employees include the following: (i) communication skills, (ii) supervisory skills,
(iii) conflict-resolution skills, (iv) diversity training, (v) performance management skills, and (vi) hiring skills.

  The Company has been offering certification programs to its nursing assistants for a considerable period of time. This three-week program, conducted on site at the Company's facilities consists of two weeks of classroom work and one week of clinical preparation. Upon completion, graduates are generally hired into one of the Company's facilities located near the facility where the certification course was offered. The program also will be continued by New GranCare.

EMPLOYEES

  As of September 30, 1996, the Company had approximately 16,000 full-time and part-time employees, with 300 full-time employees at its corporate and regional offices. Following the Distribution and Merger, New GranCare will have approximately 13,800 full-time and part-time employees, with 250 full-time employees at its corporate and regional offices. New GranCare estimates that approximately 20% of these employees will be physicians, nurses and professional staff. In addition, New GranCare will have collective bargaining agreements with unions representing employees at 21 facilities. Currently, the Company is negotiating two collective bargaining contracts involving facilities in two states. In October 1995, the Company reached a settlement with the Service Employees International Union ("SEIU"), the labor union representing the majority of the unionized employees that will be employed by New GranCare, pursuant to which the SEIU has agreed to refrain from organizing activities at certain of the facilities to be operated by New GranCare until January 1, 1997. New GranCare cannot predict the effect continued union representation or organizational activities will have on New GranCare's future activities. However, the Company has never experienced any material work stoppages and New GranCare believes that its relations with its employees and the SEIU will continue to be good.

INSURANCE

  The Company maintains, and New GranCare will continue to maintain, on behalf of itself and its subsidiaries, annual Blanket Property Damange/Business Interruption insurance in the amount of $750.0 million and annual General/Professional Liability insurance in the amount of $100.0 million, both of which policies are on an occurrence form. New GranCare will also require that physicians practicing at its long-term care facilities carry medical malpractice insurance to cover their individual practice. New GranCare expects to maintain a captive insurance company for the purposes of paying worker's compensation claims as well as reinsurance contracts to minimize its insurance exposure.

LEGAL PROCEEDINGS

  From time to time, the Company has been a party to various legal proceedings in the ordinary course of its business. In the opinion of New GranCare, except as described below, there are currently no proceedings which, individually or in the aggregate, after taking into account the insurance coverage maintained by the Company (and to be maintained by New GranCare) would have a material adverse effect on New GranCare's financial position or results of operations.

  On September 9, 1996, a shareholder of the Company filed a civil complaint in the Superior Court of the State of California, County of Los Angeles:
Howard Gunty Profit Sharing v. Gene E. Burleson, Charles M. Blalack, Antoinette Hubenette, Joel S. Kanter, Ronald G. Kenny, Robert L. Parker, William G. Petty, Jr., Edward V. Regan, Gary U. Rolle and GranCare, Inc., Case No. DC156996. This complaint alleges, generally, that the defendants have breached their fiduciary duties owed to the Company's shareholders by failing to take all reasonable steps necessary to ensure that the Company's shareholders receive maximum value for their shares of Company Common Stock in connection with the proposed Distribution and Merger. The complaint further alleges that the directors of the Company acted in concert as part of a scheme to deprive the plaintiffs unfairly of their investment in the Company and to unjustly enrich themselves. The plaintiffs are seeking (i) an injunction prohibiting the consummation of the proposed Distribution and Merger or
(ii) alternatively, if the proposed Distribution and Merger are consummated, to have such transactions rescinded and set aside and an order requiring the defendants to account to the plaintiff for all profits realized as a result of the proposed Distribution and Merger. In addition, the plaintiffs are seeking unspecified compensatory damages, costs and to have the complaint certified as a class action. The Company intends to vigorously defend this lawsuit.

  On December 19, 1996, a Conditional Agreement and Stipulation of Settlement (the "Settlement Agreement") was reached in the above referenced litigation. Completion of the settlement is subject to notice to the proposed class and a hearing, as outlined below, and final consideration by the court, among other conditions and considerations.

  Class counsel and counsel for the defendants intend to seek Final Approval (as defined in the Settlement Agreement) of the proposed settlement and dismissal of the claims that have been or could have been asserted in the litigation by plaintiff and the Settlement Class (as defined below).

  Plaintiff's counsel investigated the facts and circumstances underlying the issues raised in the Complaint and researched the law applicable thereto. The investigation by plaintiff's counsel has included a review and analysis of the Company's public disclosures, an analysis of its financial statements, a review of other non-public information and a review of the draft Proxy Statement/Prospectus submitted to the Securities and Exchange Commission in anticipation of the Distribution and Merger. Plaintiff's counsel submitted suggestions regarding the disclosure pertaining to the proposed Distribution and Merger which have been considered in the context of the overall disclosure contained in the Proxy Statement/Prospectus. As a result of comments received from plaintiff's counsel and the Securities and Exchange Commission, a number of disclosure enhancements have been made regarding the proposed Distribution and Merger and related transactions. The Company and the plaintiff believe that these disclosure enhancements will aid the shareholders in their understanding and consideration of the proposed Distribution and Merger and related transactions.

  The Defendants have vigorously denied all liability and allegations of wrongdoing, and the settlement is not to be construed for any purpose as an inference or admission of liability or wrongdoing by them. The plaintiffs and defendants have concluded that it is desirable to settle the action to avoid the further expense, burden and uncertainty of this litigation, and to put to rest all controversies which were or could have been asserted in connection with any of the matters set forth in the Complaint.

  In connection with the settlement the class shall be defined as set forth below (the "Settlement Class"):

    All persons and entities who owned at any time one or more shares of Company Common Stock, from and including September 2, 1996 through and including December 19, 1996, excluding the following: the defendants, members of the families of the defendants; any entity in which any defendant owns or holds a controlling interest; and the legal representatives, heirs, successors or assigns of any such excluded parties.

  The settlement also provides, in summary, that the plaintiff or his counsel may submit an application, subject to court review and approval, seeking an award of attorney's fees and expenses in an aggregate amount of no more than $350,000. Defendants will not oppose such application to the extent the application does not seek more than $350,000, and the Company will pay the amount the court awards up to $350,000, which is the maximum possible payment exposure of the Company under the Settlement Agreement.

  The effect of the proposed settlement will be to extinguish the claims contained in the action, along with granting of a general release from other claims, whether asserted or not, as allowed by law.

  Current shareholders of record will receive notice of a hearing to determine whether the proposed settlement of this action is fair, reasonable and adequate and should be approved by the court. As of this time, the hearing date has not been set.

  Under the proposed settlement agreement, class members will be given the opportunity to be excluded from the Settlement Class, subject to certain conditions. If the proposed Settlement Agreement is approved in final form by the court, it will be binding on all class members who have not previously been excluded from the Settlement Class.

                               THE DISTRIBUTION

  This section of the Prospectus describes certain aspects of the proposed Distribution. For information describing certain aspects of the Merger, see "Description of the Transactions" and "The Merger Agreement" in the Proxy Statement/Prospectus. The descriptions of the various agreements contained herein, including, without limitation, the Distribution Agreement, Employee Benefits Agreement, Non-competition Agreement, Shareholders Agreement and the Tax Allocation Agreement, do not purport to be complete and are qualified in their entirety by reference to forms of such agreements which are attached either as annexes to the Proxy Statement/Prospectus or filed as an exhibit to the Registration Statement of which this Prospectus is a part, which annexes and exhibits, as the case may be, are incorporated herein by reference. All Company shareholders are urged to read such agreements in their entirety.

REASONS FOR THE DISTRIBUTION

  Because the assets and liabilities relating to the Institutional Pharmacy Business conducted by the Company are the only assets that Vitalink is willing to acquire in the Merger, the Company determined to effect the Distribution. Both the Distribution and the Merger are intended to be tax-free to the Company's shareholders for federal income tax purposes, except to the extent that cash payments are received for fractional shares.

  For information concerning the background and reasons for the Distribution and the Merger, see "Description of the Transactions--GranCare's Reasons for the Merger; Recommendation of the Board of Directors of GranCare" and "-- Vitalink's Reasons for the Merger" in the Proxy Statement/Prospectus. As indicated therein, the Company believes that the Distribution and the Merger are fair to and in the best interests of the Company's shareholders for a number of reasons including that Company shareholders will be able to participate as equity owners in a significantly larger institutional pharmacy business, which the Company believes will generate financial and operational synergies and other financial benefits. At the same time, shareholders will continue to participate as equity owners in the Skilled Nursing Business to be conducted by New GranCare.

CONTRIBUTION OF SKILLED NURSING BUSINESS TO NEW GRANCARE

  Prior to the Distribution Record Date, the Company will engage in an internal reorganization pursuant to which all the assets and liabilities relating to the Skilled Nursing Business will be reorganized in various tax-free transactions such that upon completion of such reorganization, the Skilled Nursing Business will be conducted by New GranCare, a direct subsidiary of the Company, and various direct and indirect subsidiaries of New GranCare. At the same time, the assets and liabilities relating primarily to the Institutional Pharmacy Business will be reorganized so that upon completion of the internal reorganization the Institutional Pharmacy Business will be conducted by TeamCare, a direct subsidiary of the Company, and various direct and indirect subsidiaries of TeamCare. In connection with the consummation of the transactions contemplated by the Distribution Agreement and the Merger Agreement, the Company, New GranCare and Vitalink will enter into additional agreements and arrangements designed to further effect the separation of the Company's Skilled Nursing Business from its Institutional Pharmacy Business and to establish the parameters of certain intercompany relationships subsequent to the completion of the Merger. Among these agreements are (i) the Employee Benefits Agreement, (ii) the Tax Allocation Agreement, (iii) the Non-competition Agreement, (iv) the Shareholders Agreement (the "Shareholders Agreement") between Vitalink and Manor Care, (v) the Interim Services Agreement (the "Interim Services Agreement") between New GranCare and Vitalink, and (vi) the Voting Agreement (the "Voting Agreement") between Manor Care and the Company.

  As provided in the Distribution Agreement, prior to the consummation of the Distribution, the Company will take certain actions as the sole stockholder of New GranCare or will ratify actions taken by officers and directors of New GranCare in connection with establishing New GranCare as an independent company. These actions include (i) merging GCI Properties, Inc., a California corporation ("GCI") and wholly-owned subsidiary of the Company, with and into New GranCare, with New GranCare being the surviving entity (all of the assets pertaining to the Company's Skilled Nursing Business will then be contributed to New GranCare following such merger), (ii) adopting the Certificate of Incorporation and Bylaws of New GranCare in the form submitted herewith as Exhibits 3.1 and 3.2, respectively, to be in effect at the Time of Distribution (as defined in the Distribution Agreement), (iii) electing as directors of New GranCare the individuals named in this Prospectus and causing the appointment of officers of New GranCare to serve in such capacities following the Distribution and (iv) adopting various incentive compensation plans for the benefit of directors, officers and employees of New GranCare to be in effect following the Distribution. For information concerning a comparison of California and Delaware law and the Charter and Bylaws of New GranCare, see "Description of New GranCare Capital Stock--The Charter and Bylaws of the Company and New GranCare" and "Significant Differences Between the Corporation Laws of California and Delaware." For information concerning the individuals who may serve as directors and executive officers of New GranCare following the Distribution and certain compensatory arrangements for their benefit, including stock incentive plans, see "Management--Executive Officers and Directors--Compensation of Directors" and "--Compensation of Executive Officers."

  Pursuant to the Distribution Agreement, New GranCare will acquire the right to use the name "GranCare" in connection with continuing the conduct of the Skilled Nursing Business. It is anticipated that immediately following the Merger, New GranCare will change its name to "GranCare, Inc."

CONSUMMATION OF THE DISTRIBUTION; TREATMENT OF COMPANY STOCK OPTIONS

  The Distribution will be effected immediately prior to the Merger. Although the Distribution will not be effected unless the Merger is approved by the Company's shareholders and is about to occur, the Distribution is separate from the Merger and the New GranCare Common Stock to be received by holders of Company Common Stock in the Distribution does not constitute part of the Merger Consideration. While the Company does not believe that shareholder approval of the Distribution is required under California law, such approval is being sought pursuant to the requirements of the Merger Agreement and to ensure that the objectives of the Company's shareholders are consistent with the objectives sought to be accomplished by the Company's Board of Directors pursuant to the Distribution and the Merger. The Board of Directors of the Company has not yet established the Distribution Record Date. It is anticipated that the Distribution Date will be the date on which the Distribution occurs and will be immediately prior to the Effective Time of the Merger.

  On the Distribution Date, the Company's Board of Directors will cause the Company to pay a dividend to the Company's shareholders as of the Distribution Record Date, which dividend will be payable in shares of New GranCare Common Stock. Each shareholder of the Company as of the Distribution Record Date will receive one share of New GranCare Common Stock for each share of Company Common Stock held as of the Distribution Record Date. Immediately following the completion of the Distribution, New GranCare will be a publicly-owned corporation and it is contemplated that the shares of New GranCare Common Stock will be listed on the NYSE. See "--Listing of New GranCare Common Stock; Restrictions on Resale."

  Following the completion of the Distribution, the Company will merge with and into Vitalink with Vitalink being the surviving corporation in the Merger. Each shareholder of the Company will receive 0.478 of a share of Vitalink Common Stock in exchange for each share of Company Common Stock held by a shareholder of the Company as of the Effective Time of the Merger. As a result of the Merger, the Institutional Pharmacy Business will be conducted through various direct and indirect subsidiaries of Vitalink.

  As a consequence of the Distribution, each holder of Company Options will receive options to purchase such number of shares of New GranCare Common Stock as is equal to the number of shares of Company Common Stock subject to Company Options held by such holder as of the Distribution Record Date. The exercise price of a New GranCare Option will be equal to a percentage of the exercise price of the existing Company Option, while the current exercise price of existing Company Options will be correspondingly adjusted downward by the amount allocated as the exercise price of the New GranCare Option. The allocation of the exercise price between the existing Company Options and the New GranCare Options will be determined pursuant to a formula which is intended to apportion such exercise price in a manner that reflects the value received by the Company's shareholders in respect of the Institutional Pharmacy Business (in the case of the portion of the exercise price allocated to the existing Company Options) and the remaining portion of the exercise price is intended to reflect the implied value of the Company's Skilled Nursing Business (in the case of the portion of the exercise price allocated to the New GranCare Options). The option exercise price allocation formula is as follows: (i) multiply the Average Vitalink Stock Price (as defined below) by the Exchange Ratio and (ii) divide the product so obtained by the Average Company Stock Price (defined below) to obtain the "Company Option Allocation Percentage". The percentage of the exercise price of each existing Company Option that will be allocated to the New GranCare Option issued with respect to such Company Option (the "New GranCare Option Allocation Percentage") is equal to 1.00 minus the Company Option Allocation Percentage. For purposes of the foregoing exercise price allocation calculation, the "Average Vitalink Stock Price" and the "Average Company Stock Price" were determined to be $23.03 and $17.88, respectively, constituting the average closing price per share for Vitalink Common Stock and Company Common Stock for the 120 consecutive trading day period ending on August 29, 1996. As a result of the foregoing process, the Company Option Allocation Percentage will be approximately 61.568% of the exercise price of each existing Company Option and the New GranCare Option Allocation Percentage will be approximately 38.432% of the exercise price of each existing Company Option. As a result of the Merger, the exercise price of the Adjusted Company Options (as defined below) will be adjusted to give effect to the 0.478 Exchange Ratio.

  As a result of the foregoing, the exercise price of each existing Company Option will be adjusted by multiplying the exercise price by the Company Option Allocation Percentage (the "Adjusted Company Option"). As a consequence of the Merger, each holder of an Adjusted Company Option as of the Effective Time of the Merger will receive an option to purchase such number of shares of Vitalink Common Stock as is equal to the number of shares of Company Common Stock issuable upon exercise of the Adjusted Company Option multiplied by the
0.478 Exchange Ratio. The exercise price of each Adjusted Company Option will be further adjusted by dividing such exercise price by the 0.478 Exchange Ratio.

  The terms and conditions of the New GranCare Options and the Adjusted Company Options will be substantially the same as the terms of the Company Options prior to the Distribution. Options to purchase 2,355,250 shares of GranCare Common Stock were outstanding as of November 30, 1996 of which options to purchase 930,227 shares of GranCare Common Stock were unvested and not exercisable. However, all of such unvested Company Options contain change of control provisions that provide that such options will become fully vested and exercisable upon the occurrence of a change of control transaction such as the Merger. The option agreements also provide that such Company Options do not expire upon a termination of employment following a change of control. Thus, even if the holder of a Company Option does not become an employee of the Institutional Pharmacy Business following the Merger, such employee will continue to have the right to exercise Adjusted Company Options following the Merger until the expiration date of such option. Conversely, an employee of the Institutional Pharmacy Business who does not become an employee of the Skilled Nursing Business following the Merger will continue to have the right to exercise New GranCare Stock Options following the Merger until the expiration date of such options. The existing Company Options, which were granted at fair market value at the time of grant, have exercise prices ranging from $1.61 to $21.00 per share.

MANNER OF EFFECTING THE DISTRIBUTION

  It is expected that upon the formal declaration by the Company's Board of Directors of the Distribution that the Distribution will be made on the Distribution Date to shareholders of record of the Company Common Stock as of the Distribution Record Date. The Merger is expected to take place promptly following the satisfaction of certain conditions set forth in the Merger
Agreement and is expected to occur on January   , 1997. In order to receive
shares of Vitalink Common Stock pursuant to the Merger, holders of Company Common Stock must surrender the certificates representing such stock held by them. Following the Merger, all outstanding shares of Company Common Stock will represent the right to receive shares of Vitalink Common Stock, in accordance with the terms of the Merger Agreement. The Distribution will not take place unless all of the conditions to effecting the Merger (other than the completion of the Distribution) have been fulfilled, and there can be no assurance as to the timing or consummation of the Distribution. The Company's transfer agent, American Stock Transfer & Trust Company, will act as the Distribution Agent for the Distribution and will deliver certificates for New GranCare Common Stock as soon as practicable to holders of record of Company Common Stock as of the close of business on the Distribution Record Date on the basis of one share of New GranCare Common Stock for each share of Company Common Stock held on the Distribution Record Date. All shares of New GranCare Common Stock will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock." Following the completion of the Distribution New GranCare will operate as an independent public company.

  YOU WILL NOT BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF NEW GRANCARE COMMON STOCK RECEIVED IN THE DISTRIBUTION NOR WILL YOU NEED TO SURRENDER YOUR COMPANY COMMON STOCK CERTIFICATE IN ORDER TO RECEIVE SHARES OF NEW GRANCARE COMMON STOCK IN THE DISTRIBUTION. THE DISTRIBUTION AGENT WILL SEND YOU YOUR NEW GRANCARE STOCK CERTIFICATES FOLLOWING THE CONSUMMATION OF THE DISTRIBUTION.

LISTING OF NEW GRANCARE COMMON STOCK; RESTRICTIONS ON RESALE

  New GranCare will apply for listing the New GranCare Common Stock on the NYSE. The New GranCare Common Stock received pursuant to the Distribution will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares of New GranCare Common Stock received by any persons who may be deemed to be an "affiliate" of New GranCare within the meaning of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of New GranCare after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with New GranCare, and may include the directors and executive officers of New GranCare as well as any principal stockholders of New GranCare. Persons who are affiliates of New GranCare will be permitted to sell their New GranCare Common Stock received pursuant to the Distribution only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of such act. This Registration Statement will not cover resales of New GranCare Common Stock by affiliates of New GranCare. See "Shares Eligible for Future Sales."

INTERESTS OF CERTAIN PERSONS IN THE DISTRIBUTION AND MERGER

  Certain members of the Company's management and the Company's Board of Directors may be deemed to have interests in the Distribution and Merger in addition to their interests as Company shareholders generally, which may cause potential conflicts of interest. The Company's Board of Directors was aware of these factors and considered them, among other factors, in approving the Distribution Agreement and the transactions contemplated thereby. Among these factors are (i) the acceleration of the vesting of currently unvested Company Options as a result of the consummation of the Merger as described under "-- Consummation of the Distribution; Treatment of Company Stock Options," (ii) the treatment of Company Options in the Distribution and the Merger as described under "--Consummation of the Distribution; Treatment of Company Stock Options," (iii) the indemnification provisions of the Distribution Agreement as described under "--Terms of the Distribution Agreement" (iv) the payment by Vitalink of a portion of the premiums for directors' and officers' liability insurance for current Company directors and officers as described under "--Terms of the Distribution Agreement" and (v) cash payments as a result of the early termination of certain incentive compensation plans of the Company and employment agreements. See also, "Description of the Transactions--Interests of Certain Persons in the Transactions" in the Proxy Statement/Prospectus. It is expected that substantially all of the directors and executive officers of the Company will be directors and executive officers of New GranCare following the Distribution except for Gene E. Burleson, who will be Chief Executive Officer and a director of Vitalink as well as Chairman of the Board and a director of New GranCare, and Arlen B. Reynolds, who will be Executive Vice President of Vitalink. See "Management--Certain Relationships and Related Party Transactions" herein and "Description of the Transactions--Directors and Officers of Vitalink Following the Merger" in the Proxy Statement/ Prospectus.

  As of November 30, 1996, the 29 executive officers and directors of the Company (as a group) beneficially owned an aggregate of 2,118,460 shares of Company Common Stock (excluding shares subject to outstanding stock options). All such shares will be treated in the Merger and the Distribution in the same manner as shares of Company Common Stock held by other shareholders of the Company.

  As of November 30, 1996, the executive officers of the Company (as a group) also held options to purchase an aggregate of 1,622,871 shares of Company Common Stock pursuant to the Company's stock option plans, of which 759,900 are not currently exercisable. In addition, as of November 30, 1996, the non-employee directors of the Company (as a group) held options to purchase an aggregate of 251,740 shares of Company Common Stock. Upon the consummation of the Merger, all of the options held by such executive officers and non-employee directors will immediately become exercisable in full. The treatment of such options is described under "--Consummation of the Distribution; Treatment of Company Stock Options."

  The Company's executive officers participate in certain cash incentive plans initiated by the Company that provide for annual cash bonuses (the "Annual Incentive Plan") and long term cash bonuses (the "Shareholder Value Program") based upon the performance of the Company. Both the Annual Incentive Plan and Shareholder Value Program provide that the benefits under such plans vest upon a change in control. In addition, each of the Company's executive officer's employment agreements provides for the payment of benefits upon the occurrence of a change in control. The Merger constitutes a change in control under the Company's incentive plans as well as its employment agreements. The maximum amount of payments that the Company may be required to make pursuant to such incentive plans and employment agreements is approximately $11.5 million (assuming every executive officer elects to exercise the change in control provisions of his or her employment agreement). The Company's Board of Directors has determined that upon consummation of the Distribution and the Merger the Shareholder Value Program will be paid out at the "Superior" level. In addition, shares of restricted Company Common Stock held by non-officers of the Company which are unvested will vest as a consequence of the change of control event that will occur upon completion of the Merger. Such restricted stock has a value of approximately $2.5 million.

  The Company has determined that no benefits will be payable under the Annual Incentive Plan because costs associated with the Distribution and Merger will not allow the participants to attain the required performance goals. Under the Shareholder Value Program, however, as a result of the Merger, Messrs. Burleson, Athans, Benton, Schneider and Finney (the individuals named in the Summary Compensation Table on page 79) will receive cash payments of $852,000, $420,000, $420,000, $330,000 and $234,000, respectively, upon the vesting of benefits under this program. Other executive officers will receive in the aggregate $2.25 million under this program for an aggregate payout under the Shareholder Value Program of $4.5 million which is included in the $11.5 million referenced above.

  Messrs. Burleson and Athans have agreed to waive their change in control payments under their employment agreements in exchange for entering into new employment agreements with Vitalink and New GranCare, respectively. Mr. Finney has resigned from the Company effective January 1, 1997. Under the terms of Mr. Finney's resignation, he will receive a payment of $240,000 (one year's base salary) regardless of whether the Merger occurs. Assuming Messrs. Benton and Schneider were to elect not to be employed by New GranCare, they would receive $1,050,000 (three times base salary) and $825,000 (three times base salary), respectively, under the change in control provisions of their employment agreements.

  To the extent an executive officer of the Company is not employed by New GranCare or Vitalink following the consummation of the Distribution and Merger, such individual will be entitled to the change of control payments specified in such individual's employment agreement, which will be triggered by the Merger (six month's base salary for Vice Presidents, one year's base salary for Senior Vice Presidents and three year's base salary for Executive Vice Presidents). Any executive officer who is a party to an employment agreement will be required to waive his or her rights under such agreement as a condition to obtaining a replacement employment agreement with New GranCare following the Distribution. See "Management--Compensation of Executive Officers--Employment Agreements."

  Immediately following the consummation of the Merger, the Company's Chief Executive Officer, Gene E. Burleson, will become Vitalink's Chief Executive Officer and a member of Vitalink's Board of Directors. Mr. Burleson has an employment agreement with the Company that became effective January 1, 1994, which will be assumed by Vitalink. The employment agreement will be extended for a five year term commencing at the Effective Time and provide for annual adjustments in base salary as determined by a management compensation committee. Mr. Burleson's base salary has been established at $430,000 for 1996. The agreement also provides for severance compensation upon termination of employment by Vitalink for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of three years' base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of five year's base salary and accelerated vesting of all options held by Mr. Burleson.

TREATMENT OF CERTAIN INDEBTEDNESS

  9 3/8% Notes--As of November 30, 1996, there was $100 million aggregate principal amount of 9 3/8% Notes outstanding. The 9 3/8% Notes bear interest at the rate of 9 3/8% per annum, mature on September 15, 2005 and are not redeemable prior to September 15, 2000. The 9 3/8% Notes are senior subordinated obligations of the Company ranking subordinate in right of payment to all senior indebtedness of the Company (including indebtedness outstanding under the Existing Credit Facility (defined below)) and senior in right of payment to all subordinated indebtedness (including the Convertible Debentures). The Indenture dated as of September 15, 1995, between the Company and Marine Midland Bank pertaining to the Notes (the "Note Indenture") contains certain restrictive covenants including: (i) a limitation on additional indebtedness; (ii) a limitation on other senior subordinated debt;
(iii) a limitation on liens; (iv) a limitation on the issuance of preferred stock by the Company's subsidiaries; (v) a limitation on transactions with affiliates; (vi) a limitation on restricted payments, (vii) a restriction on the application of proceeds from certain asset sales; (viii) a limitation on restrictions on subsidiary dividends; (ix) a restriction on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person; (x) a limitation on investments and loans and
(xi) a limitation on lines of business. As certain of these covenants may be breached by the Distribution, and in order to ensure greater operating flexibility for Vitalink following the Merger, it is a condition to the Merger that the tender offer be consummated and the Consent (defined below) be obtained.

  Tender offer materials describing the Company's tender offer for all of the outstanding 9 3/8% Notes at a price of $1,090 per $1,000 principal amount of the 9 3/8% Notes have been mailed previously to holders thereof. The materials include a description of the consent (the "Consent"), which holders of the 9 3/8% Notes are required to sign as a condition to tendering their 9 3/8% Notes, which provides for an amendment (the "Proposed Amendment") to the Note Indenture which would delete the covenants described in the preceding paragraph (other than those described in clauses (iii) and (vii)). The Proposed Amendment requires the consent of holders of a majority in aggregate principal amount of the 9 3/8% Notes then outstanding. Holders of approximately $43.4 million aggregate principal amount of 9 3/8% Notes have agreed to tender their 9 3/8% Notes and consent to the Proposed Amendment, and PaineWebber (as Dealer Manager for the Tender Offer) has advised the Company that holders of an additional approximately $17 million aggregate principal amount of 9 3/8% Notes have indicated their intention to tender their 9 3/8% Notes and consent to the Proposed Amendment, representing in the aggregate approximately 60.4% of the outstanding aggregate principal amount of 9 3/8% Notes, which would be sufficient for the approval of the Proposed Amendment. The Proposed Amendment will become effective immediately prior to the consummation of the Distribution and Merger. There can be no assurance that the holders of the 9 3/8% Notes will tender all of the outstanding 9 3/8% Notes.

  Vitalink will refinance the indebtedness represented by the 9 3/8% Notes tendered in the tender offer through borrowings under a credit facility available to Vitalink. In connection with the assumption by Vitalink of any untendered 9 3/8% Notes, New GranCare has agreed to pay Vitalink a fee with respect to such 9 3/8% Notes representing the present value (discounted back to the effective time of the Merger from the date the 9 3/8% Notes first become redeemable) of the estimated interest rate differential between the 9 3/8% Notes and the borrowing cost that would be incurred by Vitalink in connection with the issuance of similar securities. In addition, any premium paid in connection with the tender offer of the 9 3/8% Notes (and all related expenses) will be a Shared Transaction Expense.

  Convertible Debentures. The Distribution Agreement and the Merger Agreement also require that the Company take commercially reasonable efforts to call for redemption prior to the Distribution Date all of the

Company's outstanding 6 1/2% Convertible Subordinated Debentures due 2003 (the "Convertible Debentures"). Under the Merger Agreement, the failure of the Company to comply with requirement set forth in the previous sentence may give rise to a right of Vitalink to terminate the Merger Agreement. At present, the Company does not foresee any difficulty in completing the redemption of the Convertible Debentures. The Convertible Debentures are issued pursuant to the terms of an Indenture dated January 29, 1993 between the Company and First Union National Bank (the "Debenture Indenture") and are presently redeemable at a redemption price of 104.55% of the principal amount of the Convertible Debentures plus accrued and unpaid interest to the date of redemption. There are currently $60.0 million in aggregate principal amounts of Convertible Debentures outstanding resulting in an aggregate redemption premium of approximately $2.73 million which will also be a Shared Transaction Expense (such premium shall be reduced by $390,000 in the event the redemption occurs after January 15, 1997). See "--Expenses."

  Existing Credit Facility. The Company currently has in place a revolving credit facility which permits borrowings of up to $150.0 million (the "Existing Credit Facility"). The Existing Credit Facility was established pursuant to a Credit Agreement dated as of March 31, 1995 (as heretofore amended, the "Existing Credit Agreement"), by and among the Company, as borrower, First Union National Bank of North Carolina, as Agent (in such capacity, the "Existing Agent") and letter of credit bank, and the financial institutions signatory thereto as lenders. As of September 30, 1996, approximately $88.9 million was outstanding under the Existing Credit Facility. The Existing Credit Facility includes a $45.0 million subfacility for working capital loans. Incorporated as part of the working capital line is a $10.0 million subline for standby letters of credit and a $5.0 million swingline from the Existing Agent.

  The Existing Credit Agreement provides that all outstanding principal under the Existing Credit Facility on June 30, 1998 (the "Term Conversion Date") will be converted to term loans which mature four years after the Term Conversion Date. Such term loans are to be amortized in sixteen equal quarterly installments prior to maturity.

  The obligations of the Company under the Existing Credit Facility are guaranteed by the Company's direct and indirect subsidiaries other than GCI Indemnity, Inc. (the "Existing Subsidiary Guaranty Obligations") and are secured by a pledge of all of the capital stock of the Company's direct subsidiaries and a security interest in all or substantially all of the otherwise unencumbered assets of the Company. The Existing Subsidiary Guaranty Obligations are secured by a pledge of all of the capital stock of the Company's indirect subsidiaries (other than GCI Indemnity, Inc.) and a security interest in all or substantially all of the otherwise unencumbered assets of such indirect subsidiaries.

  Loans outstanding from time to time under the Existing Credit Facility bear interest at either the Base Rate or at the Eurodollar Rate (defined below) (at the Company's option), in each case plus the applicable margin. The Base Rate is defined as the higher of (i) the prime rate announced from time to time by First Union National Bank of North Carolina or (ii) the effective Federal Funds Rate, plus 0.50% per annum (the "Base Rate"). The Existing Credit Agreement defines the Eurodollar Rate as the average London Interbank Offered Rate ("Libor") of one, two, three or six-month Eurodollar deposits (the "Eurodollar Rate"). Interest is payable in arrears.

  The Existing Credit Facility contains representations and warranties, affirmative covenants, reporting covenants, negative covenants and events of default customary for similar financing transactions. Covenants include (but are not limited to) certain restrictions on acquisitions, capital expenditures, debt incurrence, contingent obligations, liens, investments, consolidations, mergers and asset sales, payment of dividends, the purchase or redemption of capital stock, and the purchase, payment or other retirement of subordinated debt. In addition, the Company is required to comply with certain financial covenants governing, among other things, the ratio of debt to equity and earnings to interest expense that must be maintained by the Company.

  New Credit Facility. In order to effect the Distribution, the Company will be required to replace its Existing Credit Facility and currently has a commitment letter from First Union National Bank of North Carolina, as Administrative Agent ("First Union"), and The Chase Manhattan Bank, as Syndication Agent ("Chase"), and First Union Capital Markets Corp. and Chase Securities Inc., as Arrangers, whereby each of such banks has agreed to provide to the Company for the benefit of New GranCare a replacement credit facility (the "New

Credit Facility") in the aggregate amount of $300.0 million (with First Union and Chase each committing $150.0 million). The New Credit Facility will consist of two components: a $200.0 million five-year revolving credit facility (which includes a $40.0 million sub-limit for the issuance of standby letters of credit) and a $100.0 million five-year term loan. Borrowings for working capital and general corporate purposes may not exceed $75.0 million. The first $25.0 million of exposure for letters of credit issued under the letter of credit sub-facility will correspondingly reduce availability under the working capital sub-facility. It is anticipated that the initial use of the New Credit Facility will be to redeem the Convertible Debentures, to repay outstanding balances under the Existing Credit Facility and to pay for expenses related to the Transactions.

  The obligations of New GranCare under the New Credit Facility will be guaranteed by New GranCare's present and future direct and indirect subsidiaries other than GCI Indemnity, Inc. (the "New Subsidiary Guaranty Obligations") and will be secured by a pledge of all of the capital stock of New GranCare's present and future direct subsidiaries, a security interest in all or substantially all of the otherwise unencumbered assets of New GranCare and a pledge of all intercompany notes held by New GranCare. The New Subsidiary Guaranty Obligations are to be secured by a pledge of all of the capital stock of the indirect subsidiaries of New GranCare (other than GCI Indemnity, Inc.), a security interest in all or substantially all of the otherwise unencumbered assets of such indirect subsidiaries and a pledge of all intercompany notes held by such subsidiaries.

  The revolving credit portion of the New Credit Facility will mature in five years. The term loan portion of the New Credit Facility will be amortized in ten quarterly installments of $7.0 million each commencing two years after the New Credit Facility closes, thereafter increasing to $10.0 million per quarter. All remaining principal and accrued and unpaid interest shall be due and payable in full on the last day of the calendar month during which the fifth anniversary of the closing date of the New Credit Facility occurs.

  Interest on outstanding borrowings shall accrue, at the option of New GranCare, at the Base Rate or at the Eurodollar Rate plus, in each case, an applicable margin. The Base Rate is defined as the higher of (i) First Union's prime rate or (ii) the effective Federal Funds Rate, plus 0.50% per annum. The Eurodollar Rate is defined as the published rate or the arithmetic mean of rates at which Eurodollar deposits are offered for periods of one, two, three or six-months. Interest is payable in arrears. The applicable margin varies in accordance with a pricing matrix based upon New GranCare's ratio of Consolidated Senior Debt to EBITDA and varies depending on the type of interest rate selected by New GranCare. For Base Rate loans, the applicable margin ranges from 0.000% (for a Consolidated Senior Debt to EBITDA ratio of less than 2.5) to 0.500% (for a Consolidated Senior Debt to EBITDA ratio of greater than 4.0). The applicable margin for Eurodollar loans ranges from 0.75% to 1.75% for the same Consolidated Senior Debt to EBITDA ratios set forth above. In order to qualify for the lowest applicable margin for Base Rate Loans or Eurodollar loans, New GranCare's Total Debt to EBITDA must also be less than 3.0. Initially, the applicable margins will be 0.25% for Base Rate loans and 1.50% for Eurodollar loans until New GranCare delivers its financial statements for the quarter ended December 31, 1996. Thereafter, the applicable margins will be adjusted in accordance with the pricing matrix referred to above, except that the applicable margin for Eurodollar loans cannot be adjusted to less than 1.25% until New GranCare delivers its financial statements for the quarter ended March 31, 1997.

  All of the net proceeds of (i) asset sales (subject to certain customary exceptions) (ii) issuances of subordinated debt and (iii) certain equity issuances must be applied to permanently reduce outstanding borrowings and commitments under the New Credit Facility. However, if at least $100.0 million of subordinated debt is issued, New GranCare will be permitted (though it will not be obligated) to apply up to $35.0 million of the proceeds of such issuance to the repurchase of New GranCare capital stock. The remaining balance of such proceeds are to be applied pro rata to reduce the outstanding balance on the term loan portion of the New Credit Facility, and thereafter to the outstanding balance on the revolving loan portion of the New Credit Facility. To the extent amounts prepaid on the revolving loan portion of the New Credit Facility are not re-employed to fund permitted acquisitions within six months, the revolving loan commitment will be permanently reduced.

  The New Credit Facility will contain representations and warranties, affirmative covenants, reporting covenants, negative covenants and events of default customary for similar financing transactions. Covenants will include (but not be limited to) certain restrictions on acquisitions, capital expenditures, debt incurrence, contingent obligations, liens, investments, consolidations, mergers and asset sales, payment of dividends, the purchase or redemption of capital stock, and the purchase, payment or other retirement of subordinated debt. In addition, New GranCare will be required to comply with certain financial covenants governing, among other things, the ratio of debt to equity, earnings to interest expense and rent expense, and debt to earnings which must be maintained by New GranCare, as well as maximum limits on rental expense.

  The funding of the New Credit Facility is subject, among other things, to the satisfactory completion of due diligence, obtaining all necessary consents and the execution of satisfactory loan documentation.

  HRPT Obligations. HRPT is the holder of a mortgage loan to AMS Properties, Inc., a wholly-owned Subsidiary of the Company, dated October 1, 1994, in the original principal amount of $11.5 million (the "HRPT Loan"). The HRPT Loan is secured, in part by mortgage and security agreements dated as of March 31, 1995 (collectively, the "Mortgages") in favor of HRPT and encumbering two nursing facilities in Wisconsin owned by AMS Properties, Inc. The HRPT Loan was incurred in connection with the acquisition and lease by AMS Properties, Inc. of several nursing facilities in Wisconsin, California, Colorado and Illinois pursuant to an Acquisition Agreement, Agreement to Lease and Mortgage Loan Agreement dated as of December 28, 1990 (as amended, the "HRPT Acquisition Agreement"). The remaining balance under the HRPT Loan is due December 31, 2010 and may be prepaid upon the payment of certain prepayment penalties, which penalties essentially provide that HRPT will receive the future value of the amounts owed. HRPT has also leased 7 nursing facilities located in Arizona, California and South Dakota to GCI Health Care Centers, Inc. ("GCIHCC") under a master lease agreement dated as of June 30, 1992 (the "GCIHCC Lease"). Pursuant to Section 9.15A of the Acquisition Agreement, HRPT the consent of HRPT is required in order to permit the Distribution, Merger and related transactions (the "HRPT Consent"). As a condition to granting the HRPT Consent and in consideration of HRPT releasing the Company and its subsidiaries (other than New GranCare and its subsidiaries), which will become subsidiaries of Vitalink following the Merger from all obligations to HRPT, Vitalink will (a) pay a consent fee to HRPT in the amount of $10.0 million (the "Consent Fee"), which will be reimbursed by New GranCare promptly following the consummation of the Distribution and Merger and (b) enter into a limited guaranty (not to exceed $15.0 million in the aggregate) which will guaranty payment by New GranCare, AMS Properties and GCIHCC under the Mortgages, the GCIHCC Lease, and the HRPT Loan (collectively, the "HRPT Obligations") for so long as such obligations remain outstanding or until the New GranCare Letter of Credit (as defined below) is drawn upon by Vitalink. New GranCare, AMS Properties, Inc. and GCIHCC will retain primary liability for the HRPT Obligations and will retain sole liability under the HRPT Acquisition Agreement. To support Vitalink's limited guaranty of the foregoing obligations, New GranCare will provide an irrevocable letter of credit in the amount of $15.0 million payable to Vitalink in the event Vitalink makes any payments under the limited guaranty (the "New GranCare Letter of Credit"). New GranCare has also agreed that for so long as Vitalink's limited guaranty is in effect, New GranCare will not terminate any of the Supply Agreements. As a result, it is anticipated that the pharmaceutical supply agreements may extend through December 31, 2010, the date when all present HRPT Obligations will be satisfied, unless the New GranCare Letter of Credit is drawn upon earlier by Vitalink or certain other conditions are satisfied. See "The Distribution-- Terms of the Pharmaceutical Supply Agreements."

EXPENSES

  New GranCare (on behalf of itself and the Company) and Vitalink will each be responsible for one-half of the total documented fees, expenses and other items of cost (other than legal fees) which are incurred by New GranCare, the Company and Vitalink in connection with the consummation of the various transactions contemplated by the Distribution Agreement, the Merger Agreement and the various other agreements contemplated thereby (the "Shared Transaction Expenses"). The Shared Transaction Expenses include various commitment and related fees incurred in connection with the New Credit Facility, the redemption premium that will be incurred in connection with the redemption of the Convertible Debentures and any premium that may be paid in connection with a tender offer of, or consent solicitation pertaining to, the 9 3/8% Notes, various consent fees incurred by New GranCare and the Company, financial advisory and investment banking fees, accounting fees, the cost of maintaining the Company's directors' and officers' liability insurance coverage for a three year period following the Effective Time of the Merger and miscellaneous fees and expenses such as printing fees and filing fees that will be payable to various federal and state regulatory authorities. The Company estimates that the fees and expenses constituting Shared Transaction Expenses will approximate $22.0 million. In addition to the Shared Transaction Expenses, the Company estimates that the Transactions will result in an additional $19.0 million of expenses which will be incurred by the Company.

CONDITIONS

  The Merger Agreement requires, as a condition to the consummation of the Merger, shareholder approval of the Distribution. The completion of the Distribution is also a condition to the consummation of the Merger and the Company does not presently intend to consummate the Distribution unless and until all of the conditions to the consummation of the Merger (other than the completion of the Distribution) have been satisfied. The consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement. See "The Merger Agreement--Conditions" in the Proxy Statement/Prospectus.

TERMS OF THE DISTRIBUTION AGREEMENT

  Simultaneously with the execution of the Merger Agreement between Vitalink and the Company, New GranCare and the Company executed the Distribution Agreement. Following the Merger of the Company into Vitalink, Vitalink will succeed to the Company's obligations arising pursuant to the Distribution Agreement by operation of law. The Distribution Agreement provides a general framework for allocating the Company's assets and liabilities pursuant to the Internal Restructuring Plan (attached as Exhibit A to the Distribution Agreement) to segregate the Skilled Nursing Business from the Institutional Pharmacy Business prior to the Distribution Date in preparation for the Distribution and Merger. The Distribution Agreement also sets forth the general terms on which the Company will conduct its business prior to the Distribution Date as well as the terms regarding certain relationships between Vitalink and New GranCare following the Distribution.

  The Distribution Agreement provides that the Distribution will be effected by distributing to each holder of Company Common Stock as of the close of business on the Distribution Date certificates representing one share of New GranCare Common Stock for each share of Company Common Stock held by such holder as of such time. See "--Manner of Effecting the Distribution."

  The Distribution Agreement provides that prior to the Distribution Date all intercompany accounts existing between the Company and any of its subsidiaries (other than the Pharmacy Subsidiaries), on the one hand, and the Pharmacy Subsidiaries, on the other hand, will be netted out, in each case in such manner and amount as may be agreed to in writing by duly authorized representatives of the Company, Vitalink and New GranCare. It is expected that a resulting net balance will be due from the Pharmacy Subsidiaries to the Company and certain of the Company's other subsidiaries. The amount of such net balance due shall be contributed by the Company or the appropriate subsidiaries of the Company to which such amount is owing, to the appropriate Pharmacy Subsidiaries as additional capital.

  The Distribution Agreement also provides for the payment by Vitalink of the costs of purchasing the 9 3/8% Notes tendered in the tender offer undertaken by the Company with respect to such notes and for the assumption by Vitalink (as part of the Merger) of the Company's outstanding indebtedness associated with the Institutional Pharmacy Business and the 9 3/8% Notes not tendered in the tender offer. See "-- Treatment of Certain Indebtedness." In connection therewith, the Company will make an offsetting payment to Vitalink. The offsetting payment will be determined pursuant to a formula under which the Company will make a payment to Vitalink in an amount based on the excess of
(i) the amount of indebtedness assumed or incurred by Vitalink by operation of law in the Merger (currently estimated to be $118.0 million including the Consent Fee) over (ii) the sum of $88.4 million plus the acquisition price of any institutional pharmacy business acquired by the Company subsequent to June 1, 1996 (currently estimated to be $7.9 million) plus certain cash and cash equivalents held by TeamCare. This payment will be further adjusted to ensure that each party shares equally the Shared Transaction Expenses. This formula is designed to ensure that Vitalink emerges from the Distribution and Merger with a predetermined amount of net debt (assumed or incurred indebtedness offset by cash, cash equivalents and new assets).

  The Distribution Agreement provides that from and after the Distribution Date, Vitalink will indemnify, defend and hold harmless New GranCare and its subsidiaries as well as the directors and officers of New GranCare and the various New GranCare subsidiaries (collectively, the "New GranCare Indemnitees") from and against all losses arising out of or relating to (i) the Institutional Pharmacy Liabilities (as defined in the Distribution Agreement), (ii) any breach, whether before or after the Distribution Date, by the Company or the Pharmacy Subsidiaries of any provision of the Distribution Agreement or any Ancillary Agreement (as defined in the Distribution Agreement) and (iii) the Proxy Statement/Prospectus to the extent that any such loss relates to or arises out of information contained in the Proxy Statement/Prospectus that specifically relates to Vitalink.

  Following the Distribution Date, New GranCare has agreed pursuant to the Distribution Agreement to indemnify, defend and hold harmless, the Company, each Pharmacy Subsidiary, and the directors and officers of the Company and the Pharmacy Subsidiaries from and against losses arising out of or resulting from (i) the Skilled Nursing Liabilities (as defined in the Distribution Agreement), (ii) the breach, whether before or after the Distribution Date, by New GranCare or any New GranCare subsidiary, of any provision of the Distribution Agreement or any Ancillary Agreement, (iii) any claims arising out of this Prospectus or the Registration Statement of which this Prospectus is a part, and (iv) the Proxy Statement/Prospectus to the extent that such loss relates to or arises out of information contained in the Proxy Statement/Prospectus that specifically relates to New GranCare or the Company. See "The Merger Agreement--Indemnification; Insurance" in the Proxy Statement/Prospectus for information regarding Vitalink's indemnification obligations arising pursuant to the Merger Agreement.

  For a period of three years following the Effective Time of the Merger, Vitalink will maintain in effect the Company's policies of directors' and officers' liability insurance with respect to claims arising from facts or events occurring prior to the Effective Time of the Merger. The cost of maintaining such coverage in effect is a Shared Transaction Expense. See "-- Expenses." Notwithstanding the foregoing, if during such three year "tail" period, premiums for such coverage increase by more than 150% of the annual premiums paid as of the date of the Merger Agreement, Vitalink is only required to obtain the maximum amount of directors' and officers' liability insurance coverage as can then be purchased for an annual premium equal to 150% of the annual premium being paid by the Company as of the date of the Merger Agreement.

  The Company will maintain in effect through the Distribution Date all insurance that was in force as of the date of execution of the Distribution Agreement. Following the Distribution Date, Vitalink shall be responsible for providing such insurance coverage as it may deem appropriate with respect to the assets and business of the Institutional Pharmacy Business. Similarly, New GranCare shall be responsible for maintaining such insurance coverage as it deems appropriate with respect to the assets and business of the Skilled Nursing Business. Following the Distribution Date, New GranCare shall retain the responsibility for administering any and all insurance claims asserted prior to the Distribution Date with respect to the Institutional Pharmacy Business or the Skilled Nursing Business. In such capacity, New GranCare shall also be responsible for any premiums, deductibles and retentions in respect of such insurance policies and the cost of any such claims shall be the sole responsibility and obligation of New GranCare. Any resulting actuarial gains or losses relating to pre-Distribution Date claims shall inure solely to New GranCare.

  Following the Distribution Date, Vitalink shall file with New GranCare all claims asserted subsequent to the Distribution Date that relate to occurrences prior to the Distribution Date arising out of or in connection with the Institutional Pharmacy Business and New GranCare shall be responsible for notifying the appropriate insurance carrier and providing Vitalink with copies of all correspondence relating to such notification. Thereafter, Vitalink shall be responsible for administering all such claims wherein New GranCare is not named as a co-defendant. To the extent that both New GranCare and Vitalink are co-defendants in any such claim, each party will be entitled to direct its own defense at its own cost. New GranCare shall be responsible for administering all insurance proceeds received pursuant to insurance coverage in effect prior to the Distribution Date and shall pay such proceeds, as appropriate, to Vitalink with respect to Institutional Pharmacy Liabilities and retain such proceeds that relate to Skilled Nursing Liabilities except with respect to proceeds received in respect of claims asserted prior to the Distribution Date, which shall be retained by New GranCare.

  Prior to the consummation of the Merger, the Distribution Agreement may only be amended with the consent of the Company, New GranCare and Vitalink.

TERMS OF EMPLOYEE BENEFITS AGREEMENT

  On the Distribution Date, the Company and New GranCare will execute and deliver the Employee Benefits Agreement pursuant to which the responsibility for the rights and claims of employees of the Skilled Nursing Business and the Institutional Pharmacy Business will be allocated. The Employee Benefits Agreement provides that New GranCare will assume all of the Company's tax qualified plans which include a 401(k) plan as well as the AMS Pension Plan (the termination of which was approved by the Board of Directors of the Company at the September 17, 1996 meeting of the Board of Directors). Following the Merger, the employees of the Institutional Pharmacy Business will be able to participate in a separate 401(k) plan sponsored by Vitalink into which New GranCare will transfer the assets relating to the accounts of such employees. New GranCare will also assume the Company's self-funded health and dental plans including all "run-out liability" attributable to the Company's participants who are employees of the Institutional Pharmacy Business. The Company will retain certain insured welfare plans relating specifically to employees of the Institutional Pharmacy Business.

  The Company will retain all existing non-qualified benefit plans and New GranCare will adopt new non-qualified plans and assume the liability for all employees of the Skilled Nursing Business who release the Company from liability under existing plans. The Company will cause the existing rabbi trust funding benefit entitlements under such plans to transfer to a new rabbi trust established by New GranCare a proportionate part of the assets in the existing trust to fund benefit entitlements of New GranCare employees. Rabbi trusts are irrevocable with respect to assets contributed to the trust, except in the case of bankruptcy, in which case assets contributed to the trust are subject to and become a part of the bankruptcy estate of the settlor. New GranCare will also adopt new flexible spending accounts as well as a replacement executive life insurance plan.

  The Company will amend its existing incentive equity plans to provide that the Distribution will not cause a termination of employment with respect to outstanding stock grants. New GranCare will adopt certain new incentive equity plans and will grant to each holder of a Company Option as of the Distribution Date an option to purchase an equivalent number of shares of New GranCare Common Stock. The exercise price of each Company Option will be allocated between the New GranCare Options and the Adjusted Company Options pursuant to the formula described above. As a consequence of the Merger, all outstanding Adjusted Company Options and the relevant exercise prices thereof will be converted at the Exchange Ratio such that following the Merger such options will be exercisable for shares of Vitalink Common Stock. See "--Consummation of the Distribution; Treatment of Company Stock Options."

  The annual performance goals under the Company's annual incentive bonus plan will be adjusted to reflect the Distribution and the annual incentive bonus plan will be amended to provide that the Distribution will not cause a termination of employment for purposes of such plan. Similarly, the Company's Shareholder Value Program (as defined hereafter) will be amended to provide that the Distribution will not be deemed to cause a termination of employment. However, the consummation of the Merger will constitute a change of control which will cause an acceleration of the payouts under such plans. See "Management--Long Term Incentive Plans; Awards in Last Fiscal Year."

  The Employee Benefits Agreement provides that New GranCare will offer employment agreements to each employee of the Company who is a party to an employment agreement as of the Distribution Date other than those specified employees who will become employees of Vitalink following the Merger. Any New GranCare employee executing a new employment agreement will simultaneously release the Company from any liability under such employee's prior agreement. Any employee that does not execute an appropriate release and asserts a claim for payment under his or her existing employment agreement will be paid such amounts as are required to be paid under such agreement and such agreement will not be replaced or superseded. It is anticipated that any employee of the Skilled Nursing Business who asserts a claim for payment under his or her existing employment agreement will not be offered employment with New GranCare following the completion of the Distribution and the Merger. See "Management-- Compensation of Executive Officers--Employment Agreements."

  New GranCare employees will be given full credit for service with the Company and its affiliates for purposes of determining benefit entitlements under benefit plans sponsored by New GranCare. Any benefit plans not specifically addressed in the Employee Benefits Agreement will be assumed by New GranCare.

TERMS OF THE NON-COMPETITION AGREEMENT

  In connection with the Distribution and the Merger, Manor Care, Vitalink and New GranCare will enter into a Non-competition Agreement whereby Manor Care and New GranCare will agree not to engage in the institutional pharmacy business within the United States during the three year term of such agreement except temporarily in connection with future acquisitions of skilled nursing businesses that have an established pharmacy operation imbedded in the acquired skilled nursing business. Similarly, Vitalink will agree not to engage in the skilled nursing business during the three year term of such agreement.

  In the event that Manor Care or New GranCare shall, during the term of the Non-competition Agreement, acquire a skilled nursing business that has as a component, a pharmacy operation, the acquiror must offer to sell such pharmacy operation to Vitalink at a purchase price not to exceed 120% of the product of
(i) EBITDA for such pharmacy component of the acquisition and (ii) a fraction, the numerator of which is the aggregate purchase price for the proposed acquisition and the denominator of which is the EBITDA for the proposed acquisition taken as a whole. If the parties do not agree on a purchase price for such pharmacy operations, then the acquiror (Manor Care or New GranCare, as appropriate) may complete the proposed acquisition but must use its commercially reasonable efforts to divest the pharmacy operations so acquired within one year. Any sale of such pharmacy operations to a third party must be at a purchase price that is equal to or greater than the formula purchase price referenced above. If the proposed sale to a third party is at a price less than the price derived pursuant to the formula purchase price discussed above then Vitalink shall have a right of first refusal at such lesser price.

  In the event Vitalink acquires a skilled nursing business in conjunction with the acquisition of a pharmacy business, Vitalink must use its commercially reasonable efforts to divest itself of such skilled nursing business within one year.

TERMS OF SHAREHOLDERS AGREEMENT

  As of the Effective Time of the Merger, Vitalink and Manor Care will execute the Shareholders Agreement which provides for continuity in the composition of the Vitalink Board of Directors during the three year term of such agreement. Manor Care is currently the beneficial owner of approximately 82.3% of the issued and outstanding Vitalink Common Stock. Following completion of the Merger, Manor Care will be the beneficial owner of approximately 45% of the issued and outstanding Vitalink Common Stock.

  During the term of the Shareholders Agreement, Manor Care will vote all shares of Vitalink Common Stock beneficially owned by Manor Care in favor of four nominees designated by the Company prior to the Merger (the "Company Nominees"). The Company has nominated Gene E. Burleson, Joel S. Kanter, Gary
U. Rolle and Robert L. Parker as the Company's Nominees. Following the Effective Time of the Merger, Manor Care will vote its Vitalink Common Stock in favor of any successor to any Company Nominee designated by a majority of the then remaining Company Nominees. Any vacancy on the Vitalink Board of Directors created by the departure of a Company Nominee will be filled by the nominee selected by a majority of the then remaining Company Nominees.

  Pursuant to the Shareholders Agreement, Manor Care has also agreed that it will not vote its shares of Vitalink Common Stock in favor of the removal of a Company Nominee unless requested to do so by a majority of the Company Nominees. Furthermore, during the term of such agreement, Manor Care will vote its shares of Vitalink Common Stock in favor of the removal of any director if such removal is for cause and is recommended by a majority of Vitalink's directors.

  The Shareholders Agreement also requires Manor Care to limit sales of its Vitalink Common Stock to (i) sales complying with the volume limitations set forth in Rule 144 under the Securities Act, (ii) sales pursuant to a registered secondary offering, (iii) private sales in an amount not in excess of 10% of the total number of shares of issued and outstanding Vitalink Common Stock and (iv) private sales in an amount in excess of 10% of the total number of shares of issued and outstanding Vitalink Common Stock if the purchaser thereof becomes a party to the Shareholders Agreement.

TERMS OF THE INTERIM SERVICES AGREEMENT

  Prior to the Distribution Date, New GranCare and the Company will execute the Interim Services Agreement which establishes a framework for New GranCare to provide to Vitalink, as the successor to the Company following the Effective Time of the Merger, certain services as may be requested by Vitalink to ensure an orderly transition. The contemplated services are generally expected to be those that were historically provided by the Company on a centralized basis to the Institutional Pharmacy Business such as cash management, compensation and benefits, management information systems and legal. The term of the agreement is for one year unless earlier terminated by mutual agreement. New GranCare shall be reimbursed for all direct and indirect costs and expenses incurred in connection with providing any services as well as the allocated portion of the base salaries of the New GranCare employees actually providing services.

TERMS OF THE PHARMACEUTICAL SUPPLY AGREEMENTS

  Substantially all of the New GranCare facilities existing prior to the Effective Time of the Merger have entered into Pharmaceutical Supply Agreements (the "Supply Agreements") with TeamCare. The terms of such agreements are for five years and are automatically extended for an additional year on each anniversary of the commencement date thereof unless written notice to the contrary is given not more than 120 days and not less than 90 days prior to any such anniversary. The supplies and services to be provided pursuant to such agreements include all pharmaceutical and related goods required by each New GranCare facility and the residents thereof. Pharmaceutical supplies include prescription and non-prescription medications. Related goods include all nutritional supplements, intravenous solutions and supplies, parenteral and enteral supplies and equipment, orthotic and prosthetic devices, ostomy supplies, urological supplies, wound care supplies and equipment, and personal care items. All goods and services are to be provided in accordance with all applicable requirements of federal, state and local laws and regulations.

  Depending upon the payor source, either TeamCare will bill the payor source directly or the skilled nursing facility will bill the payor source and then pay TeamCare. In the event that TeamCare does not service at least 90% of the residents of a skilled nursing facility during a given month, the skilled nursing facility will pay to TeamCare an additional $10 per month for each resident not serviced by TeamCare; provided, however, that if TeamCare has elected not to furnish pharmaceutical goods or related goods for any resident, such resident will be disregarded for purposes of this calculation.

  New GranCare cannot transfer ownership or control of a skilled nursing facility during the term of the Supply Agreement relating to such facility unless and until the proposed transferee (i) agrees to accept and comply with the Supply Agreement or (ii) an agreement is reached between TeamCare and New GranCare for the payment of damages by New GranCare to TeamCare to compensate TeamCare for losses over the remaining term of the subject Supply Agreement.

  In the event of a material breach by TeamCare of its obligations under the terms of the Supply Agreement, New GranCare must give TeamCare written notice detailing such breach and TeamCare will have 30 days in which to cure any such alleged breach. If TeamCare fails to cure the alleged breach within such time, New GranCare may obtain services from another pharmacy provider; provided, however, that TeamCare may, in its discretion, contest the allegation of breach via arbitration as specified within the Supply Agreement. In the event that it is determined that TeamCare has not committed a material breach of its duties under the Supply Agreement, New GranCare shall be liable to TeamCare for the net revenue lost by TeamCare as a result of New GranCare and/or New GranCare's residents having obtained goods and/or services from another pharmacy provider.

   Upon any subsequent acquisition by New GranCare of a skilled nursing business, New GranCare shall have no obligation to contract with Vitalink or TeamCare to provide pharmaceutical supplies and services at such facility and New GranCare will not be required to terminate any then existing agreements providing for the provision of pharmaceutical supplies and services to such facility by an alternative supplier. See "--Non-competition Agreement" for a description of New GranCare's obligations upon acquiring a skilled nursing business that includes a pharmacy operation. Notwithstanding the foregoing, it is New GranCare's intent to consolidate its requirements for pharmaceutical supplies and services with Vitalink or TeamCare for so long as Vitalink and TeamCare are viewed as superior providers based on prevailing industry standards including, without limitation, pricing, service and quality. In addition, New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations of the HRPT Obligations is in effect, New GranCare will not terminate any of the Supply Agreements. It is anticipated that the Supply Agreements may extend through December 31, 2010, the date when all present HRPT Obligations will be satisfied, unless the New GranCare Letter of Credit is drawn upon earlier by Vitalink or certain other conditions are satisfied. See "The Distribution--Treatment of Certain Indebtedness--HRPT Obligations."

TERMS OF THE VOTING AGREEMENT

  The Company and Manor Care have entered into a Voting Agreement dated as of September 3, 1996. The Voting Agreement requires Manor Care to vote its approximate 82.3% of the issued and outstanding Vitalink Common Stock in favor of the Merger.

TERMS OF THE TAX ALLOCATION AGREEMENT

  In connection with the Distribution, the Company, New GranCare and their respective subsidiaries will enter into the Tax Allocation Agreement, which sets forth each party's rights and obligations with respect to the allocation and payment of tax liabilities and entitlements to refunds, if any, for any federal, state, local or foreign taxes for periods before and after the Effective Time of the Merger. The Tax Allocation Agreement also provides for related matters such as the allocation of responsibility and the provision for cooperation in connection with the preparation and filing of any tax returns and the conduct of proceedings related to taxes and certain other matters.

  In general, the Tax Allocation Agreement provides for the allocation and payment (or reimbursement) with respect to the following: (a) any and all taxes resulting from the failure of the Distribution to qualify as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code, as well as any claims resulting therefrom, ("Restructuring Taxes"); (b) the loss resulting from the disallowance of a tax deduction for payments made to certain employees which are classified as "excess parachute payments" under the provisions of Section 280G of the Code ("Lost Parachute Payment Tax Benefits"); (c) the tax benefit resulting from the exercise of an Adjusted Company Option or a New GranCare Option, or the disqualifying disposition of the stock received upon such exercise by an employee ("Stock Option Tax Benefits"); and (d) all other taxes ("Other Taxes"). The Tax Allocation Agreement also assigns to the parties to the agreement responsibility for preparing tax returns (generally, with limited exception, New GranCare will be responsible for preparing all consolidated or combined tax returns which include the Company and/or any of its subsidiaries for any period which ends on or before the Distribution Date), and defines the parties' rights and responsibilities with respect to the carryback of losses after the Distribution Date to taxable periods ending on or before the Distribution Date (generally, New GranCare may carryback only those losses which it is required to carryback by law and may carry back certain capital losses to periods during which it was a member of a group of corporations that filed a consolidated or combined return that included the Company or any of its subsidiaries after the Distribution Date). The Tax Allocation Agreement also provides that to the extent one of the parties to the Tax Allocation Agreement is responsible (as set forth below) for any liability covered under such agreement, that party shall indemnify and hold the other parties to the Tax Allocation Agreement harmless from such liability.

  Under the Tax Allocation Agreement, Vitalink, as the successor to the Company following the Merger is responsible for (i) any and all liability which might arise for Restructuring Taxes if Vitalink or any of the Company's subsidiaries after the Distribution Date (the "Post Distribution Vitalink Group") undertakes or fails to undertake one or more specified acts (a "Vitalink Tainting Act"), provided that New GranCare or any of its subsidiaries after the Distribution (the "New GranCare Group") has not previously undertaken or failed to undertake one or more specified acts (a "New GranCare Tainting Act"), (ii) any and all liability which might arise for Restructuring Taxes if the Post Distribution Vitalink Group undertakes or fails to undertake an act (other than a Vitalink Tainting Act) which gives rise to such liability for Restructuring Taxes, provided that the New GranCare Group has neither committed a New GranCare Tainting Act nor taken an act or failed to take an act (other than a New GranCare Tainting Act) which gives rise to such liability for Restructuring Taxes, (iii) one- half ( 1/2) of any and all liability for Restructuring Taxes that arise due to a retroactive change in the law, provided that there is a complete absence of Vitalink Tainting Acts and New GranCare Tainting Acts, and a complete absence of any other acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes, (iv) one-half ( 1/2) of any and all liability for Restructuring Taxes, but not in excess of $10.0 million, if the liability for Restructuring Taxes is the result of either multiple acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes or there is a complete absence of any acts or failures to act (including Vitalink Tainting Acts and New GranCare Tainting Acts) and the liability for Restructuring Taxes is not the result of a retroactive change in the law, (v) paying to New GranCare the Lost Parachute Tax Benefits to the extent that such Lost Parachute Tax Benefits relate to payments made to Gene E. Burleson or Arlen Reynolds if such payments would have been deductible, but for the provisions of Code Section 280G, on or before the closing, (vi) paying to New GranCare the Stock Option Tax Benefits to the extent that such Stock Option Tax Benefits arise as a result of the exercise of a stock option with respect to New GranCare Stock by an employee of the Post Distribution Vitalink Group, or the disqualifying disposition by such employee of such stock, and (vii) any and all liability for Other Taxes of the Post Distribution Vitalink Group to the extent those Other Taxes are allocable to any period or portion thereof beginning after the Distribution Date.

  Under the Tax Allocation Agreement, New GranCare is responsible for (i) any and all liability which might arise for Restructuring Taxes if any member of the New GranCare Group commits a New GranCare Tainting Act, provided that the Post Distribution Vitalink Group has not previously committed a Vitalink Tainting Act, (ii) any and all liability which might arise for Restructuring Taxes if the New GranCare Group undertakes or fails to undertake an act (other than a New GranCare Tainting Act) which gives rise to such liability for Restructuring Taxes, provided that the Post Distribution Vitalink Group has neither committed a Vitalink Tainting Act nor taken an act or failed to take an act (other than a Vitalink Tainting Act) which gives rise to such liability for Restructuring Taxes, (iii) one-half ( 1/2) of any and all liability for Restructuring Taxes that arise due to a retroactive change in the law, provided that there is a complete absence of Vitalink Tainting Acts and New GranCare Tainting Acts, and a complete absence of any other acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes, (iv) one-half ( 1/2) of the first $20.0 million of any and all liability for Restructuring Taxes, plus all liability for such Restructuring Taxes that are in excess of $20.0 million, if the liability for Restructuring Taxes is the result of either multiple acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Vitalink Post Distribution Group and the New GranCare Group which give rise to such liability for Restructuring Taxes or there is a complete absence of any acts or failures to act (including Vitalink Tainting Acts and New GranCare Tainting Acts) and the liability for Restructuring Taxes is not the result of a retroactive change in the law,
(v) paying to Vitalink the Lost Parachute Tax Benefits to the extent that such Lost Parachute Tax Benefits relate to payments made to employees of the post Spin-Off post Distribution Vitalink or its subsidiaries, other than Gene E. Burleson or Arlen Reynolds, if such payments would have been deductible, but for the provisions of Code Section 280G, after the closing, (vi) paying to Vitalink the Stock Option Tax Benefits to the extent that such Stock Option Tax Benefits arise as a result of the exercise of a stock option with respect to the Vitalink Common Stock by an employee of the New GranCare Group, or the disqualifying disposition by such employee of such stock, (vii) any and all liability for Other Taxes of the Company or any of its subsidiaries (prior to the Distribution) to the extent those Other Taxes are allocable to any period or portion thereof ending on or before the Distribution Date, and (viii) any and all liability for Other Taxes of the New GranCare Group to the extent those Other Taxes are allocable to any period or portion thereof beginning after the Distribution Date.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material federal income tax consequences of the Distribution and the Merger to the holders of Company Common Stock. The federal income tax discussion set forth below is for general information only and may not apply to particular categories of holders of Company Common Stock who are subject to special treatment under the Code, including, without limitation, foreign holders and holders whose Company securities were acquired pursuant to the exercise of any employee stock option or otherwise as compensation. EACH HOLDER OF COMPANY COMMON STOCK IS URGED TO CONSULT HIS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE DISTRIBUTION, AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

CONSEQUENCES OF THE DISTRIBUTION

  GranCare has received an opinion from Powell, Goldstein, Frazer & Murphy ("Counsel"), to the effect that, based upon certain assumptions, and upon the representations of the management of GranCare and New GranCare, as to certain facts, for federal income tax purposes:

    1. The Distribution of New GranCare Common Stock will be tax-free for federal income tax purposes to the Company under Section 355(c)(1) of the Code and to Company shareholders under Section 355(a) of the Code.

    2. The Restructuring will be tax-free for federal income tax purposes under Sections 361(a)(1) and 368(a)(1)(D) of the Code.


  Current Treasury Regulations require that each Company shareholder who receives New GranCare Common Stock pursuant to the Distribution attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such information as may be appropriate in order to demonstrate the applicability of Section 355 of the Code to the Distribution. The Company or its successor, Vitalink, will convey the appropriate information to each Company shareholder of record as of the Distribution Record Date.

CONSEQUENCES OF THE MERGER TO THE COMPANY, VITALINK AND THE COMPANY
SHAREHOLDERS

  Immediately after the Distribution, the Company will merge with and into Vitalink pursuant to the Merger Agreement, and the Company will, prior to the Distribution and the Merger, receive an opinion from Counsel to the effect that, based upon certain assumptions, and upon the representations of the management of GranCare and Vitalink, as to certain facts, for federal income tax purposes:

    1. The Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    2. Vitalink and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

  Counsel's opinion is based upon certain representations and assumptions and represents Counsels' best legal judgment, and is not binding upon the Internal Revenue Service (the "IRS") or the courts. If any representation or assumption relied upon in rendering Counsel's opinion with respect to the Distribution is materially inaccurate, or if the IRS were to challenge successfully the federal income tax treatment of the Distribution set forth in Counsel's opinion, then, in general, although not entirely free from doubt, for federal income tax purposes it is likely that (i) each Company shareholder would be required to recognize income or gain on the receipt of the shares of New GranCare Common Stock in the Distribution in an amount up to the fair market value of the shares of New GranCare Common Stock received in the Distribution and (ii) the Company would be required to recognize gain on the Distribution. If the IRS were to challenge successfully the federal income tax treatment of the Merger set forth in Counsel's opinion, although not entirely free from doubt, it is likely that, for federal income tax purposes, (i) each Company shareholder would be required to recognize gain or loss equal to the difference between the fair market value of the Vitalink shares that are received in exchange for the Company shares in the Merger and the basis in his or her Company Common Stock, and (ii) the Company would recognize gain or loss as if it had sold its assets, subject to its liabilities, to Vitalink in a taxable transaction.

POSSIBLE FUTURE LEGISLATION

  The Clinton Administration's Budget Proposal issued March 19, 1996 contains several revenue proposals, including a proposal (the "Anti-Morris Trust Proposal") which would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of the controlled corporation unless the direct and indirect shareholders of the distributing corporation own more than 50 percent of the distributing corporation and controlled corporation at all times during the four year period commencing two years prior to the distribution. The Anti-Morris Trust Proposal would apply to any distributions occurring after March 19, 1996, unless such distribution was
(i) pursuant to a binding contract on such date, (ii) described in a ruling request submitted to the IRS on or before such date, or (iii) described in a public announcement or SEC filing on or before such date.

  On March 29, 1996, Senator William V. Roth, Chairman of the Senate Finance Committee and Congressman Bill Archer, Chairman of the House Ways & Means Committee, issued a joint statement (the "Roth-Archer Statement") to the effect that should certain of the revenue proposals included in the Administration's Budget Proposal, including the Anti-Morris Trust Proposal, be enacted, the effective date of such proposals will be no earlier than the date of "appropriate Congressional action." As of the date of this Prospectus, no legislation has been introduced relating to the Anti-Morris Trust Proposal. There can be no assurances that Congress will not adopt Anti-Morris Trust legislation which would apply to the Distribution.

BACK-UP WITHHOLDING REQUIREMENTS

  United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of Company Common Stock, unless the shareholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not supply the Company with his, her or its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service ("IRS"). Any amount withheld under these rules will be refunded or credited against the shareholder's federal income tax liability. Shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such shareholder.

  These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules could be changed.

                                CAPITALIZATION

  Following the Distribution and the Merger, New GranCare will change its name to GranCare, Inc. and will be treated as the continuation of the Company for financial reporting purposes. See "Unaudited Pro Forma GranCare, Inc. Financial Statements" and the consolidated financial statements of the Company and notes thereto included elsewhere herein. The following table sets forth the Company's historical and pro forma capitalization as of September 30, 1996 and as adjusted to give effect to the Distribution and Merger:

                                                           SEPTEMBER 30, 1996
                                                         ----------------------
                                                         HISTORICAL AS ADJUSTED
                                                         ---------- -----------
                                                             (UNAUDITED, IN
                                                               THOUSANDS)
Short-term debt:
  Current portion of long-term debt.....................  $  4,219   $  2,550
                                                          --------   --------
Long-term debt, less current portion:
  Credit Agreement(1)...................................  $ 88,850    159,543
  Mortgages.............................................   124,015    124,015
  6 1/2% Convertible Subordinated Debentures due
   2003(2)..............................................    60,000        --
  9 3/8% Senior Subordinated Notes due 2005(3)..........   100,000        --
  Other.................................................    12,040     12,040
                                                          --------   --------
    Total long-term debt................................  $384,905   $295,598
                                                          --------   --------
Shareholder's equity:
  Preferred Stock; 2,000,000 shares authorized as Series
   A, B, C or D; no shares outstanding..................       --         --
  Common Stock; 50,000,000 shares authorized;
   23,401,992 shares issued and outstanding(4)..........   125,401        --
  Common Stock; $0.001 par value; 50,000,000 shares
   authorized; 23,401,992 shares issued and
   outstanding(4).......................................       --          23
  Paid in capital(4)....................................       --     120,348
  Treasury stock, (200,000 shares)(5)...................    (5,030)       --
  Equity component of minimum pension liability.........      (465)      (465)
  Unrealized gain on investment, net income taxes
   ($3,963).............................................     5,747      5,747
  Retained earnings.....................................    76,021     12,292
                                                          --------   --------
  Total shareholders' equity............................  $201,674   $137,945
                                                          ========   ========
  Total capitalization..................................  $590,798   $433,543
                                                          ========   ========
Long-term debt as a percentage of total capitaliza-
 tion(6)................................................      65.2%      69.3%

--------
(1) The current $150 million credit facility with First Union National Bank of North Carolina, as agent will be repaid and replaced with a $300 million credit facility with First Union National Bank of North Carolina and the Chase Manhattan Bank which will fund required new borrowings.
(2) Will be redeemed at a redemption price of 104.55% of the principal amount plus accrued and unpaid interest to the date of redemption.
(3) The Company has undertaken a tender offer for the 9 3/8% Senior Subordinated Notes at a purchase price of 109% of the principal amount plus accrued and unpaid interest to the date of purchase. As a result of the Merger, Vitalink will succeed to the obligations of the Company with respect to any 9 3/8% Senior Subordinated Notes not purchased in the tender offer.
(4) One for one conversion of GranCare Common Stock for New GranCare Common
    Stock.
(5) Cancellation and retirement of GranCare Common Stock held in treasury immediately prior to the conversion for New GranCare Common Stock.
(6) See "Risk Factors--Significant Debt and Lease Obligations."

                                DIVIDEND POLICY

  New GranCare does not expect to pay any dividends for the foreseeable future. Rather, New GranCare expects that it will reinvest any earnings into funding future acquisitions and growth. Any future payments of dividends and the amount thereof will be dependent upon New GranCare's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors of New GranCare from time to time.

            UNAUDITED PRO-FORMA GRANCARE, INC. FINANCIAL STATEMENTS

  GranCare, Inc. ("GranCare") has entered into an Agreement and Plan of Merger between Vitalink Pharmacy Services, Inc. ("Vitalink") and GranCare dated as of September 3, 1996, as amended. The form of the proposed transactions are: (1) GranCare's skilled nursing facilities, along with this contract management and home health businesses are to be reorganized into New GranCare, Inc. ("New GranCare") all of the shares of common stock of New GranCare distributed to the GranCare shareholders in a tax-free spin-off; (2) GranCare (then consisting solely of the institutional pharmacy and related business known as TeamCare) would merge into and be acquired by Vitalink through a tax-free exchange of shares of common stock of Vitalink for shares of common stock of GranCare; and (3) New GranCare would become a public company upon the effectiveness of its initial registration statement. Notwithstanding the legal structure of the proposed transactions, for accounting/financial reporting purposes such transactions will be treated as the spin-off of TeamCare in the form of a dividend of the Vitalink Common Stock to be received and reorganization/recapitalization of GranCare into New GranCare as New GranCare will continue the majority of the GranCare businesses. New GranCare will change its name to and be treated as the continuation of GranCare. No gain will be recognized as a result of the Distribution for the difference between the market value of the Vitalink Common Stock received and the carrying value of the net assets of TeamCare. New GranCare will continue to reflect the historical cost basis of assets and liabilities of the Company. The closing under the Merger Agreement is subject to a number of conditions, including approval of GranCare's shareholders. The accompanying unaudited pro-forma balance sheet at September 30, 1996 gives effect to the transactions as if they occurred at that date. The accompanying unaudited income statements for the year ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to the transactions as if they occurred on January 1, 1995. The unaudited pro forma financial statements are not necessarily indicative of the operating results that would have been achieved had the spin-off and reorganization/ recapitalization been consummated as of those dates, nor are they necessarily indicative of future operating results. The unaudited pro-forma financial statements should be read in conjunction with the consolidated financial statements of GranCare and the related notes thereto.

                                 GRANCARE, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                          PRO FORMA ADJUSTMENTS
                          ---------------------------------------------------------
                           GRANCARE    TEAMCARE    OTHER PRO FORMA   GRANCARE
                          HISTORICAL HISTORICAL(1)   ADJUSTMENTS     PRO FORMA
                          ---------- ------------- ---------------   ---------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........   $ 25,750    $    (868)     $ 88,628 (3)   $ 34,882
                                                        84,772 (6a)
                                                      (160,000)(6b)
                                                        (3,400)(6b)
  Accounts receivable,
   less allowance for
   doubtful accounts....    218,529      (47,099)          --         171,430
  Inventories...........     17,833      (15,573)          --           2,260
  Prepaid expenses and
   other current
   assets...............     41,034       (2,749)          --          38,285
  Deferred income
   taxes................     11,599       (3,338)        3,800 (7)     13,543
                                                         1,482 (8)
                           --------    ---------      --------       --------
Total current assets....    314,745      (69,627)       15,282        260,400
Property and equipment..    276,441      (28,150)          --         248,291
  Less accumulated
   depreciation.........    (67,111)      14,706           --         (52,405)
                           --------    ---------      --------       --------
                            209,330      (13,444)          --         195,886
Other assets:
  Investments, at fair
   value................     36,359          --            --          36,359
  Goodwill..............    129,863      (75,621)          --          54,242
  Other intangibles.....      8,573       (1,930)          --           6,643
  Other.................     39,068       (3,711)       39,015 (2)     31,458
                                                       (88,628)(3)
                                                        84,725 (4)
                                                       (35,112)(5)
                                                        (3,899)(8)
                           --------    ---------      --------       --------
Total assets............   $737,938    $(164,333)     $ 11,383       $584,988
                           ========    =========      ========       ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
   accrued expenses.....   $ 84,291    $ (19,921)     $    --        $ 64,370
  Merger costs payable..        --           --         30,000 (7)     30,000
  Accrued wages and
   related liabilities..     20,461       (4,362)          --          16,099
  Interest payable......      5,137         (261)          --           4,876
  Income taxes payable..      7,059          --            --           7,059
  Notes payable and
   current maturities of
   long-term debt.......      4,219       (1,669)          --           2,550
                           --------    ---------      --------       --------
Total current
 liabilities............    121,167      (26,213)       30,000        124,954
Long-term debt..........    384,905      (10,679)       84,772 (6a)   295,598
                                                      (160,000)(6b)
                                                        (3,400)(6b)
Due to/from parent......        --       (39,015)       39,015 (2)        --
Deferred income taxes...     15,628       (3,171)                      12,457
Other...................     14,564         (530)                      14,034
Commitments and
 contingencies
Shareholders' equity:
  Common stock; no par
   value................    125,401      (46,379)       46,379 (4)        --
                                                      (125,401)(9)
  Common stock; $0.001
   par value............        --           --             23 (9)         23
  Paid in capital.......        --           --        120,348 (9)    120,348
  Treasury stock........     (5,030)         --          5,030 (9)        --
  Equity component of
   minimum pension
   liability............       (465)         --            --            (465)
  Unrealized gain on
   investments, net of
   income taxes.........      5,747          --            --           5,747
  Retained earnings.....     76,021      (38,346)       38,346 (4)     12,292
                                                       (35,112)(5)
                                                       (26,200)(7)
                                                        (2,417)(8)
                           --------    ---------      --------       --------
                            201,674      (84,725)       20,996        137,945
                           --------    ---------      --------       --------
Total liabilities and
 shareholders' equity...   $737,938    $(164,333)     $ 11,383       $584,988
                           ========    =========      ========       ========

Pro Forma Adjustments:

Adjustments affecting assets, liabilities and shareholders' equity to reflect dividend of TeamCare assets and liabilities pursuant to Merger:
  (1) Reflects elimination of historical stand-alone amounts of TeamCare, Inc.
  (2) Contribution of Teamcare due to Company amount to TeamCare capital
  (3) Retirement of debt and reduction in investment in TeamCare in relation to cash payment (reflecting incremental debt assumed/refinanced) received from Vitalink upon consummation of Merger:

     Cash received from Vitalink upon consummation of merger:
       Agreed value of initial debt to be assumed by Vitalink........   $88,383
       Additional debt assumed for TeamCare acquisitions subsequent to
        June 1, 1996.................................................     7,925
       Shared transaction expense settlement amount..................       400
       TeamCare cash and cash equivalents at September 30, 1996......       868
       Retirement of Winyah debt prior to merger.....................     3,400
       Less: Existing debt on TeamCare balance sheet at September 30,
        1996.........................................................   (12,348)
                                                                       --------
         Retirement of debt upon consummation of merger/decrease in
          investment in TeamCare.....................................   $88,628
                                                                       ========

  (4) Adjustment to investment in TeamCare to reflect net equity balance
  (5) Elimination of net investment in TeamCare reflects: TeamCare historical equity--$84,725; plus contribution to capital of due to GranCare balance-- $39,015; less cash payment (incremental debt assumed/refinanced by Vitalink) received upon consummation of Merger--$88,628.

  Other Merger related adjustments:

   (6) Retirement of debt instruments and incremental borrowing under line of credit:
    (a) Incremental new borrowings under line of credit:

       Estimated Merger costs.........................................  $30,000
       Less: Amounts to be funded from current cash balances..........  (20,000)
                                                                        -------
         New borrowings under line of credit to fund Merger costs.....   10,000
       New borrowings to fund retirement of debt:
         $60 million Convertible Debentures...........................   60,000
         $100 million Senior Subordinated Notes.......................  100,000
                                                                        -------
                                                                        160,000
         Less: retirement of debt from Vitalink upon consummation of
          Merger/decrease in investment in TeamCare...................  (88,628)
                                                                        -------
         New borrowings under line of credit to fund subordinated debt
          retirement..................................................   71,372
       New borrowings under line of credit to fund retirement of
        Winyah debt...................................................    3,400
                                                                        -------
           Total new borrowings under line of credit..................   84,772
                                                                        -------
      (a) Retirement of debt:

       Retirement of subordinated debt:
         $60 million Convertible Debentures............................  60,000
         $100 million Senior Subordinated Notes........................ 100,000
                                                                        -------
                                                                        160,000
                                                                        -------
       Retirement of Winyah debt....................................... $ 3,400
                                                                        -------

  (7) Accrual of estimated Merger costs, net of income tax effect (assumes $10,000 of total cost is deductible for tax purposes, 38% assumed tax rate), components of estimated Merger charge consists of the following (amounts to be recognized in operations of New GranCare upon consummation of Merger):

     Shared Transaction costs:
      Redemption premium--$100 million Senior Subordinated Notes .... $ 9,000
      Redemption premium--$60 million Convertible Subordinated
       Debentures(a).................................................   2,730
      Investment banker fees.........................................   4,000
      Other professional fees and merger related costs...............   6,270
                                                                      -------
     Total shared Merger costs.......................................  22,000
     Less costs to be paid by Vitalink............................... (11,000)
                                                                      -------
     GranCare portion of shared Transaction costs....................  11,000
     Other Transaction related costs:
      Consent fee paid to landlord...................................  10,000
      Amounts payable under GranCare Shareholder Value Plan..........   4,500
      Amounts payable under Restricted Stock Plan....................   2,500
      Other employee severance and other related costs(b)............   2,000
                                                                      -------
                                                                       30,000
      Less: Income taxes.............................................  (3,800)
                                                                      -------
     Total estimated Merger costs, net of income taxes(a)............ $26,200
                                                                      =======

    --------
    (a) The amount of the redemption premium shall be reduced by $.39 million in the event the redemption occurs after January 15, 1997.
    (b) additional amounts of up to $5.0 million could be paid if additional officers elect to exercise the change of control provision.

  (8) Elimination of deferred financing fees related to the Convertible Debentures and 9 3/8% Senior Subordinated Notes, net of income tax effect at assumed 38% tax rate
  (9) One to one conversion of Company Common Stock for New GranCare Common Stock and cancellation and retirement of Company Common Stock held in treasury immediately prior to the conversion for New GranCare Common Stock

                                GRANCARE, INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                         (UNAUDITED, EXCEPT AS NOTED)

                                        PRO FORMA ADJUSTMENTS
                                    ------------------------------
                          GRANCARE     TEAMCARE    OTHER PRO FORMA GRANCARE
                         HISTORICAL HISTORICAL (1)   ADJUSTMENTS   PRO FORMA
                         ---------- -------------- --------------- ---------
                         (AUDITED)
Net revenues............  $816,462    $(194,898)       $18,216 (2) $639,780
Expenses:
  Operating expenses
   (excluding items
   shown below).........   669,512     (168,173)        18,216 (3)  519,555
  Rent and property
   expenses.............    51,206       (4,115)           --        47,091
  Depreciation and
   amortization.........    21,611       (4,705)           --        16,906
  Interest expense and
   financing charges....    27,054         (497)        (7,282)(4)   19,275
  Nonrecurring costs--
   merger and other
   costs................    11,750          --             --        11,750
                          --------    ---------        -------     --------
    Total expenses......   781,133     (177,490)        10,934      614,577
                          --------    ---------        -------     --------
Income before income
 taxes..................    35,329      (17,408)         7,282       25,203
Income taxes............    14,765       (7,000)         2,913 (5)   10,678
                          --------    ---------        -------     --------
Net income..............  $ 20,564    $ (10,408)       $ 4,369     $ 14,525
                          ========    =========        =======     ========
Net income per common
 and common equivalent
 share:
  Primary...............  $   0.86                                 $   0.61 (6)
                          ========                                 ========
  Fully diluted.........  $   0.86                                      N/A (6)
                          ========                                 ========
Weighted average number
 of common and common
 equivalent
 shares outstanding:
  Primary...............    23,794                                   23,794 (6)
                          ========                                 ========
  Fully diluted.........    23,919                                      N/A (6)
                          ========                                 ========
Pro Forma Adjustments:
(1)Reflects elimination of historical stand-alone amounts of
 TeamCare, Inc.
(2)Revenues--pro forma adjustments for revenues are as follows:
  Add back intercompany revenues of TeamCare which are eliminated in GranCare historical amounts................................. $ 18,216
                                                                   ========
(3)Operating expenses--pro forma adjustments for operating
 expenses are as follows:
  Add back intercompany cost of sales of TeamCare which are
   eliminated in GranCare historical amounts...................... $ 18,216
                                                                   ========
(4)Interest expense--pro forma adjustments for interest expense are as follows:
  Elimination of interest expense on $60 million 6.5% Convertible
   Subordinated Debentures........................................ $ (3,900)
  Elimination of interest expense on $100 million 9 3/8% Senior
   Subordinated Notes.............................................   (9,375)
  Elimination of amortization of deferred financing fees related to the Convertible Debentures and 9 3/8% Senior Subordinated
   Notes..........................................................     (155)
  Interest expense on incremental new borrowings under line of credit (estimated at $86.0 million, reflects net impact of redemption of $100 and $60 million subordinated debt
   instruments less cash received/incremental debt assumed upon consummation of Merger) at 7.25%--average interest rate under
   existing credit facility.......................................    6,148
                                                                   --------
                                                                   $ (7,282)
                                                                   ========

(5) Income taxes are adjusted to reflect tax provision for elimination of pharmacy amounts and other pro forma adjustments.
(6) Income per share amounts are based on the combined weighted average shares adjusted for retirement of the Company's 6.5% Convertible Debentures. Pro forma fully diluted earnings per share are not presented as the difference in primary and fully diluted amounts is less than 3% after the assumed retirement of the $60 million Convertible Debentures.

                                GRANCARE, INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                         PRO FORMA ADJUSTMENTS
                                       --------------------------
                                                         OTHER
                             GRANCARE     TEAMCARE     PRO FORMA    GRANCARE
                            HISTORICAL HISTORICAL (1) ADJUSTMENTS   PRO FORMA
                            ---------- -------------- -----------   ---------
Net revenues...............  $745,653    $(194,624)     $26,136 (2) $577,165
Expenses:
  Operating expenses
   (excluding items shown
   below)..................   599,958     (164,615)      26,136 (3)  461,479
  Rent and property
   expenses................    42,696       (3,914)         --        38,782
  Depreciation and
   amortization............    19,400       (4,980)         --        14,420
  Interest expense and
   financing charges.......    26,228         (449)      (5,675)(4)   20,104
  One-time charges.........    18,400          --           --        18,400
                             --------    ---------      -------     --------
    Total expenses.........   706,682     (173,958)      20,461      553,185
                             --------    ---------      -------     --------
Income before income
 taxes.....................    38,971      (20,666)       5,675       23,980
Income taxes...............    14,809       (8,266)       2,270 (5)    8,813
                             --------    ---------      -------     --------
Net income.................  $ 24,162    $ (12,400)     $ 3,405     $ 15,167
                             ========    =========      =======     ========
Net income per common and
 common equivalent share:
  Primary..................  $   1.01                               $   0.63(6)
                             ========                               ========
  Fully diluted............  $   0.98                                    N/A(6)
                             ========                               ========
Weighted average number of
 common and common
 equivalent shares
 outstanding:
  Primary..................    24,021                                 24,021(6)
                             ========                               ========
  Fully diluted............    26,653                                    N/A(6)
                             ========                               ========
Pro Forma Adjustments:
(1) Reflects elimination of historical stand-alone amounts of
    TeamCare
(2) Revenues--pro forma adjustments for revenues are as follows:
  Add back intercompany revenues of TeamCare which are eliminated
   in GranCare historical amounts................................   $ 26,136
                                                                    ========
(3) Operating expenses--pro forma adjustments for operating
    expenses are as follows:
  Add back intercompany cost of sales of TeamCare which are
   eliminated in GranCare historical amounts.....................   $ 26,136
                                                                    ========
(4)Interest expense--pro forma adjustments for interest expense are as follows:
  Elimination of interest expense on $60 million 6.5% Convertible
   Subordinated Debentures.......................................   $ (2,925)
  Elimination of interest expense on $100 million 9 3/8% Senior
   Subordinated Notes............................................     (7,031)
  Elimination of amortization of deferred financing fees related to the Convertible Debentures and 9 3/8% Senior Subordinated
   Notes.........................................................       (330)
  Interest expense on incremental new borrowings under line of credit (estimated at $86.0 million, reflects net impact of redemption of $100 and $60 million subordinated debt
   instruments less cash received/incremental debt assumed upon consummation of Merger) at 7.25%--average interest rate under
   existing credit facility......................................      4,611
                                                                    --------
                                                                    $ (5,675)
                                                                    ========

(5) Income taxes are adjusted to reflect tax provision for elimination of pharmacy amounts and other pro forma adjustments.

(6) Income per share amounts are based on the combined weighted average shares adjusted for retirement of the Company's 6.5% Convertible Debentures. Pro forma fully diluted earnings per share are not presented as the difference in primary and fully diluted amounts is less than 3% after the assumed retirement of the $60 million Convertible Debentures.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

  The following selected historical consolidated financial data of GranCare have been derived from the historical financial statements and should be read in conjunction with the financial statements and notes included herein. GranCare data for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements which are also included herein.

                                                                       NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                         --------------------------------------------- -----------------
                         1991 (7)  1992 (8) 1993 (8) 1994 (8) 1995 (8) 1995 (8) 1996 (8)
                         --------  -------- -------- -------- -------- -------- --------
STATEMENT OF OPERATIONS
 DATA(9):
 Net revenues........... $290,958  $434,638 $611,689 $717,471 $816,462 $604,569 $745,653
 Expenses:
 Operating expenses
  (excluding items shown
  below)................  239,057   357,189  506,542  589,245  669,512  496,918  599,957
 Rent and property......   27,284    35,998   42,446   44,291   51,206   37,988   42,697
 Depreciation and
  amortization..........    5,064     6,922   12,349   16,440   21,611   14,785   19,400
 Interest expense and
  financing charges.....    7,256     7,908   19,601   21,481   27,054   19,557   26,228
 Nonrecurring costs--
  other (1992 & 1996);
  merger and other (1993
  & 1995)(1)............      --      1,114    4,573      --    11,750   11,750   18,400
 Restructuring
  costs(2)..............      --        --       --     8,200      --       --       --
                         --------  -------- -------- -------- -------- -------- --------
 Total expenses.........  278,661   409,131  585,511  679,657  781,133  580,998  706,682
                         --------  -------- -------- -------- -------- -------- --------
 Income before income
  taxes and
  extraordinary charge..   12,297    25,507   26,178   37,814   35,329   23,571   38,971
 Income taxes...........    3,950     8,701   10,089   13,524   14,765   10,297   14,809
                         --------  -------- -------- -------- -------- -------- --------
 Income before
  extraordinary charge..    8,347    16,806   16,089   24,290   20,564   13,274   24,162
 Extraordinary charge--
  gain on settlement of
  debt (1991); loss on
  extinguishment of debt
  (1993)(3).............   (2,928)      --     1,285      --       --       --       --
                         --------  -------- -------- -------- -------- -------- --------
 Net income............. $ 11,275  $ 16,806 $ 14,804 $ 24,290 $ 20,564 $ 13,274 $ 24,162
                         ========  ======== ======== ======== ======== ======== ========
Pro forma income tax
 data(4):
 Income before income
  taxes and
  extraordinary charge.. $ 12,297  $ 25,507 $ 26,178      n/a      n/a      n/a      n/a
 Income taxes...........    4,060    10,157   10,874      n/a      n/a      n/a      n/a
                         --------  -------- --------
 Income before
  extraordinary
  charge(5).............    8,237    15,350   15,304      n/a      n/a      n/a      n/a
 Extraordinary
  charge(5).............   (1,757)      --     1,285      n/a      n/a      n/a      n/a
                         --------  -------- --------
Pro forma net income.... $  9,994  $ 15,350 $ 14,019      n/a      n/a      n/a      n/a
                         ========  ======== ========
Net income per common
 and common equivalent
 share(4):
 Primary:
  Income before
   extraordinary item...    $0.59     $0.97    $0.84    $1.07    $0.86    $0.55    $1.01
  Extraordinary item....     0.24        --    (.07)       --       --       --       --
                         --------  -------- -------- -------- -------- -------- --------
  Net income............    $0.83     $0.97    $0.77    $1.07    $0.86    $0.55    $1.01
                         ========  ======== ======== ======== ======== ======== ========
 Fully diluted:
  Income before
   extraordinary item...    $0.53     $0.90    $0.80    $1.07    $0.86    $0.55    $0.98
  Extraordinary item....     0.22        --    (.07)       --       --       --       --
                         --------  -------- -------- -------- -------- -------- --------
  Net income............    $0.75     $0.90    $0.73    $1.07    $0.86    $0.55    $0.98
                         ========  ======== ======== ======== ======== ======== ========

                                                                 NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                         --------------------------------------  ------------------
                         1991     1992    1993    1994    1995     1995      1996
                         ----    ------  ------  ------  ------  --------  --------
STATISTICAL DATA(9):
 Average licensed beds..  -- (6) 11,358  15,103  16,112  16,148    16,263    16,097
 Average occupancy......  -- (6)     86%     87%     88%     87%       87%       85%

                                         DECEMBER 31,
                         --------------------------------------------
                         1991 (7) 1992 (8) 1993 (8) 1994 (8) 1995 (8)  SEPTEMBER 30, 1996 (8)
                         -------- -------- -------- -------- -------- ------------------------
BALANCE SHEET DATA(9):
 Working capital........ $ 22,821 $31,483  $59,688  $89,626  $123,030 $193,578
 Total assets...........  115,437 242,656  390,881  520,193   645,161  737,938
 Long-term debt,
  including current
  portion...............   52,948  96,770  202,650  243,231   339,605  389,124
 Shareholders' equity...   12,760  54,230   86,971  161,417   172,599  201,674
 Partners equity........      320   4,988      --       --        --       --

(Footnotes from the preceding page)

--------
(1) The $1.1 million non-recurring charge in 1992 consisted of expenses related to a retirement agreement reached with an employee of CompuPharm and terminated negotiations regarding the possible sale of CompuPharm. Such expenses were incurred prior to the merger of GranCare and CompuPharm in December 1993 (the "CompuPharm Merger"), after which CompuPharm became a wholly owned subsidiary of GranCare. The $4.6 million merger costs in 1993 relate to the CompuPharm Merger. The $11.75 million charge in 1995 relates to the Evergreen Merger and other one time costs. The $18.4 million charge in 1996 relates to one-time charges for the planned disposition of assets and leasehold improvements or closure of certain long-term care facilities and write off of notes receivable related thereto; amounts required to present TeamCare's separate financial statements on a stand-alone basis in connection with the Vitalink merger and other one-time costs.
(2) The $8.2 million restructuring charge in 1994 is related to the Company's formal plan of restructuring announced in August 1994. See Note 12 of Notes to the Consolidated Financial Statements for information on the 1994 restructuring.
(3) The $2.9 million extraordinary gain in 1991 resulted from an Evergreen settlement of debt. The Company's extraordinary debt extinguishment charge of $1.3 million in 1993 resulted from debt repayments associated with the CompuPharm Merger.
(4) Prior to June 30, 1993, the Evergreen predecessor entity consisted of two partnerships and, accordingly, Evergreen was not subject to federal or state income taxes. For informational purposes, the selected historical consolidated financial data for the years 1991 through 1993 include a pro forma presentation that includes a provision for income taxes as if Evergreen had been a taxable corporation for these periods. Such pro forma calculations were based on the income tax laws and rates in effect during those periods, and FASB Statement No. 109. Earnings per share for 1991, 1992 and 1993 are based on pro forma net income.
(5) See note (3) above relating to the extraordinary items. The pro forma reduction to the 1991 gain is due to an income tax provison adjustment resulting from the fact that Evergreen was not a taxable entity during 1991.
(6) These numbers are not available from Evergreen for fiscal 1991 and, accordingly, the Company is unable to report such numbers on a consolidated basis.
(7) The ARA Living Centers-Pacific, Inc. ("ARA") acquisition occurred on September 27, 1991 and, therefore, (i) the operating results of the ARA facilities are included in the historical operating results of the Company for the fourth quarter of 1991 and (ii) the assets and liabilities of the ARA facilities, as adjusted for related financing transactions, are included in the balance sheet of the Company as of December 31, 1991.
(8) All acquisitions which occurred in 1992, 1993, 1994, 1995 and 1996, except for the CompuPharm, Inc. ("CompuPharm") acquisition and Evergreen merger, are reflected from the date of each acquisition in the historical operating results of the Company and the assets and liabilities relating to these acquisitions are included in the balance sheets of the Company since that time. See note (9) below and Note 3 to the consolidated financial statements for a discussion of the CompuPharm and Evergreen mergers.
(9) All years have been restated for the December 28, 1993 merger with CompuPharm and for the July 20, 1995 merger with Evergreen. See Notes 1 and 3 to the consolidated financial statements for a description of these combinations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion is based upon and should be read in conjunction with the Selected Historical Consolidated Financial Data, Pro Forma Financial Information and the historical consolidated financial statements of GranCare and the notes thereto, included or incorporated elsewhere herein.

GENERAL

  The Company was incorporated in September 1987. Since its inception, the Company has grown rapidly through acquisitions of long-term care facilities and specialty medical businesses such as institutional pharmacy operations. In April 1995, the Company acquired Cornerstone, a contract management firm that specializes in the implementation and management of subacute and other specialized medical programs in acute care hospitals. In addition, on July 20, 1995, the Company acquired Evergreen Healthcare, Inc. ("Evergreen") by merger in a transaction accounted for as a pooling-of-interests for financial reporting purposes. During 1996 the Company acquired RN Health Care Services, Inc., a home health agency in Michigan and Jennings Visiting Nurse Association, Inc., a home health agency in Indiana. Also in 1996, the Company acquired Emery Pharmacy, Inc., a provider of institutional pharmacy services in upstate New York and RX Corporation, a provider of institutional pharmacy services in southern California.

  At the time of the merger with Evergreen the Company operated 78 long-term care facilities and Evergreen operated 64 long-term care facilities. As a result of the Cornerstone acquisition, the Company acquired 92 contracts with acute care hospitals to manage subacute skilled nursing units, geriatric mental health programs and geriatric primary care networks.

  The Company's revenues and profitability are affected by ongoing efforts of third-party payors to contain health care costs by limiting reimbursement rates, increasing case management review and negotiating reduced contract pricing. Government payors, such as state-administered Medicaid programs and, to a lesser extent, the federal Medicare program, generally provide more restricted coverage and lower reimbursement rates than private pay sources. For the year ended December 31, 1995, the percentage of the Company's revenues derived from Medicaid and Medicare programs were 44.7% and 30.2%, respectively, of the Company's net revenues. For the nine-months ended September 30, 1996, the percentage of the Company's net patient revenues derived from Medicaid and Medicare programs were 38.6% and 38.6%, respectively, of the Company's total revenues.

  Excluding the Institutional Pharmacy Business, for the year ended December 31, 1995, the percentage of the Company's revenues derived from the Medicaid and Medicare programs were 44.8% and 31.5%, respectively, of the Company's net revenues. Excluding the Institutional Pharmacy Business for the nine months ended September 30, 1996, the percentage of the Company's revenues derived from the Medicaid and Medicare programs were 37.4% and 40.7%, respectively, of the Company's total revenues.

  The Company derives its revenues by providing (i) skilled nursing, (ii) pharmacy, therapy, subacute and other specialty medical services and (iii) contract management of specialty medical programs for acute care hospitals. In general, the Company generates higher revenues and profitability from the provision of specialty medical services than from routine skilled nursing care, and the Company believes that this trend will continue. The Company seeks to enhance its operating margins by increasing the proportion of its revenues derived from specialty medical services.

  While the initial results of the Merger will be a decrease in the percentage of revenue from specialty medical services received by New GranCare from the percentage of specialty medical services revenue received by the Company because of the loss of the revenue from the Institutional Pharmacy Business, the Company believes that opportunities exist for New GranCare to increase the percentage of its revenue derived from specialty medical services from sources other than the Institutional Pharmacy Business such as specialty medical service revenue from therapy and subacute care.

RESULTS OF OPERATIONS

  The following tables set forth, as a percentage of patient revenues, certain revenue data for the periods indicated:

              REVENUE COMPOSITION/PERCENTAGE OF PATIENT REVENUES

                                                            NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                --------------------------  -----------------
                                 1995     1994(1)   1993      1996      1995
                                -------  --------- -------  --------  --------
Skilled nursing and subacute
 care:
 Routine services..............    53.8%     57.6%    60.2%     44.7%     54.8%
 Therapy, subacute and other
  ancillary services(2)........    19.8      18.3     19.9      25.9      19.4
                                -------   -------  -------  --------  --------
                                   73.6%     75.9%    80.1%     70.6      74.2
                                -------   -------  -------  --------  --------
Pharmacy(2)....................    23.5      23.8     19.6      25.9      23.3
Contract management............     2.9       0.3      0.3       3.5       2.5
                                -------   -------  -------  --------  --------
                                  100.0%    100.0%   100.0%    100.0%    100.0%
                                =======   =======  =======  ========  ========

    REVENUES PER PATIENT DAY DERIVED FROM SKILLED NURSING AND SUBACUTE CARE

                                                            NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                    ----------------------- -------------------
                                     1995   1994(1)  1993     1996      1995
                                    ------- ------- ------- --------- ---------
Routine skilled nursing............ $ 87.07 $ 79.52 $ 78.07 $   89.35 $   87.02
Specialty medical services(3)......   35.65   27.69   27.59     58.89     34.05
                                    ------- ------- ------- --------- ---------
                                    $122.72 $107.21 $105.66   $148.24   $121.07
                                    ======= ======= ======= ========= =========

--------
(1) Excludes results of operations from August 1 through December 31, 1994 for facilities divested or to be divested as part of the restructuring plan.
(2) Before elimination of intercompany sales.
(3) Excludes pharmacy and other specialty medical revenue from beds not operated by the Company.

 Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

  The Company's net revenues for the nine-month period ended September 30, 1996 were $745.7 million, compared to $604.6 million for the same period in 1995, a net increase of $141.1 million, or 23.3%. Included in net revenues and classified as investment and other revenue for the nine month period ended September 30, 1996 is the approximate $18 million gain on the sale of the Company's investment in an unconsolidated affiliate which occurred in the third quarter of 1996. Of the foregoing change, $75.5 million resulted from acquisitions and $69.0 million was attributable to same-store growth. Those increases were partially offset by loss of net revenue of $21.4 million from facilities divested. Specialty medical revenues increased $123.6 million over the same period in 1995. This was primarily the result of the growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy).

  Excluding the Institutional Pharmacy Business, the Company's net revenues for the nine-month period ended September 30, 1996 were $577.2 million, compared to $474.2 million for the same period in 1995, a net increase of $103.0 million, or 21.7%. Of the foregoing change, $18 million resulted from the gain on sale of the Company's investment in an unconsolidated affiliate. $44.3 million resulted from same store growth and $62.1 million resulted from acquisitions. Those increases were partially offset by loss of net revenue of $21.4 million from facilities divested. Specialty medical revenues increased $71.7 million over the same period in 1995. This was primarily the result of the growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy).

  Operating expenses for the nine-month period ended September 30, 1996, were $642.7 million compared to $534.9 million for the same period in 1995, a net increase of $107.8 million, or 20.2%. Of the foregoing increase,

$66.0 million resulted from acquisitions and $62.1 million was attributable to same-store growth increases in expenses. These increases were partially offset by a reduction of expenses of $20.3 million from facilities divested. Specialty medical revenues generate additional costs from the higher staffing levels required to care for the higher acuity Medicare residents. The additional ancillary services (physical, respiratory, occupational and speech therapy) utilized generate additional costs in line with the growth realized in the specialty medical revenues.

  Excluding the Institutional Pharmacy Business, operating expenses for the nine-month period ended September 30, 1996, were $500.3 million, compared to $420.8 million for the same period in 1995, a net increase of $79.5 million, or 18.9%. Of the foregoing increase, $47.2 was attributable to same store increases in expenses and $52.6 million resulted from acquisitions. These increases were partially offset by a reduction of expenses of $20.3 million from facilities divested.

  Depreciation and amortization expenses for the nine-month period ended September 30, 1996 were $19.4 million compared to $14.8 million for the same period in 1995, an increase of $4.6 million, or 31.1%. This increase was primarily the result of depreciation and amortization expenses attributable to businesses acquired and additions to property and equipment.

  Excluding the Institutional Pharmacy Business, depreciation and amortization expenses for the nine-month period ended September 30, 1996 were $14.4 million compared to $11.4 million for the same period in 1995, an increase of $3.0 million, or 26.3%.

  Interest expense and financing charges for the nine-month period ended September 30, 1996, were $26.2 million compared to $19.6 million for the same period in 1995, an increase of $6.6 million, or 33.7%. These increases were primarily due to interest on additional indebtedness incurred in connection with acquisitions, the issuance of $100 million of 9 3/8% Notes (the "9 3/8% Notes") and to a lesser extent, borrowings to fund working capital.

  Excluding the Institutional Pharmacy Business, interest expense and financing charges for the nine-month period ended September 30, 1996, were $25.8 million compared to $19.2 million for the same period in 1995, an increase of $6.6 million, or 34.4%.

  During the third quarter of 1996, the Company recorded exit and other one-time costs of $18.4 million as a charge to operations. Approximately $10.6 million of this charge relates to management's decision to close five facilities which are operated under long term operating leases, as these facilities did not fit the Company's operating strategies. The $10.6 million reflects the remaining net book value of leasehold improvements at the dates of closure and the remaining rent due to the landlord for periods after the dates of closure. The revenues and net operating losses of these facilities are not significant. Approximately $3 million of the charge relates to the write-off of notes receivable for loans made by the Company to a sublease lessee to fund working capital. Accounts receivable from the facility under lease serve as collateral for the working capital loans. During the third quarter of 1996, the loans to the lessee began to significantly exceed the collateral, indicating that the loan would not be recoverable. Accordingly, the Company decided to terminate the sublease arrangement and to write off the loans which it concluded would not be recoverable. In addition, in the third quarter of 1996, the Company recorded $4.8 million of other charges which included $2.9 million of additional bad debt expense related to TeamCare. The charge for bad debt expense was necessary to provide for the increased risk of collection resulting from the deterioration in the financial condition of certain customers in the third quarter of 1996. These charges do not have a negative effect on short-term cash flow. In the third quarter of 1995, the Company incurred certain costs related to the completion of the pooling-of-interests with Evergreen on July 20, 1995 and other one-time costs.

  Income taxes for the nine month period ended September 30, 1996, were $14.8 million compared to $10.3 million for the same period in 1995, an increase of $4.5 million.

  Excluding the Institutional Pharmacy Business, income taxes for the nine-month period ended September 30, 1996, were $6.5 million compared to $5.3 million for the same period in 1995, an increase of $1.2 million.

  As a result of the foregoing, net income for the nine-month period ended September 30, 1996, was $24.2 million compared to $13.3 million for the same period in 1995, an increase of $10.9 million.

  Excluding the Institutional Pharmacy Business, net income for the nine-month period ended September 30, 1996, was $11.8 million compared to $5.8 million for the same period in 1995, an increase of $6.0 million.

  During the first quarter of 1996, the Company adopted as required FASB Statement No. 121 ("Statement No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with Statement No. 121, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets may be less than the carrying amounts of those assets. The Company adopted Statement No. 121 and it had no effect on the financial statements.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  The Company's net revenues for 1995 were $816.5 million compared to $717.5 million for 1994, an increase of $99.0 million, or 13.8%. $112.0 million of the increase is attributable to acquisitions completed. Same-store growth increased $27.8 million from increases in specialty medical services provided and an increase in average daily rates due to an improved payor mix, but was adversely affected by a decrease in the level of reimbursement rates implemented in the State of Indiana in August 1994. Specialty medical revenues increased $88.6 million over the same period in 1994. This was the result of growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy). The overall increase was partially offset by a $40.8 million decrease in revenues resulting from the divestiture of certain business units and the loss of the pharmacy division's contract with the State of New Jersey. Included in net revenues for 1995 and 1994 were $1.8 million and $0.8 million, respectively, relating to routine cost limit exceptions. While the Company has applied for these exceptions, and has only recognized a portion of the estimated recovery, there can be no assurance that the actual revenues from routine cost limit exceptions will equal those amounts recognized by the Company in 1994 and 1995.

  Excluding the Institutional Pharmacy Business, the Company's net revenues for 1995 were $639.8 million compared to $559.0 million for 1994, an increase of $80.8 million, or 14.5%. Of the foregoing change $33.4 million resulted from same store growth and $67.1 million resulted from acquisitions. The overall increase was partially offset by a $19.7 million decrease in revenues resulting from the divestiture of certain business units. Specialty medical revenues increased $64.9 million over the same period in 1994. This was the result of growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy).

  Operating expenses (excluding rent and property expenses) for 1995 were $669.5 million compared to $589.2 million for 1994, an increase of $80.3 million, or 13.6%. $92.6 million of the increase was attributable to acquisitions, as well as costs associated with an increase of specialty medical services provided, and the duplicate Evergreen overhead incurred prior to the merger of the Company with Evergreen. On a same-store basis, operating expenses increased $29.2 million. The increases were partially offset by reduction of expenses of $41.5 million from facilities divested. Specialty medical revenues generate additional costs from the higher staffing levels required to care for the higher acuity Medicare residents. The additional ancillary services (physical, respiratory, occupational and speech therapy) utilized generate additional costs in line with the growth realized in the specialty medical revenues. This increase was partially offset by a reduction in costs from more appropriate staffing given patient acuity levels at skilled nursing facilities and an increased use of third-party vendors for therapy services.

  Excluding the Institutional Pharmacy Business, operating expenses (excluding rent and property expenses) for 1995 were $519.5 million compared to $457.0 million for 1994, an increase of $62.5 million, or 13.7%. Of the foregoing increase, $31.0 million was attributable to same-store increases in expenses and $51.0 million was attributable to acquisitions completed. These increases were partially offset by a reduction of expenses of $19.5 million from the divestiture of certain business units.

  Rent and property expenses for 1995 were $51.2 million compared to $44.3 million for 1994, an increase of $6.9 million, or 15.6%. This increase was primarily attributable to additional facilities operated and scheduled increases in rental expense, partially offset by the divestiture of certain business units.

  Excluding the Institutional Pharmacy Business, rent and property expenses for 1995 were $47.1 million compared to $41.5 million for 1994, an increase of $5.6 million, or 13.5%.

  Depreciation and amortization expenses for 1995 were $21.6 million compared to $16.4 million for 1994, an increase of $5.2 million, or 31.7%. This increase was primarily the result of depreciation and amortization expenses attributable to businesses acquired and additions to property and equipment, partially offset by depreciation and amortization expenses related to divested business units.

  Excluding the Institutional Pharmacy Business, depreciation and amortization expenses for 1995 were $16.9 million compared to $12.9 million for 1994, an increase of $4.0 million, or 31.0%.

  Interest expense and financing charges for 1995 were $27.1 million compared to $21.5 million in 1994, an increase of $5.6 million, or 26.0%. This increase was primarily due to interest on additional indebtedness incurred in connection with acquisitions, the issuance of $100 million of Senior Subordinated Notes and, to a lesser extent, borrowings to fund working capital.

  Excluding the Institutional Pharmacy Business, interest expenses and financing charges for 1995 were $26.6 million compared to $20.8 million for 1994, an increase of $5.8 million, or 27.9%.

  In 1995, the Company recorded a merger and other one-time costs charge of $11.8 million. Those costs include professional fees (legal, accounting and investment bankers) of $5.1 million, personnel costs (severance and relocation) of $3.2 million, a directors and officers policy of $0.5 million, other deferred acquisition costs of $1.1 million, a divestiture charge of $1.5 million for certain Evergreen facilities which do not fit the Company's strategy and another charge of $0.4 million relating to TeamCare converting Evergreen's pharmacy to their system. In 1994, the Company recorded a restructuring charge of $8.2 million in connection with a restructuring plan adopted by the Board of Directors in August 1994. See "Liquidity and Capital Resources."

  Income taxes for 1995 were $14.8 million compared to $13.5 million for 1994.

  Excluding the Institutional Pharmacy Business, income taxes for 1995 were $7.8 million compared to $5.8 million for 1994.

  As a result of the foregoing, net income for 1995 was $20.6 million compared to $24.3 million for 1994, a decrease of $3.7 million, or 15.2%.

  Excluding the Institutional Pharmacy Business, net income for 1995 was $10.2 million compared to $12.8 million for 1994, a decrease of $2.6 million, or 20.3%.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

  The Company's net revenues for 1994 were $717.5 million compared to $611.7 million for 1993, an increase of $105.8 million, or 17.3%. This increase is primarily attributable to acquisitions completed and, to a lesser extent, same-store growth. On a same-store basis, net revenues increased 6.7%. Same-store revenue growth resulted from increases in specialty medical services provided and an increase in average daily rates due to an improved payor mix, but was adversely affected by a decrease in the level of reimbursement rates implemented in the State of Indiana in August 1994. Specialty medical revenues increased to 42.4% compared to 39.8% for the same period in 1993. This was the result of growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy). The overall increase was partially offset by a decrease in revenues resulting from the divestiture of certain business units. Included in net revenues for 1994 and 1993 were $0.8 million and $1.9 million, respectively, relating to routine cost limit exceptions.

  Operating expenses (excluding rent and property expenses) for 1994 were $589.2 million compared to $506.5 million for 1993, an increase of $82.7 million, or 16.3%. This increase was primarily attributable to acquisitions, as well as costs associated with an increase of specialty medical services provided, and a $1.0 million charge in connection with the relocation of the Company's corporate offices. Specialty medical revenues generate additional costs from the higher staffing levels required to care for the higher acuity Medicare residents. The additional ancillary services (physical, respiratory, occupational and speech therapy) utilized generate additional costs in line with the growth realized in the specialty medical revenues. This increase was partially offset by a reduction in costs from the dispositions of certain business units, more appropriate staffing given patient acuity levels at skilled nursing facilities and an increased use of third-party vendors for therapy services.

  Rent and property expenses for 1994 were $44.3 million compared to $42.4 million for 1993, an increase of $1.9 million, or 4.5%. This increase was primarily attributable to additional facilities operated and scheduled increases in rental expense, partially offset by the divestiture of certain business units.

  Depreciation and amortization expenses for 1994 were $16.4 million compared to $12.3 million for 1993, an increase of $4.1 million, or 33.3%. This increase was primarily the result of depreciation and amortization expenses attributable to businesses acquired and additions to property and equipment, partially offset by depreciation and amortization expenses related to divested business units.

  Interest expense and financing charges for 1994 were $21.5 million compared to $19.6 million in 1993, an increase of $1.9 million, or 9.7%. This increase was primarily due to interest on additional indebtedness incurred in connection with acquisitions and, to a lesser extent, borrowings to fund working capital. Higher rates on floating rate debt also increased interest expense.

  In 1994 the Company recorded a restructuring charge of $8.2 million in connection with a restructuring plan adopted by the Board of Directors in August 1994. See "Liquidity and Capital Resources."

  Income taxes for 1994 were $13.5 million compared to $10.1 million for 1993.

  As a result of the foregoing, net income for 1994 was $24.3 million compared to $14.8 million for 1993, an increase of $9.5 million, or 64.2%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary source of liquidity at September 30, 1996 was $25.8 million in cash and cash equivalents compared to $17.7 million at December 31, 1995, an increase of $8.1 million. On August 5, 1996, the Company sold its entire interest in Alternative Living Services, Inc. ("ALS"), resulting in net proceeds to the Company of approximately $24.6 million and an approximate $18.0 million gain on the sale. The increase in cash and cash equivalents was due primarily to proceeds realized from the sale of ALS. Payments received by the Company from the Medicaid and Medicare programs are the Company's largest source of cash from operations.

  Accounts receivable at September 30, 1996 were $218.5 million compared to $173.1 million at December 31, 1995, an increase of $45.4 million or 26.2%. The Company's accounts receivable include receivables from third-party reimbursement programs, primarily Medicaid and Medicare settlements. The Company receives payment for skilled nursing services based on rates set by individual state Medicaid programs. Although payment cycles for these programs vary, payments generally are made within 30 to 60 days of services provided, except in Illinois, where the Medicaid program delays payments for 120 days. The federal Medicare program, a cost-reimbursement system, pays interim rates, based on estimated costs of services, on a 30 to 45-day basis. Final cost settlements, based on the difference between audited costs and interim rates, are paid following final cost report audits by Medicare fiscal intermediaries. Because of the cost report and audit process, final settlement may not occur until up to 24 months after services are provided. The Company accounts for such open cost reports by taking appropriate reserves to offset potential audit adjustments. Management has no knowledge of any material pending claims or unsettled matters pertaining to such cost reports. Specialty medical services generally increase the amount of payments received on a delayed basis.

  Excluding the Institutional Pharmacy Business, accounts receivable at September 30, 1996 were $171.4 million compared to $135.3 million at December 31, 1995, an increase of $36.1 million.

  While federal regulations do not provide states with grounds to curtail payments under their Medicaid reimbursement programs due to state budget deficiencies or delays in enactment of new budgets, states have nevertheless curtailed payments in such circumstances in the past. In particular, some states have delayed the payment of significant amounts owed to health care providers such as the Company for health care services provided under their respective Medicaid programs.

  In addition to principal and interest payments on its long-term indebtedness, the Company has significant rent obligations relating to its leased facilities, as well as property expenses (principally property taxes and insurance) relating to all of its facilities. The Company's estimated principal payments, cash interest payments, rent and property expense obligations for 1996 are approximately $100.0 million.

  Excluding the Institutional Pharmacy Business, the Company's estimated principal payments, cash interest payments, rent and property expense obligations for 1996 are approximately $87.0 million.

  The Company's operations require capital expenditures for renovations of existing facilities in order to continue to meet regulatory requirements, to upgrade facilities for the treatment of subacute patients and to accommodate the addition of specialty medical services, and to improve the physical appearance of its facilities for marketing purposes. Total capital expenditures for the year ended December 31, 1995 were $23.5 million, excluding $2.5 million of capital expenditures reimbursed by Health and Retirement Properties Trust ("HRPT"). Total capital expenditures for the nine-month period ended September 30, 1996, were $24.0 million. The Company estimates that capital expenditures for the year ending December 31, 1996, will be approximately $32.0 million.

  Excluding the Institutional Pharmacy Business, total capital expenditures for the year ended December 31, 1995 and the nine-month period ended September 30, 1996, were $21.2 million and $20.1 million, respectively.

  The Company maintains a $150.0 million credit facility (the "Existing Credit Facility") with a syndicate of banks for whom First Union National Bank of North Carolina ("First Union") acts as lead bank, which may be used for working capital, other general corporate purposes and acquisitions. As of September 30, 1996, approximately $88.9 million was outstanding under the Existing Credit Facility. The Company will be able to borrow under the Existing Credit Facility through June 1998, at which time it will convert to a term loan, unless it is refinanced or extended. Upon conversion, the amount then outstanding will be payable in equal quarterly installments through June 2002. See "The Distribution--Treatment of Certain Indebtedness--Existing Credit Facility." Shortly before the Distribution, the Company will contribute the stock of its skilled nursing facility subsidiaries to New GranCare. Immediately prior to the Distribution, New GranCare plans to enter into the New Credit Facility with a syndicate of banks, certain proceeds from which will be paid by New GranCare on behalf of its subsidiaries to the Company in satisfaction of intercompany debt owed by New GranCare and its skilled nursing facility subsidiaries to the Company and the TeamCare subsidiaries. Amounts so paid by New GranCare to the Company will be applied to satisfy various third-party debt of the Company (including the Existing Credit Facility and the Convertible Debentures). See "The Distribution--Treatment of Certain Indebtedness--New Credit Facility."

  In September 1995, the Company completed an offering of $100.0 million aggregate principal amount of its 9 3/8% Notes. The net proceeds from this offering were used to repay outstanding amounts under the Existing Credit Facility. The Distribution Agreement provides that Vitalink will assume such Notes by operation of law. See "The Distribution--Treatment of Certain Indebtedness--9 3/8% Notes."

  The Company believes that its cash from operations, existing working capital and available borrowings under its line of credit will be sufficient to fund the fixed obligations, capital expenditures and other obligations referred to above, as well as to repay certain indebtedness when due. At this time the Company believes that any additional required financing could be obtained at market rates on terms that are acceptable to the Company, although no assurance can be given regarding the terms or availability of additional financing in the future.

  In conjunction with a 1990 acquisition, the Company borrowed $15.0 million under a promissory note agreement with HRPT. The note is secured by mortgages on two facilities and 1,000,000 shares of HRPT common stock owned by the Company. The HRPT note had a balance of $8.7 million, with an interest rate of 13.75% at December 31, 1994. During 1995, the Company renegotiated the note with HRPT, whereby the principal balance of the promissory note was increased to $11.5 million, resulting in additional proceeds to the Company. Minimum interest on the note is 11.5% per year payable monthly in arrears. Additional interest is payable commencing on January 1, 1996, in an amount equal to 75% of the percentage increase in the Consumer Price Index, with certain defined limitations. Principal payments will begin two years after the date of the note on a 30-year direct reduction basis, with the remaining balance due December 31, 2010.

  The Company has operating leases for 24 facilities, including land, buildings, and equipment from HRPT under two Master Lease Documents. Subsequent to December 31, 1994, the existing Master Lease Documents were amended. Under the amended lease arrangements, minimum rent for the aggregate facilities is the annual sum of $11,550,000, payable in equal monthly installments. In addition, beginning January 1, 1996, the amended lease agreement provides for additional rent to be paid monthly, in advance, based on 75% of the increase in the Consumer Price Index multiplied by the minimum rent due, provided, however, that the maximum rent (minimum rent plus additional rent) each January shall be limited to a 2% increase over the total monthly rent paid in the prior December. The operating leases for 17 facilities expire on December 28, 2010, and there are two 10 year renewal options. The leases for seven facilities expire in June 2006 and there are two 10 1/2-year renewal options. The Company has subleased seven of the 24 facilities to unrelated parties. Following the Distribution and Merger, New GranCare will succeed to the obligations of the Company to HRPT.

  The Company is a beneficial owner of 1,000,000 shares of stock of HRPT, which are held in trust and pledged as collateral for the obligations of two of the Company's subsidiaries under mortgage notes and lease obligations with HRPT. The pledge agreement strictly limits the Company's ability to sell the shares until its obligations to HRPT are satisfied, which will not be until the year 2010. As a result, these shares cannot be sold to meet other financial obligations. In addition, such mortgage notes and lease obligations contain provisions that restrict, upon the occurrence of an event of default thereunder, the ability of such subsidiaries to make dividends, loans or advances to the Company. In accordance with FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the HRPT stock is carried at fair market value, with unrealized gains and losses reported as a separate component of equity. The Existing Credit Facility and indenture pursuant to which the 9 3/8 Notes were issued also contain restrictions on the ability of the Company to pay dividends to its shareholders upon the failure to satisfy certain financial covenants.

  The Company maintains a captive insurance subsidiary to provide reinsurance for its obligations under workers' compensation and general and professional liability plans. These obligations are funded with long-term, fixed income investments, which are not available to satisfy other obligations of the Company. It is expected that following the Distribution and Merger that New GranCare will succeed to the aforementioned fixed income investments and operate such captive insurance subsidiary.

  As of December 31, 1995, the Company had recorded the following charges against the $8.2 million restructuring reserve recognized in the third quarter of 1994: (i) the write-off of certain unamortized financing fees; (ii) operating gains and losses from the facilities to be divested for the period of August 1, 1994 through December 31, 1995; (iii) gains and losses from the sale of facilities and; (iv) severance and other personnel-related costs. The net restructuring reserve balance at December 31, 1995 is $500,000. The Company believes that the provisions for the restructuring continue to be adequate and will not require material adjustment in future periods.

  The following transactions affecting the liquidity and capital resources of both the Company and New GranCare have been entered into or contemplated in connection with the proposed Distribution and Merger.

  New Credit Facility. In order to affect the Distribution, the Company will be required to replace its Existing Credit Facility and currently has a commitment letter from First Union and Chase, whereby each of such banks has agreed to provide the Company, for the benefit of New GranCare, a replacement credit facility in the aggregate amount of $300.0 million (with First Union and Chase each committing to $150.0 million). The New Credit Facility will consist of two components: a $200.0 million 5-year revolving credit facility (which includes a $40.0 million sub-limit for the issuance of standby letters of credit) and a $100.0 million 5-year term loan. Borrowings for working capital and general corporate purposes may not exceed $75.0 million. The first $25.0 million of exposure for letters of credit issued under the letter of credit sub-facility will correspondingly reduce availability under the working capital sub-facility. Following the consummation of the Distribution and Merger, the Company anticipates that New GranCare will have approximately $24.0 million outstanding under the working-capital sub-facility. The revolving credit portion of the New Credit facility will mature in five years. The term loan portion of the New Credit Facility will be amortized in ten quarterly installments of $7.0 million each commencing two years after the New Credit Facility closes, thereafter increasing to $10.0 million per quarter. All remaining principal and accrued, unpaid interest shall be due and payable in full on the fifth anniversary of the closing date of the New Credit Facility. Interest on outstanding borrowing shall accrue, at the option of New GranCare, at the Base Rate or at the Eurodollar Rate plus, in each case, an applicable margin. See "The Distribution--Treatment of Certain Indebtedness-- New Credit Facility."

  9 3/8% Notes. The Company has commenced a consent solicitation to obtain the approval of holders of the required principal amount of the Company's outstanding 9 3/8% Notes to the transactions contemplated by the Distribution Agreement and the Merger Agreement and to such modifications of certain covenants contained in the Note Indenture as Vitalink, as the successor obligor to the Company, may reasonably request. In connection with the assumption by Vitalink of the Company's 9 3/8% Notes and related obligations arising pursuant to the Note Indenture, the Company has agreed to pay Vitalink a fee based on a formula described in "The Distribution--Terms of the Distribution Agreement" (which fee is a Shared Transaction Expense). The Company has also undertaken a tender offer for at least 50% of the outstanding principal balance of the 9 3/8% Notes. A condition of the Company's obligation to complete the tender offer is that every tendering noteholder must consent to the requested covenant modifications referenced above. Any premium paid and expenses incurred in connection with any such tender offer will be a Shared Transaction Expense. See "The Distribution--Treatment of Certain Indebtedness--9 3/8% Notes."

  Convertible Debentures. The Distribution Agreement and the Merger Agreement also require that the Company take commercially reasonable efforts to call for redemption prior to the Distribution Record Date all of the Company's 6 1/2% outstanding convertible debentures (the "Convertible Debentures"). The Convertible Debentures are currently redeemable at a redemption price of 104.55% of the principal amount of the Convertible Debentures plus accrued and unpaid interest to the date of redemption. There are currently $60.0 million in aggregate principal amount of Convertible Debentures outstanding which will result in an aggregate redemption premium of approximately $2.73 million which shall be a Shared Transaction Expense (such premium shall be reduced by $390,000 in the event the redemption occurs after January 15, 1997).

  New GranCare Capital Resources. Following the Distribution and Merger, New GranCare believes that its cash from operations, existing working capital and available borrowings under the New Credit Facility will be sufficient to fund the fixed obligations, capital expenditures and other obligations referred to above, as well as to repay any required indebtedness when due, and further expand New GranCare's business. Also in connection with the Distribution and Merger, Vitalink has agreed to assume (as part of the Merger) certain items of the Company's consolidated indebtedness aggregating approximately $108.0 million (which includes the Company's obligations in respect of the 9 3/8% Notes). However, in the event that New GranCare continues to grow through acquisitions, New GranCare may need to raise additional capital, either through borrowings, sale-leaseback financings or the sale of debt or equity securities, to finance the acquisition price and any additional working capital and capital expenditure requirements related to such acquisitions. At this time, the Company believes that any additional required financing may be obtained at market rates on terms that are acceptable to New GranCare, although no assurance can be given regarding the terms that are available of additional financing in the future.

IMPACT OF INFLATION

  The health care industry is labor-intensive. Wages and other labor costs are especially sensitive to inflation. In addition, the Company operates and New GranCare intends to operate a majority of its facilities pursuant to operating leases which contain provisions for increased rent, based upon inflation. Increases in wages and other labor costs and rent expense as a result of inflation, without a corresponding increase in Medicare and Medicaid reimbursement rates, could adversely impact the Company or New GranCare.

  Both the Medicare and Medicaid programs operate under routine cost limits or targeted ceilings. These limits are usually adjusted on an annual basis utilizing numerous inflation indexes. Each State can operate under a different index resulting in the adjustments to the targeted ceilings being different in each State. The Company cannot predict the level of the expected increase each year and each of these programs is subject to changes in regulation, retroactive rate adjustments and government funding which could adversely affect the amounts paid to New GranCare. See "Risk Factors--Risk Involved with Reimbursement by Third Party Payors."

                                  PROPERTIES

  As of July 31, 1996, the Company operated 137 long-term care facilities (133 skilled nursing facilities and four assisted living facilities), which will be operated by New GranCare. New GranCare believes the aforementioned physical properties will be in good operating condition and suitable for the purposes for which they are intended to be used when it assumes the operation of such properties. New GranCare will operate 37 long-term care facilities, including one assisted living facility and rehabilitation center, all of which will be included in the collateral which secures certain financial obligations to creditors and lessors to be assumed by New GranCare. Ninety-two other facilities (including three assisted living facilities) will be operated by New GranCare under long-term leases. New GranCare expects to pledge all of its leasehold interests to certain creditors. See "The Distribution--Treatment of Certain Indebtedness--New Credit Facility." Seven of the Company's long-term care facilities will be managed by New GranCare.

LONG-TERM HEALTH CARE FACILITIES

  The following chart shows the geographic distribution of the facilities to be operated by New GranCare:

                                                                    PERCENTAGE
  STATE                                       FACILITIES(1)  BEDS  OF TOTAL BEDS
  -----                                       ------------- ------ -------------
Arizona(1)...................................        7         982       5.7%
California(1)................................       28       3,181      18.5
Colorado.....................................        4         661       3.8
Georgia......................................        1         100       0.6
Illinois.....................................       20       2,089      12.1
Indiana......................................       19       3,057      17.8
Iowa.........................................        7         547       3.2
Louisiana....................................        3         240       1.4
Michigan.....................................       13       1,863      10.8
Mississippi..................................       10       1,104       6.4
Ohio.........................................        1         100       0.6
South Carolina...............................        8         832       4.8
Tennessee....................................        2         226       1.3
West Virginia................................        1         164       1.1
Wisconsin....................................       13       2,052      11.9
                                                   ---      ------     -----
  Total......................................      137      17,198     100.0%
                                                   ===      ======     =====
CLASSIFICATION
--------------
Owned........................................       38       4,794      27.9%
Leased.......................................       91      11,067      64.3
Managed......................................        8       1,337       7.8
                                                   ---      ------     -----
  Total......................................      137      17,198     100.0%
                                                   ===      ======     =====

--------
(1) Includes two assisted living facilities in the State of Arizona comprising 170 licensed beds and two assisted living facilities in the State of California comprising 218 licensed beds.

  The following facilities are organized by state, and in California by region:

                                                       LICENSED   OCCUPANCY
               FACILITY                    LOCATION      BEDS   PERCENTAGE(1)
               --------                  ------------- -------- -------------
ARIZONA
Colter Village Health Care and
 Rehabilitation Center(2)                Glendale         186       91.6%
Colter Village Retirement Center(4)(2)   Glendale         105       72.5
GranCare Medical Center of Paradise
 Valley                                  Phoenix          200       93.1
East Valley Medical & Rehabilitation
 Center                                  Mesa             174       57.2
La Mesa Rehabilitation and Care Center   Yuma             125       89.9
Sunquest Village of Yuma(4)              Yuma              65       62.3
Village Green Care Center                Phoenix          127       92.8
                                                        -----       ----
 TOTAL ARIZONA                                            982       81.7%
NORTHERN CALIFORNIA
Almaden HealthCare Center                San Jose          77       91.2%
Driftwood HealthCare Center--Santa Cruz  Santa Cruz        92       88.5
Driftwood HealthCare Center--Hayward     Hayward           88       93.5
Excell Health Care Center(2)             Oakland           99       91.6
Florin Health Care Center                Sacramento       122       94.0
Fremont HealthCare Center                Fremont          122       90.4
Fruitvale HealthCare Center              Oakland          140       98.0
Hayward Hills Health Care Center         Hayward           74       92.4
La Salette Rehabilitation and
 Convalescent Hospital                   Stockton         120       89.5
Parkview Health Care Center              Hayward          121       84.7
Skyline HealthCare Center -- San Jose    San Jose         253       96.5
Vale HealthCare Center                   San Pablo        202       91.1
                                                        -----       ----
 TOTAL NORTHERN CALIFORNIA                              1,510       92.3%
SOUTHERN CALIFORNIA
Autumn Hills Convalescent Hospital       Glendale          99       97.2%
Driftwood Health Care Center             Torrance          99       96.5
El Rancho Vista Health Care Center       Pico Rivera       86       93.3
Flagship Health Care Center              Newport Beach    167       95.2
Inglewood Health Care Center             Inglewood         99       95.0
Lancaster Health Care Center             Lancaster         99       91.4
Laurelwood HealthCare Center             N. Hollywood      99       88.6
Monterey Palms Health Care Center(3)     Palm Desert       99       88.0
Newport Villa(4)                         Newport Beach    109       83.8
Newport Villa West(4)                    Newport Beach    109       82.6
Santa Monica Health Care Center          Santa Monica      59       91.2
Skyline Health Care Center               Los Angeles       99       94.1
Tarzana Extended Care & Rehabilitation
 Center                                  Tarzana          173       92.9
Thousand Oaks Health Care Center         Thousand Oaks    125       95.5
Van Nuys Health Care Center              Van Nuys          58       95.1
Verdugo Vista Health Care Center         La Crescenta      92       95.7
                                                        -----       ----
 TOTAL SOUTHERN CALIFORNIA                              1,671       92.4
 TOTAL CALIFORNIA OPERATIONS                            3,181       92.3%

                                                     LICENSED   OCCUPANCY
               FACILITY                   LOCATION     BEDS    PERCENTAGE(1)
               --------                 ------------ -------- --------------
COLORADO
Camelia HealthCare Center               Aurora          150        87.7%
Cedars HealthCare Center                Lakewood        175        95.0
Cherrelyn Manor HealthCare Center       Littleton       236        88.8
Red Rocks HealthCare Center(2)          Denver          100        87.7
                                                      -----        ----
 TOTAL COLORADO                                         661        90.0%
GEORGIA
Lafayette Health Care(2)                Lafayette       100        91.6%
                                                      -----        ----
 TOTAL GEORGIA                                          100        91.6%
ILLINOIS
Birchwood HealthCare Center(2)          Casey            75        91.7%
LaSalle HealthCare Center               LaSalle         101        93.8
Litchfield HealthCare Center            Litchfield      123        78.4
Charleston Manor(2)                     Charleston       62        78.3
Crestview HealthCare Center(2)          Clinton         103        89.7
Dixon Health Care Center(2)             Dixon           110        88.1
Fairview HealthCare Center(2)           Belvidere        80        94.4
Flora HealthCare Center                 Flora            99        94.0
Good Samaritan HealthCare Center        East Peoria     120        75.4
Havana Healthcare Center(2)             Havana           98        83.8
Montebello HealthCare Center(2)         Hamilton        139        81.9
Nature Trail HealthCare Center(2)       Mount Vernon     74        98.8
Odin HealthCare Center(2)               Odin             99        93.4
Parkway Healthcare Center(2)            Wheaton          69        88.9
Rochelle Healthcare Center(2)           Rochelle         50        95.7
Rochelle Healthcare Center--East(2)     Rochelle         74        88.6
Rockford Healthcare Center(2)           Rockford         81        92.3
Community HealthCare Center             Naperville      153        76.5
Springfield Healthcare Center           Springfield     170        93.6
Wynscape HealthCare Center(5)           Wheaton         209        92.4
                                                      -----        ----
 TOTAL ILLINOIS                                       2,089        89.1%
INDIANA
Anderson HealthCare Center(5)           Anderson        175        55.8%
Anthony Wayne HealthCare Center         Fort Wayne      126        65.8
Beech Grove Healthcare Center           Beech Grove     189        65.3
Central Healthcare Center               Indianapolis    147        75.5
Chelsea Healthcare Center(5)            Elkhart         157        45.9
Country Trace Healthcare Center         Indianapolis     49        73.5
Eagle Valley Healthcare Center          Indianapolis    120        85.3
Forest Park Healthcare Center           Kokomo          188        92.5
Lafayette Healthcare Center(5)          Lafayette       202        40.0
Monticello Healthcare Center            Monticello      206        77.6
New Castle Healthcare Center(5)         New Castle      171        77.9
Noblesville Healthcare and Alzheimer's
 Special Care Center                    Noblesville     195        71.5
Pine Tree HealthCare Center             Indianapolis    179        71.6
Universal HealthCare Center(5)          Franklin        123        61.3
Southside HealthCare Center             Indianapolis    155        49.2
Wabash Healthcare Center(5)             Wabash          101        63.0

                                                        LICENSED   OCCUPANCY
              FACILITY                     LOCATION       BEDS    PERCENTAGE(1)
              --------                 ---------------- -------- --------------
INDIANA (CONTINUED)
Washington HealthCare Center(5)        Evansville          199        58.4%
Willowbrook HealthCare Center          Clarkville          195        88.3
Willow Ridge HealthCare Center         Fort Wayne          180        57.2
                                                         -----        ----
 TOTAL INDIANA                                           3,057        67.5%
IOWA
Altoona HealthCare Center              Altoona             114        86.1%
Carroll HealthCare Center              Carroll              51        91.9
Granger HealthCare Center              Granger              71        85.2
Heritage HealthCare Center--Des
 Moines(2)                             Des Moines           99        86.4
Jefferson HealthCare Center            Jefferson            93        94.0
Norwalk HealthCare Center              Norwalk              51        86.2
Polk City HealthCare Center            Polk City            68        89.4
                                                         -----        ----
 TOTAL IOWA                                                547        92.8%
LOUISIANA
Alexandria HealthCare Center           Alexandria           75        67.0%
Heritage HealthCare Center--Crowley    Crowley              57        93.4
Heritage HealthCare Center--Hammond    Hammond             108        85.1
                                                         -----        ----
 TOTAL LOUISIANA                                           240        82.0%
MICHIGAN
Bedford Villa HealthCare Center(2)     Southfield           61        83.3%
Cambridge East HealthCare Center(2)    Madison Heights     160        93.8
Cambridge North HealthCare Center(2)   Clawson             120        95.8
Cambridge South HealthCare Center(2)   Beverly Hills       102        95.7
Clinton-Aire HealthCare Center(2)      Clinton Township    150        95.0
Crestmont HealthCare Center(2)         Fenton              132        93.7
Frenchtown HealthCare Center(2)        Monroe              229        76.9
Heritage Manor HealthCare Center(2)    Flint               180        92.3
Hope HealthCare Center(2)              Westland            142        94.3
Madonna HealthCare Center(2)           Detroit             138        88.5
Middlebelt HealthCare Center(2)        Livonia             162        95.1
Nightingale HealthCare Center(2)       Warren              185        95.6
St. Anthony HealthCare Center(2)       Warren              102        90.5
                                                         -----        ----
 TOTAL MICHIGAN                                          1,863        91.8%
MISSISSIPPI
Heritage HealthCare Center--Cleveland  Cleveland            75        94.3%
Heritage HealthCare Center--Clinton    Clinton             135        96.2
Heritage HealthCare Center--Columbia   Columbia            119        95.6
Heritage HealthCare Center--Corinth    Corinth              95        94.9
Heritage HealthCare Center--Greenwood  Greenwood           110        94.9
Heritage HealthCare Center--Grenada    Grenada             137        95.3
Heritage HealthCare Center--Holly
 Springs                               Holly Springs       120        93.9
Heritage HealthCare Center--Indianola  Indianola            75        98.0
Trace Haven HealthCare Center          Natchez              58        93.4
Heritage HealthCare Center--Yazoo
 City                                  Yazoo City          180        95.3
                                                         -----        ----
 TOTAL MISSISSIPPI                                       1,104        95.2%

                                                       LICENSED   OCCUPANCY
              FACILITY                    LOCATION       BEDS    PERCENTAGE(1)
              --------                ---------------- -------- --------------
OHIO
Rosegate HealthCare Center            West Worthington     100       84.7%
                                                        ------      -----
 TOTAL OHIO                                                100       84.7%
TENNESSEE
Heritage HealthCare Center--
 Collierville                         Collierville         114      101.2%
Heritage HealthCare Center--Memphis   Memphis              112       89.0
                                                        ------      -----
 TOTAL TENNESSEE                                           226       95.1%
SOUTH CAROLINA
Faith HealthCare Center               Florence             124       93.0%
Hallmark HealthCare Center            Summerville           88       98.3
Jolley Acres HealthCare Center        Orangeberg            60       92.6
Lake City Scranton HealthCare Center  Scranton              88       98.9
Oakbrook Health and Rehabilitation
 Center                               Summerville           88       97.3
Prince George HealthCare Center       Georgetown           148       83.6
St. George HealthCare Center          St. George            88       97.1
Springdale HealthCare Center          Camden               148       95.6
                                                        ------      -----
 TOTAL SOUTH CAROLINA                                      832       93.5%
WEST VIRGINIA
Parkview HealthCare Center            Parkersburg          164       90.8%
                                                        ------      -----
 TOTAL WEST VIRGINIA                                       164       90.8%
WISCONSIN
Ashland Health and Rehabilitation
 Center(2)                            Ashland              121       87.0%
Audubon Health Care Center(2)         Bayside              282       96.6
Christopher East HealthCare Center    Milwaukee            215       91.5
Greentree Health and Rehabilitation
 Center                               Clintonville          78       76.3
Hillside Health Care Center(2)        Milwaukee             39       94.0
Northwest Health Care Center(2)       Milwaukee            102       88.0
Park Manor Health Care Center         Milwaukee            118       87.1
Pine Manor Health Care Center         Clintonville         109       82.2
River Hills West Health Care
 Center(2)                            Pewaukee             237       92.9
Sunny Hill Health Care Center         Madison               73       89.8
The Shores Transitional Care and
 Rehabilitation Center(2)             Glendale             347       84.5
The Virginia Health Care Center       Waukesha             105       96.4
Woodland HealthCare Center            Brookfield           226       96.4
                                                        ------      -----
 TOTAL WISCONSIN                                         2,052       90.2%
                                                        ------      -----
  TOTAL GRANCARE OPERATIONS                             17,198       86.6%
                                                        ======      =====

--------
(1) Average occupancy rate for the seven months ended July 1996, for all facilities. See notes below.
(2) Facilities owned by the Company.
(3) Facility is managed by outside facility management company.
(4) Facilities operated as retirement living centers.
(5) Facilities managed by the Company.

CONTRACT MANAGEMENT

  Subject to the exceptions set forth below, the Company's contract management business, which will be owned and operated by New GranCare after the Distribution, enters into contracts with acute care hospitals for the management of geriatric specialty programs, generally located inside such hospitals. Such management contracts do not generally involve the lease or purchase of any property. Cornerstone does, however, lease two properties in connection with its operations. The two leased facilities are The Specialty Hospital of Austin (Texas) and The Specialty Hospital of Houston (Texas), which as of the end of fiscal 1995 had 104 beds and 45 beds, respectively, and an average occupancy rate of 35.4% and 55%, respectively. Cornerstone's corporate headquarters is located in Dallas, Texas.

HOME HEALTH

  The Company owns and operates home health, private duty and hospice agencies located in California, Michigan, Wisconsin and Indiana, which will be owned and operated by New GranCare following the Distribution. The agencies are operated by subsidiaries of the Company and lease the space for their operations; all such leases are immaterial in amount.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS.

  The executive officers and directors of the Company, as well as their ages as of September 12, 1996, are listed below, followed by brief accounts of their business experience and certain other information. Although the contemplated restructuring of the Company may result in the elimination of certain management positions filled by persons listed below, it is expected that most, if not all, of the officers listed below will be asked to continue their employment with New GranCare in substantially the same capacity as such individuals have served the Company. It is also expected that the present directors of the Company will continue as directors of New GranCare. Certain of the executive officers listed below have employment agreements with the Company that provide for certain payments in the event of a "change of control" of the Company (as such term is defined in the relevant employment agreements). Executives entitled to payments in connection with a change of control under their current Company employment contracts will be asked to waive any change of control payments to which they are entitled in consideration of grants of New GranCare Options and as a condition to entering into a new employment contract with New GranCare. It is contemplated that the employment agreements to be entered into between such executives and New GranCare will provide for certain payments in the event of a "change of control" (as such term will be defined in the relevant New GranCare employment agreements) of New GranCare. The current directors of New GranCare are Messrs. Athans, Benton and Schneider. Immediately following the Distribution, Messrs. Benton and Schneider will resign from the Board of Directors of New GranCare and will be replaced by the current directors of the Company. Mr. Athans will continue to serve on the Board of Directors of New GranCare. New GranCare will reevaluate the size and composition of its Board of Directors at the next annual meeting of stockholders. Mr. Athans also will become President and Chief Executive Officer of New GranCare following the Distribution. Other than Mr. Athans, no assurance can be given that any of the officers or directors listed below will accept any offered positions with New GranCare or that the management team of New GranCare will remain substantially the same as the Company's management team. Gene E. Burleson, currently the Chairman, President and Chief Executive Officer of the Company, will become Chief Executive Officer and a director of Vitalink following the Distribution and the Merger, and will continue to act as Chairman of the Board and a director of New GranCare. Arlen B. Reynolds, currently a Senior Vice President of the Company and President of TeamCare, will become Executive Vice President of Vitalink following the Distribution and the Merger.

 NAME                      AGE                     POSITION
 ----                      ---                     --------
 Gene E. Burleson......... 55  Chairman, President and Chief Executive Officer
 Charles M. Blalack....... 69  Director
 Antoinette Hubenette,
  M.D..................... 46  Director
 Joel S. Kanter........... 39  Director
 Ronald G. Kenny.......... 40  Director
 Robert L. Parker......... 62  Director
 William G. Petty, Jr..... 50  Director
 Edward V. Regan.......... 66  Director
 Gary U. Rolle............ 53  Director
 M. Scott Athans..........     Executive Vice President and Chief Operating
                           50  Officer (present director of New GranCare)
 Evrett W. Benton......... 47  Executive Vice President, General Counsel and
                               Secretary (present director of New GranCare)
 Jerry A. Schneider.......     Executive Vice President and Chief Financial
                           48  Officer (present director of New GranCare)
 Kay L. Brown............. 43  Senior Vice President and Director of Corporate
                                Communications and Investor Relations
 Donald D. Finney(/1/)....     Senior Vice President and President of Long-
                           49  Term Care Division
 Dennis J. Hansen......... 49  Senior Vice President, Chief Information
                                Officer
 Dennis G. Johnston....... 48  Senior Vice President, President of Cornerstone
                                Health Management Company
 Patricia D. Pawelski..... 51  Senior Vice President, Strategic Planning
 Arlen B. Reynolds........ 55  Senior Vice President and President of TeamCare
 Richard J. Spinello......     Senior Vice President, Director of Risk
                           49  Management
 Keith J. Yoder........... 44  Senior Vice President, Controller and Treasurer
 Thomas J. Benes..........     Vice President, Director of Materials
                           43  Management
 David R. Borchers........ 45  Vice President, Director of Facility Management
 M. Henry Day, Jr.........     Vice President, Assistant General Counsel and
                           43  Assistant Secretary
 Victoria A. Eberle....... 32  Vice President, Director of Tax
 Clark D. Hettinga........ 31  Vice President, Assistant Controller
 Helayne R. O'Keiff.......     Vice President, President of GranCare Home
                           42  Health Services
 Sandra L. Long........... 44  Vice President, Sales and Marketing
 Michael H. Rosen.........     Vice President, Director of Business Compliance
                           47  and Controls
 Mark H. Rubenstein....... 51  Vice President, Director of Human Resources

-------
(1) Mr. Finney resigned from his positions with the Company effective January 1, 1997.

  Gene E. Burleson has served as Chairman of the Board of the Company since January 1994. Additionally, Mr. Burleson has served as President and Chief Executive Officer of the Company since December 1990. Mr. Burleson will cease acting as President and Chief Executive Officer upon completion of the Distribution and the Merger. Mr. Burleson has served as President and a Director of the Company since October 1989. From 1974 to September 1989, Mr. Burleson was employed by American Medical International, Inc. ("AMI"), a provider of health care services, where from early 1988 to March 1989 he served as President while continuing his role as Chief Operating Officer, a position he assumed in 1986. Prior to serving as President of AMI, Mr. Burleson was President and Chief Executive Officer of American Medical International--European Operations for nine years. Mr. Burleson currently serves on the boards of directors of three other public companies: Alternative Living Services, Inc. ("ALS"), a developer and manager of assisted living facilities; Deckers Outdoor Corp., a footwear manufacturer; and Walnut Financial Services, a provider of financial services.

  Charles M. Blalack became a director of the Company in March 1989. From March 1993 to the present, Mr. Blalack has been Chairman and Chief Executive Officer of Blalack & Company, a member of the National Association of Securities Dealers, Inc. ("NASD"). From September 1969 to March 1993, Mr. Blalack was Chairman of the Board and Chief Executive Officer of Blalack-Loop, Incorporated, a member of the NASD and a registered investment advisor. Mr. Blalack was a director of Beverly Enterprises, Inc. ("Beverly Enterprises"), the largest operator of long-term care facilities in the United States, from 1964 to 1975, and he currently serves on the board of directors of Advanced Micro Devices, Inc., a publicly held company.

  Antoinette Hubenette, M.D. became a director of the Company in April 1992. Dr. Hubenette is a medical doctor who specializes in internal medicine and geriatric care. Since 1982, Dr. Hubenette has been a partner with the Medical Group of Beverly Hills, and recently became the President of the group. In 1968, Dr. Hubenette received her bachelor's degree from the University of California, Berkeley, and in 1976 completed her M.D. at George Washington University. Currently, Dr. Hubenette serves on the board of directors of Cedars-Sinai Medical Care Foundation and is a member of several professional organizations, including the American Medical Association.

  Joel S. Kanter became a director of the Company in December 1990. From 1986 to the present, Mr. Kanter has been the President of Windy City, Inc., a private investment company, and from 1988 to February 27, 1995 he served as a consultant to Walnut Capital Corporation ("WCC"), a closely held investment management and advisory firm. From February 27, 1995 to the present, Mr. Kanter has served as the President of WCC and Walnut Financial Services. Prior to 1986, Mr. Kanter was Managing Director of the Investors' Washington Service, an investment advisory company specializing in providing advice to institutional clients about the impact of federal legislative and regulatory decisions on debt and equity markets. Mr. Kanter serves on the board of directors of five other publicly held companies, I-Flow Corporation (a home infusion pump manufacturer), TransGlobal Services, Inc. (an engineering personnel temporary firm), Walnut Financial Services, Inc. (a provider of small business financial and consulting services), Healthcare Acquisition Corp. (a corporation involved in acquiring healthcare related companies) and Osteoimplant Technology, Inc. (a manufacturer of shoulder and hip implant devices), and several privately held companies.

  Ronald G. Kenny became a director of the Company in July 1995 in connection with the Company's merger with Evergreen. Mr. Kenny served as a director of Evergreen from June 1993 up to the time of the Evergreen merger and currently serves as Vice President--Finance of Huizenga Capital Management, a privately held investment management company, since 1990. Mr. Kenny was a director of National Heritage, Inc. ("NHI") from October 1992 to June 1993. Mr. Kenny serves on the board of directors of Alternative Living Services, Inc. ("ALS"), a public corporation that owns and manages assisted living facilities.

  Robert L. Parker became a director of the Company in July 1995 in connection with the Company's merger with Evergreen. Mr. Parker served as Chairman of the Board of Directors of Omega Healthcare Investors, Inc., a real estate investment trust ("Omega") from March 1992 to July 1995 and was a Managing Director of Omega Capital, Ltd., a private health care investment fund ("Omega Capital"), from 1986 to 1992. From 1972 through

1983, Mr. Parker was a senior officer of Beverly Enterprises. At the time of his retirement in 1983, Mr. Parker was Executive Vice President of Beverly Enterprises. Mr. Parker is a registered architect, licensed in California and Oklahoma. Mr. Parker continues to serve as a director of Omega and also serves as a director of First National Bank of Bethany, Oklahoma, a private commercial bank.

  William G. Petty, Jr. became a director of the Company in July 1995 in connection with the Company's merger with Evergreen. Since July 1, 1996, Mr. Petty has been a principal of Beecken, Petty & Company LLC, which is the general partner of Healthcare Equity Partners, a venture capital partnership. Mr. Petty served as Chairman of the Board of Directors, President and Chief Executive Officer of Evergreen from June 30, 1993 to July 1995. He served as Chairman of the Board, Chief Executive Officer and President of NHI from October 1992 to June 1993. From 1988 to 1992, he served as President and Chief Executive Officer of Evergreen Healthcare Ltd., L.P. ("EHL"), an affiliate of Evergreen, and has been a Managing Director of Omega Capital, Ltd., a private health care investment fund since 1986. Mr. Petty has been the Chairman of the Board of ALS since 1993. Mr. Petty also served as the Chief Executive Officer of ALS from 1993 until February 1996.

  Edward V. Regan became a director of the Company in January 1994. From 1979 to 1993, Mr. Regan served as New York State Comptroller. From 1992 to the present, Mr. Regan has been associated with the Jerome Levy Economics Institute, a non-partisan research center generating public policy alternatives through the study of economics. Mr. Regan is a member of the U.S. Competitiveness Policy Council. From 1988 to 1992, Mr. Regan was an adjunct professor at New York University's Stern Graduate School of Business. Mr. Regan currently serves on the board of directors of the Oppenheimer Funds, Inc. and River Bank America, a publicly held company and Offitbank, a professional money management firm and a publicly held company.

  Gary U. Rolle became a director of the Company in February 1994. From 1983 to the present, Mr. Rolle has been the Executive Vice President and Chief Investment Officer of Transamerica Investment Services, a subsidiary of Transamerica Corp., a financial services company. Mr. Rolle is currently the Chairman and President of Transamerica Income Shares, director of Transamerica Investors, Transamerica Occidental Life Insurance Company, Transamerica Life Insurance & Annuity, Transamerica Assurance Company, Transamerica Realty Services and Arbor Life Insurance Company and Chairman of Separate Account Funds B & C. Mr. Rolle is also a member of the Board of Trustees of Harvey Mudd College.

  M. Scott Athans joined the Company in November 1993 as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Athans was the Chief Operating Officer of Healthfield Inc., a home health care business with operations in Georgia, Tennessee, Alabama, Massachusetts and Florida. From March 1990 to July 1991, Mr. Athans served as the Chief Executive Officer of the Georgia Baptist Medical Center. Prior to that, Mr. Athans spent six years as Senior Vice President and Regional Director of AMI.

  Evrett W. Benton joined the Company in January 1992 and shortly thereafter became Executive Vice President, General Counsel and Secretary. Prior to joining the Company, he was with a national law firm, Andrews & Kurth L.L.P., where he began his legal career in Houston in 1975. In 1989, he moved to the firm's Los Angeles office where he served as managing partner. His practice specialized in business law, with an emphasis on finance, mergers and acquisitions and general corporate law.

  Jerry A. Schneider joined the Company in January 1995 as Executive Vice President and Chief Financial Officer. Mr. Schneider served as President of J&K Alan Company, Ltd., London, England, an investment management company, from 1991 to 1994. From 1985 to 1991, Mr. Schneider was the Chief Financial Officer and Legal Counsel to Eugene V. Klein, dba Del Rayo Racing Stables, a major thoroughbred racing and breeding operation. Prior to 1985, he spent seven years as the Vice President of Taxes and International Chief Financial Officer of AMI.

  Kay L. Brown, a Senior Vice President since February 1993, is Director of Corporate Communications and Investor Relations of the Company. From June 1992 through February 1993, Ms. Brown was Vice President, Home Health of the Company. Prior to joining the Company in 1992, from December 1988 to June 1992 Ms. Brown served as President and Chief Executive Officer of Visiting Nurse Associations of America ("VNAA"), the organization representing visiting nurse associations throughout the United States. From February 1987 to December 1988, Ms. Brown was VNAA's Vice President and Chief Operating Officer.

  Dennis J. Hansen joined the Company in February 1993 as the Director of Reimbursement and in August 1993 became the Director of Reimbursement and Management Information Services. Currently, Mr. Hansen serves as Senior Vice President and Chief Information Officer. In January 1994, Mr. Hansen was promoted to Vice President and in January 1995 he became a Senior Vice President of the Company. Prior to joining the Company, Mr. Hansen spent ten years as the Corporate Vice President, Director of Reimbursement Services of AMI.

  Dennis G. Johnston joined the Company as President of Cornerstone in April 1995 and became Senior Vice President of the Company in July 1995.
Mr. Johnston was the co-founder of Cornerstone in 1990, and served as its President and Chief Executive Officer from 1990 to 1995. From 1984 to 1989, Mr. Johnston held various positions with the management subsidiary of Republic Health Corporation, including that of Senior Development Officer.

  Arlen B. Reynolds joined the Company in September 1995 as Senior Vice President and President of TeamCare. In connection with the Merger, Mr. Reynolds will resign as an officer of the Company and become an Executive Vice President of Vitalink. From 1993 to September 1995, Mr. Reynolds was the administrator and Chief Operating Officer of Brookwood Medical Center in Alabama. From 1988 to 1993, he served in several capacities with AMI, including Chief Executive Officer and President of an acute care hospital.

  Patricia D. Pawelski became Senior Vice President of the Company in May 1995. Previously, Ms. Pawelski served as Vice President of Operations Support from January 1994 after serving as Vice President of Operations--Michigan from January 1993 and as Director of Operations--Michigan from October 1992. Prior to joining the Company, Ms. Pawelski served as the President of International Health Care Management since 1984.

  Richard J. Spinello became a Senior Vice President in January 1996. Prior to this, he served as Vice President and Director of Risk Management since January 1993 and in various other capacities with the Company from the time he joined the Company in 1991. Prior to joining the Company, Mr. Spinello was Director of both Professional Liability Claims and Loss Control at AMI.

  Keith J. Yoder joined the Company in July 1995 as Senior Vice President, Controller and Treasurer. He previously served as Vice President, Chief Financial Officer of Evergreen since January 1992, Secretary of Evergreen since June 1993 and as Treasurer of Evergreen since December 1993. He served as Vice President of NHI from December 1992 to June 1993 and as the Chief Financial Officer and Secretary of NHI from January 1993 to June 1993. Prior to joining Evergreen, Mr. Yoder served as Area Controller for ARA from 1989 to 1992.

  Thomas J. Benes joined the Company in March 1995 as Director of Materials Management. In January 1996, Mr. Benes was promoted to Vice President. Prior to joining the Company, Mr. Benes served in several capacities with Main Line Health, Inc. from 1987 to 1994.

  David R. Borchers joined the Company in November 1993, as Director of Facility Management, and became Vice President in January 1995. Prior to joining the Company, Mr. Borchers served as Vice President of Facilities Development and Engineering for Dole Food Company since 1988.

  M. Henry Day, Jr. became a Vice President of the Company in January 1996. Prior to this, he served as Assistant General Counsel and Assistant Secretary of the Company since September 1994. Before joining the Company, Mr. Day was General Counsel of Life Care Centers of America, Inc., a privately-owned Cleveland, Tennessee based long-term healthcare provider.

  Victoria A. Eberle joined the Company in January 1992 as Corporate Tax Manager and became Vice President in January 1994. Prior to joining the Company, Ms. Eberle worked for the accounting firm of Deloitte & Touche LLP for five years.

  Clark D. Hettinga was elected Vice President in January 1996. Previously, Mr. Hettinga served as Director of Accounting, Assistant Controller, Director of Financial Reporting and Corporate Reporting and SEC Compliance Supervisor for the Company from 1992 to present. From 1989 to 1992, Mr. Hettinga was an auditor with Ernst & Young LLP in Milwaukee, Wisconsin.

  Sandra L. Long became Vice President, Sales and Marketing of the Company in October 1995 after serving as Director of Operations--Midwest Region since 1993. Previously, Ms. Long served as the Executive Director of The Shores Transitional Care and Rehabilitation Institute during 1992 and 1993.

  Helayne R. O'Keiff joined the Company in April 1995 as the President of GranCare Home Health Services. In January 1996, Ms. O'Keiff became a Vice President of the Company. From 1992 to 1995 Ms. O'Keiff served as the Chief Operating Officer of Home Technology Healthcare, Inc., a Nashville, Tennessee based home care services provider. From 1987 to 1992, Ms. O'Keiff was Director of Home Health Services at Barnes Hospital in St. Louis, Missouri.

  Michael H. Rosen joined the Company in October 1991 as Controller. In January 1994 he was promoted to Vice President of the Company. In 1995, Mr. Rosen became Director of Business Compliance and Controls.

  Mark H. Rubenstein was employed by AMS for eleven years and joined the Company as Vice President, Director of Human Resources in connection with the acquisition of AMS in December 1990.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company presently has a total of five standing committees of its Board of Directors including an Audit Committee, a Finance Committee, a Management Compensation Committee, a Nominating Committee and a Quality Committee. It is anticipated that New GranCare will establish similar committees of its Board of Directors. A brief description of the responsibilities of each of the standing committees of the Company's Board of Directors and the members of each such committee is set forth below.

  Messrs. Kanter (Chairman), Regan and Kenny are the members of the Company's Audit Committee. The Audit Committee is responsible for coordinating matters with independent auditors, reviewing internal accounting controls and recommending the engagement of independent accountants to the Board of Directors.

  The Finance Committee consists of Messrs. Petty (Chairman), Burleson, Kanter and Rolle. The Finance Committee is responsible for evaluating financing alternatives and advising management on financial strategies and major financial transactions.

  Messrs. Rolle (Chairman), Blalack, Parker and Dr. Hubenette are the members of the Management Compensation Committee. The Management Compensation Committee is charged with administering the Company's incentive programs and reviewing and making recommendations to the Board of Directors with respect to the compensation of all officers of the Company and all issuances of equity securities of the Company to the Company's directors, officers, employees and consultants.

  The Nominating Committee consists of Messrs. Burleson (Chairman), Blalack and Petty. The Nominating Committee is responsible for selecting and nominating individuals to fill vacancies on the Board of Directors, and appointing officers. The Nominating Committee will consider nominees recommended by shareholders pursuant to the notice and other provisions set forth in the Company's Bylaws.

  The Quality Committee is comprised of Dr. Hubenette (Chairperson) and Messrs. Burleson and Blalack. The Quality Committee is responsible for evaluating the quality of patient care and services provided at the Company's facilities.

COMPENSATION OF DIRECTORS

  The initial New GranCare Board of Directors (which consists of Messrs. Athans, Benton and Schneider prior to the Distribution) has adopted, and the Company, the sole stockholder of New GranCare prior to the Distribution, has approved a compensation program for its outside directors (the "New GranCare Directors

Plan") that is identical to the program that is currently used by the Company (the "GranCare Directors Plan"). As part of this program, New GranCare has adopted, and the Company has approved, the Outside Directors Stock Incentive Plan, pursuant to which New GranCare is authorized to issue up to 200,000 shares of New GranCare Common Stock subject to options granted in connection with the New GranCare Directors Plan. Of the shares authorized to be issued under the New GranCare Directors Plan, options for 90,000 shares of New GranCare Common Stock will be issued immediately after the Distribution to replace options granted under the GranCare Directors Plan maintained by the Company prior to the Distribution. As a result of the Distribution and the Merger, outstanding options to purchase Company Common Stock awarded under the program currently used by the Company will be treated in the same manner as all other Company Options. See "The Distribution--Consummation of the Distribution; Treatment of Company Stock Options."

 Stock Awards

  The New GranCare Directors Plan provides for the automatic annual grant of shares of New GranCare Common Stock to each non-employee director. The number of shares of New GranCare Common Stock issued to each non-employee director will equal the result obtained by dividing 12,000 by the fair market value of the shares of New GranCare Common Stock on the first trading day in April 1997, (the "Effective Date"). On the third anniversary of the Effective Date of the Directors Plan and each third anniversary thereafter, the denominator of the formula will be revised so that it equals the fair market value of the New GranCare Common Stock on the first trading date in April of such year. The terms of the stock awards discussed above are identical to the terms contained in the GranCare Directors Plan.

 Option Awards

  Under the New GranCare Directors Plan, each non-employee director will also receive options to purchase 10,000 shares of New GranCare Common Stock upon his or her initial appointment as a director and will receive options to purchase an additional 6,000 shares of New GranCare Common Stock at each of the next two annual meetings of shareholders. After a non-employee director has received options to purchase 22,000 shares of New GranCare Common Stock, he or she will then receive options to purchase an additional 2,000 shares of New GranCare Common Stock at each succeeding annual meeting of shareholders. The exercise price of all of such options will be the fair market value of the New GranCare Common Stock on the date of grant and such options will vest in equal annual increments over a three year period.

  In the event of the death or disability of a non-employee director while serving as a member of the New GranCare Board of Directors, or upon the occurrence of a "change in control" (as defined in the New GranCare Directors
Plan) of New GranCare, all outstanding options granted under the New GranCare Directors Plan vest and become immediately exercisable. Each option expires ten years from the date of grant, but expires earlier to the extent not vested upon the cessation of a non-employee director's service on the New GranCare Board of Directors for reasons other than death or disability. In the event that a change in control of New GranCare occurs as a result of certain "tender offers" (as defined in the New GranCare Directors Plan), all outstanding options will be surrendered in exchange for a cash payment by New GranCare. The terms of the stock awards discussed above are identical to the terms contained in the GranCare Directors Plan.

 Tax Consequences

  A New GranCare director will not be taxed on the receipt of an option. A director will be taxed, however upon the exercise of an option in an amount equal to the difference between the exercise price of the option and the fair market value of the New GranCare Common Stock subject to the exercised option on date of exercise, and New GranCare will then be entitled to a corresponding deduction.

 Cash Awards

  The non-employee directors will also receive annual cash compensation of $12,000 consisting of four payments of $3,000 each for each of the four regularly scheduled Board Meetings attended. Each non-employee director will also receive $1,000 per day for committee meetings attended on a date when a regular board meeting or retreat is not also scheduled.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain summary information concerning compensation paid or accrued by the Company on behalf of the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer for the fiscal years ended December 31, 1993, 1994 and 1995. Mr. Gene E. Burleson, currently the Chairman of the Board, Chief Executive Officer and President of the Company, will become Chief Executive Officer of Vitalink following the Merger and will not be an executive officer of New GranCare. New GranCare presently intends to continue the compensation policies and practices of the Company following the Distribution although there can be no assurance that changes to or modification of such practices and policies will not be implemented if deemed appropriate by the New GranCare Board of Directors and management.

                      COMPANY SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                   ANNUAL COMPENSATION                 COMPENSATION
                              --------------------------------------   ------------
                                                           OTHER        SECURITIES
                                                           ANNUAL       UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL          SALARY       BONUS       COMPENSATION   OPTIONS/SARS   COMPENSATION
        POSITION         YEAR  ($)(1)        ($)            ($)            (#)         ($)(1)(2)
   ------------------    ---- --------     --------     ------------   ------------   ------------
Gene E. Burleson         1995 $385,000        --          $     --          --          $65,263(3)
 Chairman of the Board,  1994  350,000        --           180,542(4)       --           66,933
  Chief                  1993  350,000        --                --       200,000(5)      66,815
 Executive Officer and
  President
M. Scott Athans          1995 $330,000        --          $     --          --          $55,756(6)
 Executive Vice          1994  300,000        --                --          --           13,312
  President and          1993   50,000(7)     --                --       225,000(5)         200
 Chief Operating Officer
Evrett W. Benton         1995 $330,000        --          $     --(8)       --          $33,163(9)
 Executive Vice          1994  300,000        --                --          --           32,657
  President,             1993  300,000        --                --       150,000(5)      27,160
 General Counsel and
  Secretary
Jerry A. Schneider       1995 $239,583(10)    --          $ 34,375(11)   125,000(12)    $13,417(13)
 Executive Vice          1994      --         --                --          --             --
  President and          1993      --         --                --          --             --
 Chief Financial Officer
Donald D. Finney(14)     1995 $217,405(15) $  --          $ 80,500(16)    25,000(17)    $ 1,227(18)
 Senior Vice President   1994  189,035(19)  119,843(19)         --        42,004(19)      1,169(19)
  and President          1993  156,365(19)   66,197(19)         --         8,857(19)        348(19)
  of Long Term Care
  Division

--------
 (1) The Company has a deferred compensation program (the "Deferred Compensation Program") that is applicable to compensation paid or payable to eligible employees of the Company. Under such program the Company may elect to match a portion of any compensation amounts deferred. Deferred salary amounts are reported in this table under the Salary column and matching amounts paid or accrued are reported in this table under the All Other Compensation column.

 (2) The amounts shown in this column include the Company's contributions in respect of the Company's profit sharing plan (the "Profit Sharing Plan"); all non-union employees who have completed two years of employment with the Company can participate in the Profit Sharing Plan. The Company makes an annual contribution to the Profit Sharing Plan in an amount equal to 2% of each participating employee's salary for the previous year, plus an additional 2% of any portion of the employee's salary that exceeds one-half of the social security wage base, subject to certain limitations. Amounts shown also include the Company's payment in respect of the Company's 401(k) Plan; all non-union employees who have completed one year of employment with the Company can participate in the 401(k) Plan. Eligible employees may contribute from 1% to 15% percent of their salary to the 401(k) Plan, subject to certain limitations. The Company contributes a matching amount each year to the 401(k) Plan equal to 25% of the first 4% of each participant's contribution for that year. This column also includes payments made by the Company relating to premiums with respect to the Executive Split Dollar Life Insurance Plan, for which only the Company's officers are eligible ("Executive Life Insurance"), and long-term disability insurance and Group Life Term Insurance, which is provided to all of the Company's employees ("Group Term Life Insurance"). The Executive Split Dollar Life Insurance Plan became effective in fiscal year 1993.

 (3) Represents the Company's contribution of $2,310 to the 401(k) Plan and $5,388 to the Profit Sharing Plan, and the Company's payment of premiums of $56,200 for Executive Life Insurance, $47 for Group Term Life Insurance and $1,318 for long-term disability insurance. Under the Executive Split Dollar Life Insurance Plan, should Mr. Burleson remain in the Company's employ until age 65, Mr. Burleson will be eligible to receive the cash surrender value of the policy maintained by the Company on Mr. Burleson's behalf. Assuming Mr. Burleson continues at his present salary until age 65, the remaining aggregate cost of the premiums required to be paid by the Company is $562,000 or $56,200 per year.

 (4) Represents $162,542 in relocation expense and $18,000 in car allowance.

 (5) Represents stock options granted on October 26, 1993 at an exercise price of $13.25 per share.

 (6) Represents the Company's contribution of $2,310 to the 401(k) Plan, $1,789 pursuant to the Company's Deferred Compensation Program, the Company's payment of premiums of $51,200 for Executive Life Insurance, $47 for Group Term Life Insurance and $410 for long-term disability insurance. Under the Executive Split Dollar Life Insurance Plan, should Mr. Athans remain in the Company's employ until age 65, Mr. Athans will be eligible to receive the cash surrender value of the policy maintained by the Company on Mr. Athans' behalf. Assuming Mr. Athan continues at his present salary until age 65, the remaining aggregate cost of the premiums required to be paid by the Company is $819,200 or $51,200 per year.

 (7) Mr. Athans joined the Company in November 1993 and his salary for 1993 reflects a partial year of service.

 (8) Mr. Benton received certain benefits in 1995 that are properly not reflected in this table. For a description of these benefits, see "Related Party Transactions."

 (9) Represents the Company's contribution of $2,009 to the 401(k) Plan and $5,388 to the Profit Sharing Plan, and the Company's payment of premiums of $19,800 for Executive Life Insurance, $47 for Group Term Life Insurance and $5,919 for long-term disability insurance. Under the Executive Split Dollar Life Insurance Plan, should Mr. Benton remain in the Company's employ until age 65, Mr. Benton will be eligible to receive the cash surrender value of the policy maintained by the Company on Mr. Benton's behalf. Assuming Mr. Benton continues at his present salary until age 65, the remaining aggregate cost of the premiums required to be paid by the Company is $356,400 or $19,800 per year.

(10) Mr. Schneider joined the Company in January 1995 and his salary for 1995 reflects a partial year of service.

(11) Represents $20,000 paid to Mr. Schneider in respect of relocation expenses and $14,375 in respect of Mr. Schneider's car allowance.

(12) Represents stock options granted on January 27, 1995 at an exercise price of $15.75 per share.

(13) Represents the Company's payment of premiums of $9,650 for Executive Life Insurance, $35 for Group Term Life Insurance, $750 for long-term disability insurance and the Company's contribution of $2,982 to the Company's Deferred Compensation Program. Under the Executive Split Dollar Life Insurance Plan, should Mr. Schneider remain in the Company's employ until age 65, Mr. Schneider will be eligible to receive the cash surrender value of the policy maintained by the Company on Mr. Schneider's behalf. Assuming Mr. Schneider continues at his present salary until age 65, the remaining aggregate cost of the premiums required to be paid by the Company is $656,200 or $38,600 per year.

(14) Resigned effective January 1, 1997.

(15) Mr. Finney became an employee of the Company on July 21, 1995 in connection with the merger with Evergreen, which was treated as a pooling of interests for financial reporting purposes. Represents $98,436 received from the Company after the merger with Evergreen and $118,969 received from Evergreen prior to such merger. The amounts shown for the years 1993 and 1994 were paid entirely by Evergreen.

(16) Includes $71,700 paid to Mr. Finney in connection with the termination of his employment agreement with Evergreen and $8,800 in respect of Mr. Finney's car allowance.

(17) Represents stock options granted on July 21, 1995 at an exercise price of $17.25.

(18) Represents the Company's payment of premiums of $142 for Group Term Life Insurance, $410 for long-term disability insurance and the Company's contribution of $675 to the 401(k) Plan.

(19) Represents amounts and options paid by Evergreen, the acquisition of which was treated as a pooling of interests for financial reporting purposes.

 Employment Agreements

  Following the Distribution and the Merger, New GranCare intends to enter into employment agreements with most of the executive officers who have employment agreements with the Company as of the Distribution Date. As a condition to any executive officer executing an employment agreement with New GranCare or Vitalink, each executive officer must agree to waive his or her rights to certain change of control payments granted under any existing employment agreement with the Company which may be triggered by the Distribution and the Merger. Although the specific terms of employment agreements to be entered into between New GranCare and its executive officers have not yet been determined, it is anticipated that such employment agreements will be substantially similar to the existing agreements with the Company and will provide for certain payments to executive officers in the event of a "change of control" (as such term is defined in the relevant New GranCare employment agreements) of New GranCare.

  Mr. Burleson has a five-year employment agreement with the Company which became effective January 1, 1994 and provides for annual adjustments in base salary as determined by the Management Compensation Committee (the "Committee"). The employment agreement provides for annual automatic extensions of the term year for an additional year unless the Board or Mr. Burleson elects not to have the term so extended. The Committee previously established Mr. Burleson's base salary at $430,000 for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in agreement, consisting of a minimum of three year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of five years base salary and accelerated vesting of all options held by Mr. Burleson. Following the Merger, Mr. Burleson will become an employee of Vitalink. It is anticipated that Vitalink will assume Mr. Burleson's existing employment contract on substantially the same terms as those described above.

  Mr. Athans has a three-year employment agreement with the Company which became effective January 1, 1994 and provides for annual adjustments in base salary as determined by the Committee. The employment agreement provides for annual automatic extensions of the term for an additional year unless the Board or Mr. Athans elects not to have the term so extended. The Committee previously established Mr. Athans' base salary at $350,000 for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of two year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of three years base salary and accelerated vesting of all options held by Mr. Athans.

  Mr. Benton has a three-year employment agreement with the Company which became effective January 1, 1994 and provides for annual adjustments in base salary as determined by the Committee. The employment agreement also provides for annual automatic extensions of the term for an additional year unless the Board or Mr. Benton elects not to have the term so extended. The Committee previously established Mr. Benton's base salary at $350,000 for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of two year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of three years base salary and accelerated vesting of all options held by Mr. Benton.

  Mr. Schneider has a three year employment agreement with the Company, which became effective January 16, 1995 and provides for annual adjustments in base salary as determined by the Committee. The employment agreement also provides for annual automatic extensions of the term for an additional year unless the Board or Mr. Schneider elects not to have the term so extended. The Committee previously established Mr. Schneider's base salary at $275,000 for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of two year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of three years base salary and accelerated vesting of all options held by Mr. Schneider.

  Mr. Finney has a two-year employment agreement with the Company which became effective July 20, 1995 and provides for annual adjustments in base salary as determined by the Committee. The employment agreement also provides for annual automatic extensions of the term for an additional year unless the Board or Mr. Finney elects not to have the term so extended. The agreement provided for a minimum base salary of $240,000 for 1995 which is also Mr. Finney's base salary for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of one year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of one years base salary and accelerated vesting of all options held by Mr. Finney. Mr. Finney has resigned from his position with the Company effective January 1, 1997. In connection therewith, the Company has agreed to pay Mr. Finney $240,000 (one year's salary), regardless of whether the Merger occurs.

 New GranCare Replacement Stock Option Plan

  The New GranCare Board has adopted, and the Company, as the sole stockholder of New GranCare prior to the Distribution, has approved, the 1996 Replacement Plan (the "Replacement Plan"). The Replacement Plan was adopted solely for the purpose of granting options to executives of the Company in connection with the Distribution. All options granted pursuant to the Replacement Plan will be fully vested and exercisable on substantially the same terms, other than price, as the related Company Options outstanding as of the Distribution Record Date. Under the terms of the Replacement Plan, New GranCare Options will be exercisable for a limited period following the termination of an executive's employment with New GranCare.

 1996 Stock Incentive Plan

  The initial New GranCare Board of Directors has adopted, and the Company, as the sole stockholder of New GranCare prior to the Distribution, has approved, the 1996 Stock Incentive Plan (the "New GranCare Plan"). The purpose of the New GranCare Plan is to allow New GranCare to attract and retain qualified officers, key employees and consultants and to provide these individuals with additional incentive to devote themselves to the future success of New GranCare. Additionally, New GranCare believes that awards under the New GranCare Plan will more closely align the interests of its personnel with those of its stockholders.

  The New GranCare Plan replaces the incentive plans that were available for the grant of incentive awards to officers, key employees and consultants of the Company, pursuant to which awards were granted in the form of qualified and non-qualified stock options, stock appreciation rights ("SARs") and shares of restricted stock, all of which types of awards will continue to be available under the New GranCare Plan. In addition, the New GranCare Plan provides for several types of equity-based incentive compensation awards not currently available under the Company's existing incentive plans, namely performance units, performance shares, phantom stock, unrestricted bonus stock and dividend equivalent rights.

  The New GranCare Plan thus increases New GranCare's flexibility in structuring equity-based incentive compensation by broadening the types of incentive awards that may be made. The Board of Directors of New GranCare believes that a flexible plan is needed to fashion equity-based incentives consistent with New GranCare's philosophy of linking executive compensation to total shareholder returns and the long-term financial performance of New GranCare.

  The New GranCare Plan will be administered by the Management Compensation Committee of the Board of Directors of New GranCare (the "Committee"), and it is intended that each member of the Committee will be "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. As a practical matter, directors who are employees of New GranCare are not eligible to serve as members of the Committee. The Committee will determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and as set forth in the New GranCare Plan. The terms and conditions of each award will be set forth in a written agreement with a participant or a written program established by the Committee. All officers and key employees of New GranCare and its affiliates are eligible to participate in the New GranCare Plan. It is currently estimated that approximately 33 individuals are eligible to participate.

  A total of 1,500,000 shares of New GranCare Common Stock are reserved for issuance pursuant to the New GranCare Plan, of which no more than 500,000 shares may be used for restricted stock and stock bonus grants. The number of shares of New GranCare Common Stock reserved under the New GranCare Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalizations and similar events.

  The per share exercise price of any options may not be less than the fair market value of a share of New GranCare Common Stock at the time of grant. Once an option is granted, the exercise price may not be reduced by amendment and an option may not be exchanged for a new option with a lower exercise price. No incentive stock option may be granted on or after the tenth anniversary of the date the New GranCare Plan was approved by the Board of Directors of New GranCare.

  The Committee shall determine whether stock appreciation rights, performance unit awards, dividend equivalent rights, performance share awards and phantom stock awards shall be settled in cash or in shares of New GranCare Common Stock valued at fair market value on the date of payment. The Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price of an option to be paid in cash or by the delivery or withholding of shares.

  The Board of Directors of New GranCare may amend or terminate the New GranCare Plan without the approval of the shareholders, but may condition any amendment on shareholder approval if the Board believes it is necessary or advisable to comply with any applicable tax or regulatory requirement. No termination or amendment of the New GranCare Plan without the consent of the holder of an award shall adversely affect the rights of that participant.

  The Committee may provide with respect to any award that, in the event of a Change in Control (as defined in the New GranCare Plan) of New GranCare, the award shall be cashed out in an amount based on the fair market value of the New GranCare Common Stock without regard to the exercisability of the award or any other conditions or restrictions.

  Federal Income Tax Consequences. A participant will not recognize income upon the grant of an option or at any time prior to the exercise of an option. At the time the participant exercises a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the New GranCare Common Stock on the date the option is exercised over the price paid for the New GranCare Common Stock, and New GranCare will then be entitled to a corresponding deduction.

  A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the New GranCare Common Stock purchased pursuant to the option. The participant will be taxed on the excess of the amount for which he or she sells the stock over the price he or she had paid for the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the gain will be capital gain and New GranCare will not get a corresponding deduction. If the participant sells the stock prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and New GranCare will be entitled to a corresponding deduction. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the federal alternative minimum income tax.

  A participant generally will not recognize income upon the grant of any stock appreciation right, dividend equivalent right, performance unit award, performance share award or phantom share. At the time a participant receives payment under any such award, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the New GranCare Common Stock received, and New GranCare will then be entitled to a corresponding deduction.

  A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of New GranCare Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and New GranCare will then be entitled to a corresponding deduction.

  The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

 Annual Incentive Plan

  The Board of Directors of New GranCare has adopted, and the Company as its sole stockholder prior to the Distribution has approved, the Annual Incentive Plan (the "Annual Incentive Plan"). The Annual Incentive Plan is a bonus plan intended to link the amount of annual cash bonuses paid to New GranCare's officers and key employees to corporate performance based on the relative responsibility of the individual for whom the bonus is to be awarded. Awards are based on predetermined performance goals established by the Committee within the first ninety days of each fiscal year of New GranCare. The Annual Incentive Plan replaces the annual incentive plan that is in effect for officers and key employees of the Company prior to the Distribution and Merger and the terms of the Annual Incentive Plan are similar in all material respects to the terms of Company's annual incentive plan.

  The primary performance goal for most participants in the Annual Incentive Plan will be based on New GranCare's earnings per share. Corporate earnings per share targets are the sole performance standard by which bonuses will be measured for the Chief Executive Officer, President and Executive Vice Presidents. The annual bonus for Divisional Presidents will be based 50% on the corporate earnings per share targets and 50% on the targeted improvement for the applicable division in earnings before interest, taxes, depreciation, amortization and rents ("EBITDAR").

  Bonus awards will be payable based upon the attainment of one of three different levels of performance: threshold, target and superior. No bonus award will be payable with respect to a performance goal unless the threshold level of performance is achieved. At the threshold, target and superior performance levels, 50%, 100% and 150% of the targeted bonus amount allocated to that performance goal is payable, respectively. The maximum yearly bonus payable to any individual under the Annual Incentive Plan will be $600,000 per year.

  Payment of annual incentive awards will be made in cash unless the employee elects, within the first ninety days of the fiscal year, to have payment of the award made in shares of New GranCare Common Stock. In the event that an employee makes such an election, he or she will receive New GranCare Common Stock under the Plan having a fair market value equal to 125% of the value of the cash award. These shares will be subject to

STOCK OPTIONS

  The following tables provide information on options to purchase Company Common Stock granted to the executive officers named in the Summary Compensation Table above since December 31, 1995 and summarize the value of Company Options held by the executive officers named in the Summary Compensation Table as of September 30, 1996. As a result of the Distribution and the Merger, all outstanding Company Options will be adjusted as described under "The Distribution--Consummation of the Distribution; Treatment of GranCare Stock Options."

            AGGREGATED OPTION/SAR EXERCISES SINCE DECEMBER 31, 1995
                  AND VALUE OF OPTIONS AT SEPTEMBER 30, 1996

                                                      NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                                      SECURITIES UNDERLYING          IN-THE-MONEY
                                                         OPTIONS/SARS AT            OPTIONS/SARS AT
                           SHARES                      FISCAL YEAR-END(2)      FISCAL YEAR-END($)(2)(3)
                         ACQUIRED ON     VALUE      -------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($)(1) EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------------- -----------  ------------- ----------- -------------
Gene E. Burleson........       0         $  0         158,000       136,760    $1,076,250    $735,420
Evrett W. Benton........       0            0         190,000        88,000     1,477,500     486,000
M. Scott Athans.........    2,000        1,000        133,000       118,000       798,000     666,000
Jerry A. Schneider......       0            0          52,083        94,917       182,290     354,209
Donald D. Finney(4).....       0            0          58,152(5)     33,309       437,544     105,618

--------
 (1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

 (2) All outstanding options become exercisable as a result of the Distribution and Merger. See "The Distribution--Consummation of the Distribution; Treatment of Company Stock Options."

 (3) Calculated on the basis of the closing price of the underlying securities on September 30, 1996 ($19.25 per share) minus the exercise price.

 (4) Resigned effective January 1, 1997.

 (5) Represents options to acquire Evergreen common stock held by Mr. Finney prior to the merger with Evergreen that were converted into options to acquire GranCare Common Stock in connection with the merger with Evergreen.

                   OPTION/SAR GRANTS SINCE DECEMBER 31, 1993

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                          NUMBER OF                                       ANNUAL RATES OF
                          SECURITIES                                        STOCK PRICE
                          UNDERLYING    % OF TOTAL  EXERCISE              APPRECIATION FOR
                         OPTIONS/SARS  OPTIONS/SARS OR BASE                 OPTION TERM
                           GRANTED      GRANTED IN   PRICE   EXPIRATION --------------------
          NAME              (#)(1)     FISCAL YEAR   ($/SH)     DATE     5% ($)    10% ($)
          ----           ------------  ------------ -------- ---------- --------- ----------
Gene E. Burleson
 1996...................    56,760(1)      14.1%     $14.75   1/23/06    $526,732 $1,334,427
 1995...................         0            0         --      --            --         --
 1994...................         0            0         --      --            --         --
Evrett W. Benton
 1996...................    28,000(1)       7.0       14.75   1/23/06     259,840    658,280
 1995...................         0            0         --      --            --         --
 1994...................         0            0         --      --            --         --
M. Scott Athans
 1996...................    28,000(1)       7.0       14.75   1/23/06     259,840    658,280
 1995...................         0            0         --      --            --         --
 1994...................         0            0         --      --            --         --
Jerry A. Schneider
 1996...................    22,000(1)       5.5       14.75   1/23/06     204,160    517,220
 1995...................   125,000(2)        34       15.75   1/27/05   1,238,136  3,137,680
 1994...................       --           --          --        --          --         --
Donald D. Finney(3)
 1996...................    15,600(1)       3.9       14.75   1/23/06     144,768    366,756
 1995...................    25,000(4)       6.8       17.25   7/21/05     271,210    687,301
 1994...................       --           --          --      --            --         --

--------
 (1) Represents options granted January 23, 1996.

 (2) Represents options granted to Mr. Schneider on January 27, 1995 upon his initial employment with the Company.

 (3) Resigned effective January 1, 1997.
 (4) Represents options granted to Mr. Finney on July 21, 1995 upon his initial employment with the Company.

LONG-TERM INCENTIVE PLANS--AWARDS SINCE DECEMBER 31, 1995

  The Senior Executive Shareholder Value Program for the Company's senior level executive officers and the Shareholder Value Program for all other executive officers and employees (collectively the "Shareholder Value Program") were adopted by the Board of Directors in January 1996 and approved by the shareholders at the 1996 annual meeting. The Shareholder Value Program provides for the payment of cash incentives based upon the performance of the Company over a three year performance period vis-a-vis a peer group and the S&P 500. After the performance period, the value of each unit is determined by comparing the Company's stock price to the stock prices of the companies comprising the peer group and S&P 500. At the threshold level (50%), each unit is worth $500. At the superior level (95%), each unit is worth $3,000. The Shareholder Value Program vests upon a "Change of Control," which the Merger constitutes.

  The Board of Directors of the Company has determined that upon consummation of the Merger, each of the above-named executives will receive payment under the Senior Executive Shareholder Value Program at the superior level, resulting in payments of $852,000, 420,000, 420,000, 330,000 and 234,000 to
Messrs. Burleson, Athans, Benton, Schneider and Finney, respectively, and all other plan participants would receive, in the aggregate, approximately $2.2 million.

COMPANY ANNUAL INCENTIVE PLAN

  The Company maintains an Annual Incentive Plan that provides for the payment of annual cash bonuses to its officers and key employees upon the attainment by the Company of certain pre-determined performance criteria. The criteria utilized by the Company for the annual incentive plan is earnings per share. The Company does not anticipate making any payments under the Annual Incentive Plan as the Company believes that costs associated with the Distribution and Merger that will be recognized in the fourth quarter will have a negative effect on earnings per share, which is the standard by which awards under the annual incentive plan are determined.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Upon completion of the Merger, Vitalink will succeed to all of the Company's existing pharmaceutical supply agreements with the various facilities that will be operated by New GranCare. These agreements are generally for a term of five years and are automatically extended on an annual basis for an additional one year unless timely notice of intent to terminate is given. Gene E. Burleson, Chairman of New GranCare, will become Chief Executive Officer of Vitalink upon consummation of the Merger. Mr. Burleson and three other directors of New GranCare (Messrs. Parker, Kanter & Rolle) will become directors of Vitalink upon the consummation of the Merger. See "The Distribution--Terms of the Pharmaceutical Supply Agreements" herein, and "Descriptions of the Transactions--Interests of Certain Persons" and "Relationship between Vitalink and GranCare" in the Proxy Statement/Prospectus. Following the Distribution and Merger, New GranCare will not compete with Vitalink in the institutional pharmacy business for a period of three years. See "The Distribution--Terms of the Non-competition Agreement."

  In connection with the consolidation of the Company's headquarters in Atlanta, Georgia, the Company assisted certain of its senior level executive officers with their relocations to Atlanta. The assistance was in the form of loans to and, in certain instances, the purchase of residences from, the affected senior level executive officers. New GranCare will be the obligee under these loans following the Distribution and the Merger.

  In connection with Mr. Benton's (the Company's Executive Vice President, General Counsel and Secretary) relocation to Atlanta from the Company's former corporate headquarters in Culver City, California, the Company purchased Mr. Benton's California residence for $747,500 in lieu of paying Mr. Benton's relocation expenses. Mr. Benton purchased this residence for $885,000 in August 1989. The Company subsequently sold Mr. Benton's residence for $584,777. Additionally, the Company loaned Mr. Benton $100,000. The loan is evidenced by a promissory note that bears interest at the prime rate and is due January 15, 1997. The loan is secured by the proceeds from the Executive Split Dollar Life Insurance policy that the Company maintains on Mr. Benton's behalf.

  In connection with Kay Brown's (the Company's Senior Vice President and Director of Corporate Communications and Investor Relations) relocation to Atlanta from the Company's former corporate headquarters in Culver City, California, the Company purchased Ms. Brown's residence for $515,440 and subsequently sold Ms. Brown's residence for $440,440. In connection with this loss, Ms. Brown executed a $75,000 promissory note that bears interest at the prime rate and is due January 15, 1997. The loan is secured by the proceeds from the Executive Split Dollar Life Insurance policy that the Company maintains on Ms. Brown's behalf.

  Robert L. Parker was formerly Chairman of the Board of Directors of Omega Healthcare Investors, Inc. ("Omega"), a creditor of the Company. In connection with his appointment to the Board of Directors of the Company, Mr. Parker resigned as Chairman of the Board of Directors of Omega but continues to serve as a director of Omega. Omega is the mortgagee on the Company's facilities located in the State of Michigan. The Company's indebtedness to Omega as of December 31, 1995 was approximately $58.8 million. During the years ended December 31, 1995, 1994, 1993 and for the last three months of 1992, the Company made or accrued interest payments to Omega totaling approximately $8.2 million, $8.0 million, $7.0 million and $1.9 million, respectively. New GranCare will be the obligee under this loan following the Distribution and Merger and it is expected that Mr. Parker will be a member of New GranCare's Board of Directors and the Vitalink Board of Directors.

  Mr. Gene E. Burleson, the Company's Chairman of the Board, President and Chief Executive Officer and, following the Distribution and the Merger, Chairman of the Board and a director, of New GranCare, and Messrs. Ronald G. Kenny and William G. Petty, Jr., both directors of the Company and, following the Distribution and the Merger, directors of New GranCare, are also directors of Alternative Living Services, Inc. ("ALS"). The Company previously owned a 19% equity interest in ALS, which the Company sold in August 1996 in connection with the initial public offering of ALS's common stock. In addition, Mr. Petty is Chairman of the Board and was formerly Chief Executive Officer of ALS. ALS owns and manages assisted living facilities. The Company has entered into discussions with ALS pursuant to which ALS will conduct feasibility studies for the Company on the development of assisted living facilities at various sites. If these feasibility studies render positive results, it is contemplated that ALS will develop and manage such facilities on behalf of the Company. The Company has not yet determined whether to construct any such facilities. At the time of the ALS public offering, Mr. Kenny owned .5% of a limited liability corporation that owned a 63% equity interest in ALS and Mr. Kenny's employer, Huizenga Capital Management, owned 5.0% of such corporation.

  In December 1993 the Company sold two of its long-term care facilities and related accounts receivable to Charles H. Hargis, who was engaged by the Company during 1993 to act as a consultant on various acquisitions and divestitures. The Company financed $1,050,000 of the $1,250,000 purchase price of the facilities, and the Company financed the entire $1,100,000 purchase price of the accounts receivable. On October 1, 1996, the Company (i) repurchased one of the long-term care facilities it sold to Charles H. Hargis in December 1993 for $3,110,000 in cash, and (ii) purchased from an entity owned or controlled by Mr. Hargis the management agreement for a long-term care facility leased by the Company for $100,000 in cash. As part of the aforesaid transaction, Mr. Hargis and entities owned or controlled by him entered into a three year non-competition agreement with the Company, and the Company entered into a three year consulting agreement with an entity owned or controlled by Mr. Hargis providing for payments of $108,000 per year. Subsequent to October 1, 1996, Mr. Hargis satisfied all obligations to the Company.

  On March 31, 1994, the Company subleased a facility to Joseph M. Higdon, a former Vice President of the Company for $1,400,000, of which $210,000 was paid in cash at closing and $1,190,000 of which was financed by the Company over seven years at 6% per annum over the first two years and 7% per annum over the remaining five years. In addition, Mr. Higdon purchased $450,000 of the subject facility's accounts receivable, which purchase was financed by the Company over three years at 7% per annum.

  On April 29, 1994, the Company subleased two facilities to Mr. Higdon for $1,600,000, of which $240,000 was paid in cash at closing and $1,360,000 of which was financed by the Company over seven years at 6% per annum over the first two years and 7% per annum over the remaining five years. In addition, Mr. Higdon purchased $450,000 of the subject facilities' accounts receivable, which purchase was financed by the Company over three years at 7% per annum.

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  New GranCare will be a wholly-owned subsidiary of the Company until the consummation of the Distribution. Because all of the shares of New GranCare Common Stock now held by the Company will be distributed to shareholders of the Company in connection with the Distribution, the number of shares of New GranCare Common Stock shown below to be owned beneficially by each director and by all directors and officers as a group will depend upon the number of shares held by such persons at the time of the Distribution. This table assumes that each of the executive officers set forth below will (i) be offered a position with New GranCare and (ii) accept such position if offered. In order to present estimated beneficial ownership of the persons and entities set forth below immediately following the Distribution, the following table shows: (i) the number of shares of Company Common Stock beneficially owned by such person or entities as of October 1, 1996 (including, if applicable, shares underlying Company Options exercisable within 60 days of such date) and
(ii) the number of shares of New GranCare Common Stock that such persons or entities would own immediately following the Distribution (including, if applicable, shares underlying New GranCare Options exercisable within 60 days of such date), assuming none of such persons or entities disposes of any shares of Company Common Stock prior to the Distribution and Merger.

                                                              POST DISTRIBUTION
                                                           BENEFICIAL OWNERSHIP OF
                          BENEFICIAL OWNERSHIP OF                NEW GRANCARE
                            COMPANY COMMON STOCK                 COMMON STOCK
                          -------------------------------  -------------------------------
                           NUMBER OF                        NUMBER OF
                            SHARES            PERCENTAGE     SHARES            PERCENTAGE
    BENEFICIAL OWNER       OWNED(1)            OWNED(1)     OWNED(1)            OWNED(1)
    ----------------      --------------     ------------  --------------     ------------
Wellington Management          1,615,776(2)           6.9%      1,615,776             6.9%
 Company................
 75 State Street
 Boston, Massachusetts
 02109
Gene E. Burleson........         735,300(3)           3.1%        872,060(17)         3.7%
 Chairman of the Board,
 President and Chief
 Executive Officer
Charles M. Blalack......          59,347(4)             *          61,014(18)           *
 Director
Antoinette Hubenette,             23,133(5)             *          24,800(19)           *
 M.D. ..................
 Director
Joel S. Kanter..........         313,343(6)             *         315,010(20)         1.3%
 Director
Ronald G. Kenny.........          50,937(7)             *          55,937(21)           *
 Director
Robert L. Parker........         225,613(8)           1.0%        230,613(22)           *
 Director
William G. Petty, Jr. ..         728,011(9)           3.1%        733,011(23)         3.1%
 Director
Edward V. Regan.........          17,800(10)            *          22,800(24)           *
 Director
Gary U. Rolle...........         167,800(11)            *         172,800(25)           *
 Director
M. Scott Athans.........         165,000(12)            *         253,000(26)         1.1%
 Executive Vice
 President and Chief
 Operating Officer
Evrett W. Benton........         204,130(13)            *         292,130(27)         1.2%
 Executive Vice
 President, General
 Counsel and Secretary
Donald D. Finney........         175,371(14)            *         207,638(28)           *
 Senior Vice President
 and President of
 Long Term Care Division
Jerry A. Schneider......          64,791(15)            *         154,500(29)           *
 Executive Vice Presi-
 dent and Chief Finan-
 cial Officer
All directors and
 executive officers as a
 group (29 persons).....       3,203,171(16)         13.6%      3,993,071(30)          17%

--------
  *Less than 1%.
 (1) In determining the number of issued and outstanding shares of the Company as of October 1, 1996, the Company Common Stock obtainable upon conversion of the outstanding common stock of Evergreen and National Heritage, Inc., a predecessor of Evergreen, have been assumed to be shares of issued and outstanding Company Common Stock. In addition, the number of shares of New GranCare Common Stock outstanding following the Distribution include all Company Options, which vest upon a Change in Control. Except as otherwise indicated, each of the persons included in the table above has sole voting and investment power over the shares owned except as to the rights of his or her spouse under applicable community property laws.
 (2) Wellington Management Company ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of October 1, 1996, 1996, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 1,615,776 shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of October 1, 1996, WMC had voting power and investment power as follows:

       Sole Voting Power:                0 shares
       Shared Voting Power:        658,276 shares
       Sole Investment Power:            0 shares
       Shared Investment Power:  1,615,776 shares

 (3) Includes 158,000 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.
 (4) Includes 22,333 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.
 (5) Includes 22,333 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.
 (6) Includes 22,333 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options. Also includes 47,400 shares owned by Windy City, Inc, 200,000 shares owned by Walnut Capital Corporation and 40,110 shares owned by the Kanter Family Foundation. Mr. Kanter serves as President and Director of such companies. In addition, the number includes 400 shares held by the Ricki Kanter IRA, 1,050 shares owned by 21 Club Trust I, 150 shares owned by 21 Club Trust II and 100 shares owned by 21 Club Trust III. The beneficiaries of such trusts are Mr. Kanter's minor children. Mr. Kanter has shared voting and investment powers in the shares held by such corporations, such foundation and such trusts. Mr. Kanter disclaims beneficial ownership of such shares.
 (7) Includes 11,000 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options. Also includes 4,560 shares held by trusts for the benefit of Mr. Kenny's children. Mr. Kenny has no voting or investment power over such shares and disclaims beneficial ownership of such shares. In addition, 387 shares are held by the Ronald Kenny IRA over which Mr. Kenny has sole voting and investment power.
 (8) Includes 11,000 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options. Also includes 13,438 shares of Common Stock held by the Parker Charitable Trust of 1991. Mr. Parker has shared voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.
 (9) Includes 98,740 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options. Also includes 415,147 shares held by a trust of which Mr. Petty is a beneficiary. Also includes 150,894 shares owned by Mr. Petty's wife, over which Mr. Petty has shared voting and investment power. Mr. Petty disclaims beneficial ownership of shares. Also includes 62,430 shares held by trusts for the benefit of Mr. Petty's children over which Mr. Petty has shared voting and investment power. Mr. Petty disclaims beneficial ownership of such shares.
(10) Includes 17,000 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.

(11) Includes 17,000 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options. Also includes 150,000 shares of Common Stock owned by Transamerica Investment Services ("Transamerica"). Mr. Rolle is the Chief Investment Officer of Transamerica and in such capacity, he has voting and management authority over such shares.
(12) Includes 163,000 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.
(13) Includes 190,000 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.
(14) Includes 59,194 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.
(15) Includes 57,291 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.
(16) Includes 1,084,710 shares which may be acquired within 60 days after October 1, 1996, pursuant to the exercise of stock options.
(17) Indicates the shares reflected in Note 3, plus an additional
     136,760 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(18) Indicates the shares reflected in Note 4, plus an additional 1,667 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(19) Indicates the shares reflected in Note 5, plus an additional 1,667 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(20) Indicates the shares reflected in Note 6, plus an additional 1,667 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(21) Indicates the shares reflected in Note 7, plus an additional 5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(22) Indicates the shares reflected in Note 8, plus an additional 5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(23) Indicates the shares reflected in Note 9, plus an additional 5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(24) Indicates the shares reflected in Note 10, plus an additional
     5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(25) Indicates the shares reflected in Note 11, plus an additional
     5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(26) Indicates the shares reflected in Note 12, plus an additional
     88,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(27) Indicates the shares reflected in Note 13, plus an additional
     88,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(28) Indicates the shares reflected in Note 14, plus an additional
     32,267 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(29) Indicates the shares reflected in Note 15, plus an additional
     89,709 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(30) Indicates the shares reflected in Note 16, plus an additional 789,901 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.

  There are no arrangements known to the Company the operation of which may, at a subsequent date, result in a change in control of New GranCare.

                   DESCRIPTION OF NEW GRANCARE CAPITAL STOCK

  The authorized capital stock of New GranCare will consist of 50,000,000 shares of New GranCare Common Stock, par value $0.001 per share, and 2,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"). Immediately following the Distribution there are expected to be approximately 23,401,992 shares of New GranCare Common Stock outstanding and held of record by approximately 1,042 persons, and approximately 2,355,250 shares of New GranCare Common Stock issuable upon the exercise of New GranCare Options based upon the capitalization and record holders of the Company as of November 30, 1996. No shares of Preferred Stock have been issued by New GranCare.

NEW GRANCARE COMMON STOCK

  Holders of New GranCare Common Stock will be entitled to one vote for each share held of record on all matters on which stockholders may vote, including the election of directors. The holders of New GranCare Common Stock will be entitled to participate in cash dividends, when, as and if declared by the New GranCare Board of Directors out of funds legally available therefor, subject to any dividend preference which may be attributable to any series of Preferred Stock which may be outstanding. Such holders will not have any statutory preemptive or other rights to subscribe for additional shares. Subject to the rights of holders of Preferred Stock of New GranCare, if any, all holders of New GranCare Common Stock will be entitled to share ratably in any assets available for distribution to stockholders upon the liquidation, dissolution or winding up of New GranCare. There are no conversion, redemption or sinking fund provisions applicable to New GranCare Common Stock.

PREFERRED STOCK

  The New GranCare Certificate of Incorporation will permit the New GranCare Board of Directors, without further action by the shareholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and fix and determine the relative rights, voting powers, preferences and limitations of each series so authorized. The issuance of any shares of Preferred Stock could adversely affect the voting power of the holders of New GranCare Common Stock or could have the effect of discouraging or making more difficult any attempt by a person or group to obtain control of New GranCare. As of the date of this Prospectus, it is not expected that New GranCare will issue any shares of Preferred Stock in the near future.

THE CHARTERS AND BYLAWS OF THE COMPANY AND NEW GRANCARE

  The provisions of the New GranCare Certificate of Incorporation and Bylaws are similar to those of the Company's Articles of Incorporation and Bylaws in most respects. New GranCare is a Delaware corporation, and Delaware law permits the implementation of certain provisions in a corporation's certificate of incorporation or bylaws which would alter some of the rights of shareholders and the powers of management that are different from those of a California company. Although the Board of Directors of New GranCare has no current plan to implement these changes, certain changes could be implemented in the future by amendment of the Certificate of Incorporation of New GranCare (following stockholder approval) and certain changes could be implemented by amendment of the Bylaws of New GranCare without stockholder approval. For a discussion of such changes, see "Significant Differences Between the Corporation Laws of California and Delaware." This discussion of the Certificate of Incorporation and Bylaws of New GranCare is qualified in its entirety by reference to Exhibits 3.1 and 3.2 hereto, respectively.

  Authorized Stock. The Articles of Incorporation of the Company authorize fifty million shares of Common Stock without par value and two million shares of undesignated Preferred Stock. The Certificate of Incorporation of New GranCare authorizes New GranCare to issue fifty million shares of Common Stock, $0.001 par value, as well as two million shares of undesignated Preferred Stock, $0.001 par value.

  Number of Directors. The Bylaws of the Company authorize the directors to fix the number of directors within a range from seven to 15, with the number of directors currently set at nine. Delaware law permits a corporation to set forth the means of determining the number of directors in the bylaws. In contrast to the Bylaws of the Company, the Bylaws of New GranCare permit the board of directors to fix the number of directors by resolution without further stockholder approval. See "Significant Differences Between the Corporation Laws of California and Delaware--Size of the Board of Directors." Initially, the Board of Directors of New GranCare will consist of ten members.

  Monetary Liability of Directors. The Articles of Incorporation of the Company and the Certificate of Incorporation of New GranCare both provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the laws of each corporation's respective state of incorporation. The provision eliminating monetary liability of directors set forth in the Certificate of Incorporation of New GranCare is potentially more expansive in that it incorporates future amendments to Delaware law with respect to the elimination of such liability.

SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF CALIFORNIA AND
DELAWARE

  The General Corporation Laws of California and Delaware differ in many respects. While not all of such differences are summarized in this Prospectus, a number of the principal differences which could materially affect the rights of shareholders are discussed below.

  Size of the Board of Directors. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the Board of Directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. Delaware law permits a board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation approved by the stockholders) or pursuant to the provisions of the certificate of incorporation. The Certificate of Incorporation of New GranCare provides that the number of directors shall be as specified in the Bylaws and authorizes the Board of Directors to make, alter, amend or repeal the Bylaws. The Board of Directors of New GranCare may therefore change the authorized number of directors.

  Cumulative Voting. Under California law, if any shareholder gives notice of his or her intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election. Under Delaware law, cumulative voting in the election of directors is not mandatory and may exist only if provided for in the corporation's certificate of incorporation. The Certificate of Incorporation of New GranCare does not provide for cumulative voting, and therefore stockholders of New GranCare will have no cumulative voting rights. The elimination of cumulative voting would limit the ability of minority stockholders to obtain representation on the Board of Directors.

  Classified Board of Directors. A classified board is one on which a certain number of the directors, but not all, are elected on a rotating basis each year. Under California law, directors must be elected annually, unless the corporation is a listed corporation and such corporation's articles or bylaws provide for a classified board. Neither the Company's articles nor bylaws currently provide for a classified board. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-third of the directors are elected for terms of three years. This method of electing directors makes changes in the composition of the board of directors, and thus a change in control of a corporation, a more difficult process. The New GranCare Certificate of Incorporation and Bylaws do not provide for a classified board of directors. The establishment of a classified board following the Distribution would require the approval of the stockholders of New GranCare.

  Power to Call Special Shareholders' Meetings. Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than ten percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Certificate of Incorporation of New GranCare provides that special meetings of stockholders may be called only by the board of directors or the chairman of the board pursuant to a resolution adopted by a majority of the total number of directors.

  Action by Written Consent. Both the Delaware and California law permit stockholders, unless specifically prohibited by the certificate or articles of incorporation, to take action without a meeting by the written consent of the holders of at least the number of shares necessary to authorize or take such action at a meeting at which all shares entitled to vote therein were present and voted. Action by written consent may, in some circumstances, permit the taking of stockholder action opposed by the Board of Directors more rapidly than would be possible if a meeting of stockholders were required. Although the Bylaws of the Company currently provide for shareholder action by written consent, the Certificate of Incorporation of New GranCare includes a prohibition on stockholder action by written consent without a meeting.

  Stockholder Approval of Certain Business Combinations. In the last several years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

  Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the time that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliated associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

  For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or any receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

  The three-year moratorium imposed on business combinations by Section 203 does not apply if (i) prior to the time when such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the time when such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent (66 2/3%) of the voting stock not owned by the interested stockholder.

  Section 203 applies only to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system such as NASDAQ or are held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by

Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and, in the case of a bylaw amendment, may not be further amended by the board of directors. New GranCare does not intend to elect not to be governed by Section 203, therefore, Section 203 will apply to New GranCare.

  The Company believes that Section 203 will have the effect of encouraging any potential acquiror to first negotiate with New GranCare's Board of Directors in connection with contemplated "business combinations." Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions.

  California law requires that in certain transactions involving tender offers or acquisition proposals made to a target corporation's shareholders by a person who either (a) controls the target corporation, (b) is an officer or director of the target or is controlled by an officer or director, or (c) is an entity in which a director or executive officer of the target has a material financial interest, a written opinion of an independent expert be provided as to the fairness of the consideration to the shareholders of the target corporation. The statute also provides that if a competing proposal is made at least ten (10) days before shareholders are to vote or shares are to be purchased under the pending offer by the affiliated party, the latter offer must be communicated to shareholders and they must be given a reasonable opportunity to revoke their vote or withdraw their shares, as the case may be.

  Removal of Directors. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause. The Certificate of Incorporation of New GranCare does not provide for a classified Board of Directors. Consequently the entire Board of Directors may be removed, with or without cause, with the approval of a majority of the outstanding shares of capital stock entitled to vote.

  Filling Vacancies on the Board of Directors. Under California law, any vacancy on the board of directors, other than one created by removal of a director, may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the remaining directors in office, or the affirmative vote of a majority of the remaining directors at a meeting. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The Company's Bylaws do not permit directors to fill vacancies created by removal of a director. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The Bylaws of New GranCare provide that any vacancy on New GranCare's Board of Directors may be filled only by majority vote of the directors then in office (even though less than a quorum) even if the vacancy is created by the removal of a director by the stockholders.

  Loans to Officers and Employees. Pursuant to California law and the Bylaws of the Company, the Board of Directors of the Company is currently authorized to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the Board of Directors determines that such loans or guaranties may reasonably be expected to benefit the corporation. Under Delaware law, a corporation, its officers or other employees may make loans to, guarantee the obligations of or otherwise assist its officers or other employees of those or its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

  Indemnification and Limitation of Liability. California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit a corporation to adopt a provision in its articles of incorporation or certificate of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty in certain circumstances. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

  The Articles of Incorporation of the Company eliminate the liability of directors for monetary damages to the fullest extent permissible under California law.

  California law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; or (vii) liability for improper distributions, loans or guarantees.

  The Certificate of Incorporation of New GranCare also eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such a provision may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
(iv) transactions in which the director received an improper personal benefit. Such a limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve New GranCare or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

  California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (i) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines that person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that the court so determines, and (ii) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or in respect of amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

  Indemnification is permitted by California law only for acts taken in good faith and believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. California law requires indemnification when the individual has successfully defended the action on the merits (as opposed to Delaware law which requires indemnification relating to any successful defense, whether on the merits or otherwise).

  Delaware law generally permits indemnification of expenses (including attorneys' fees) incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of the disinterested directors (even though less than a quorum), by independent legal counsel or by stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law also requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

  California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The Articles of Incorporation of the Company include such a provision.

  A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. As a result, Delaware law permits indemnification agreements between a Company and its officers and directors. At this time, New GranCare does not have any such indemnification agreements in place, but may enter into them in the future. The Certificate of incorporation of New GranCare provides for mandatory indemnification of directors and officers to the fullest extent permitted by law.

  The indemnification and limitations of liability provisions of California law, and not Delaware law, will apply to actions of the directors and officers of the Company taken prior to the Distribution and Merger.

  Inspection of Shareholder's List. Both California and Delaware law allow any shareholder to inspect a corporation's shareholders' list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, an absolute right to inspect and copy the corporation's shareholders' list to persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B with the Securities and Exchange Commission relating to the election of directors. Delaware law does not provide for any such absolute right of inspection, and no such right is granted under the Certificate of Incorporation or Bylaws of New GranCare.

  Dividends and Repurchases of Shares. California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

  Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1-1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1-1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average expense for such years). Under California law, there are exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

  Delaware law permits a corporation to declare and pay dividends out of "surplus" or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of "capital" of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

  To date, the Company has not paid cash dividends on its capital stock. Its is the current policy of the Board of Directors to retain earnings for use in the Company's business, and therefore, neither the Company nor New GranCare anticipate paying cash dividends on their common stock in the foreseeable future.

  Shareholder Voting. Both California and Delaware law generally require that the holders of a majority in voting power of the outstanding shares of stock of both constituent corporations entitled to vote approve mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

  Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

  With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting (unless otherwise required by a corporation's certificate of incorporation), except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class or series of shares.

  California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Delaware law has no comparable provision.

  California law also provides that except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally, a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Again, Delaware law has no comparable provision.

  Interested Director Transactions. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, either (a) the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts (and in the case of board approval the contract or transaction must also be "just and reasonable" in California), or (b) the contract or transaction must have been "just and reasonable" (in California) or "fair" (in Delaware), as applicable, to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled too vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, certain transactions that the Board of Directors of the Company might not be able to approve because of the number of interested directors, or the exclusion of interested director shares, could be approved by a majority of the disinterested directors of New GranCare, although less than a quorum, or by a majority of all voting shares, which might not include the holder of a majority of the disinterested shares. Neither the Company nor New GranCare is aware of any plans to propose any transaction involving directors of the Company which could not be so approved under California law but could be so approved under Delaware law.

  Shareholder Derivative Suits. California law provides that, under certain circumstances, a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

  Appraisal Rights. Under both California and Delaware law, a shareholder of a corporation participating in certain corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law unless the certificate of incorporation otherwise provides, such appraisal rights are not available (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange (or authorized for quotation on the Nasdaq National Market System) or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange (or authorized for quotation on the Nasdaq National Market System) or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or any combination thereof, or (iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

  The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares perfect the right pursuant to the provisions of the CGCL or unless the corporation or any law restricts the transfer of such shares. Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. In general, California law affords appraisal rights in sale of assets reorganizations.

  While shareholders of the Company have appraisal rights under California law, the Certificate of Incorporation of New GranCare does not provide for such rights and, accordingly, appraisal rights will not be available to shareholders of New GranCare.

  Dissolution. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's stockholders. In the event of such a board-initiated dissolution, a majority of shares outstanding and entitled to vote would be required to approve a dissolution of New GranCare which had previously been approved by its Board of Directors.

APPLICATION OF THE GENERAL CORPORATION LAW OF CALIFORNIA TO DELAWARE
CORPORATIONS

  Under Section 2115 of the California General Corporation Laws ("CGCL") , certain foreign corporations (i.e. corporations not organized under California law) are placed in a special category if they have characteristics of ownership and operation which indicate that they have significant contacts with California. So long as a Delaware or other foreign corporation is in this special category, and it does not qualify for one of the statutory exemptions, it is subject to a number of key provisions of the CGCL applicable to corporations incorporated in California. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters' and appraisal rights and inspection of corporate records. See "Significant Differences Between the Corporation Laws of California and Delaware" above.

  Exemptions from Section 2115 of the CGCL are provided for corporations whose shares are listed on a major national securities exchange or are traded in the NASDAQ National Market System and which have 800 or more shareholders of record. Following the Distribution, the New GranCare Common Stock will continue to be traded on the NYSE, and held beneficially by more than 800 stockholders as of the Distribution Date, and, accordingly, New GranCare will be exempt from Section 2115 of the CGCL.

                       SHARES ELIGIBLE FOR FUTURE SALES

  Upon completion of the Distribution, New GranCare will have an estimated 23,401,992 shares of New GranCare Common Stock outstanding, all of which will be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are held by "affiliates" of New GranCare, which will be subject to the limitations of Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, persons who may be deemed affiliates of New GranCare, as that term is defined in the Securities Act would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of New GranCare Common Stock (approximately 234,020 shares immediately after the Distribution) or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about New GranCare. Following the Distribution, 2,355,250 shares of New GranCare Common Stock will be issuable upon the exercise of options held by directors and employees of New GranCare and former employees of the Company.

                             AVAILABLE INFORMATION

  New GranCare has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of New GranCare Common Stock described in this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete with respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement. Reference is made to such exhibits for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected and copied (at prescribed rates) at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511.

  New GranCare intends to list the New GranCare Common Stock on the NYSE. Future reports of New GranCare filed pursuant to either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") may be inspected at such exchange and may also be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

  New GranCare intends to furnish its shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                                 LEGAL MATTERS

  The validity of the shares of New GranCare Common Stock offered hereby and the status of the Distribution and Merger as tax-free transactions will be passed upon for New GranCare by Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia.

                                    EXPERTS

  The consolidated financial statements and schedule of GranCare, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, which, as to the years 1994 and 1993, is based in part on the report of KPMG Peat Marwick LLP, independent auditors. The financial statements and schedule referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The balance sheet of New GranCare, Inc. at September 30, 1996, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
GRANCARE, INC.
Reports of Independent Auditors..........................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994.............  F-4
Consolidated Statements of Income for the years ended December 31, 1995,
 1994 and 1993...........................................................  F-5
Consolidated Statements of Shareholders' and Partners' Equity for the
 years ended December 31, 1995, 1994 and 1993............................  F-6
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1994 and 1993.....................................................  F-7
Notes to Consolidated Financial Statements...............................  F-9
Schedule II--Valuation and Qualifying Accounts...........................  F-27
Unaudited Condensed Consolidated Balance Sheet as of September 30, 1996..  F-28
Unaudited Condensed Consolidated Statements of Income for the nine-month periods ended September 30, 1996 and 1995...............................  F-30
Unaudited Condensed Consolidated Statements of Cash Flows for the nine-
 month periods ended September 30, 1996 and 1995 ........................  F-31
Notes to Unaudited Condensed Consolidated Financial Statements...........  F-33
NEW GRANCARE, INC.
Report of Independent Auditors...........................................  F-35
Balance Sheet as of September 30, 1996...................................  F-36
Note to Balance Sheet....................................................  F-37

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
GranCare, Inc.

  We have audited the consolidated balance sheets of GranCare, Inc. (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' and partners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Evergreen Healthcare, Inc., (Evergreen) which became a wholly-owned subsidiary in 1995, as of December 31, 1994 and for the years ended December 31, 1994 and 1993. The Evergreen amounts represent 21% of the consolidated total assets at December 31, 1994, and 38% and 26% of consolidated net income for the years ended December 31, 1994 and 1993, respectively. The financial statements were audited by other auditors, whose reports have been furnished to us, and our opinion, with respect to the consolidated financial statements as of and for the years ended December 31, 1994 and 1993, insofar as it relates to data included for Evergreen, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GranCare, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes. Also, as discussed in Note 2 to the consolidated financial statements, effective December 31, 1993, the Company changed its method of accounting for its marketable equity security investments.

                                          Ernst & Young LLP

Atlanta, Georgia
February 27, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors Evergreen Healthcare, Inc.:

  We have audited the consolidated balance sheet of Evergreen Healthcare, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994 and the six-month period ended December 31, 1993 and the related combined statements of operations, partners' equity and cash flows of Evergreen Healthcare LTD, L.P., Predecessor to Evergreen Healthcare, Inc., for the six month period ended June 30, 1993 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Evergreen Healthcare, Inc. and subsidiaries as of December 31, 1994 and the results of operations and cash flows of Evergreen Healthcare, Inc. and subsidiaries for the year ended December 31, 1994, and the six-month period ended December 31, 1993 and the related combined statements of operations, partners' equity and cash flows of Evergreen Healthcare LTD., L.P., predecessor to Evergreen Healthcare, Inc., for the six month period ended June 30, 1993, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Indianapolis, Indiana
August 17, 1995

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1995        1994
                                                        ----------  ----------
                                                        DOLLARS IN THOUSANDS
ASSETS
Current assets:
  Cash and cash equivalents............................ $   17,738  $   28,611
  Accounts receivable, less allowance for doubtful
   accounts (1995--$10,856 and 1994--$9,892)...........    173,068     128,121
  Inventories..........................................     13,527      11,125
  Prepaid expenses and other current assets............     16,498      14,344
  Deferred income taxes (Note 7).......................     10,933       7,395
                                                        ----------  ----------
Total current assets...................................    231,764     189,596
Property and equipment:
  Land and improvements................................     10,238      10,937
  Buildings and improvements...........................    192,875     185,293
  Equipment............................................     66,929      53,662
                                                        ----------  ----------
                                                           270,042     249,892
  Less accumulated depreciation........................    (55,689)    (42,042)
                                                        ----------  ----------
                                                           214,353     207,850
Other assets:
  Investments, at fair value (Notes 4 and 11)..........     30,305      20,353
  Goodwill (accumulated amortization: 1995--$5,535;
   1994--$1,959).......................................    120,946      58,418
  Other intangibles (accumulated amortization: 1995--
   $8,051; 1994--$5,940)...............................      9,793      11,501
  Other (Note 2).......................................     38,000      32,475
                                                        ----------  ----------
Total assets........................................... $  645,161  $  520,193
                                                        ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................ $   72,935  $   59,411
  Accrued wages and related liabilities................     24,069      22,643
  Interest payable.....................................      6,793       3,683
  Income taxes payable (Note 7)........................        --        2,667
  Notes payable and current maturities of long-term
   debt (Notes 3, 4 and 11)............................      4,937      11,566
                                                        ----------  ----------
Total current liabilities..............................    108,734      99,970
Long-term debt (Notes 3, 4 and 11).....................    334,668     231,665
Deferred income taxes (Note 7).........................     16,735      15,496
Other..................................................     12,425      11,645
Commitments and contingencies (Notes 5 and 6)
Shareholders' equity (Notes 2 and 8):
  Common stock; no par value; 50,000,000 shares
   authorized (shares issued: 1995--23,948,728 and
   1994--23,173,429)...................................    134,699     132,141
  Treasury stock, at cost (1995--915,000 shares and
   1994--200,000 shares)...............................    (18,700)     (5,030)
  Equity component of minimum pension liability........       (465)       (364)
  Unrealized gain on investments (net of income taxes:
   1995--$3,453; 1994--$2,250).........................      5,206       3,375
  Retained earnings....................................     51,859      31,295
                                                        ----------  ----------
                                                           172,599     161,417
                                                        ----------  ----------
Total liabilities and shareholders' equity............. $  645,161  $  520,193
                                                        ==========  ==========

                            See accompanying notes.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                 1995       1994       1993
                                              ---------- ---------- ----------
                                              DOLLARS AND SHARES IN THOUSANDS,
                                                   EXCEPT PER SHARE DATA
REVENUES
Net patient revenues......................... $  811,402 $  701,783 $  609,250
Investment and other income..................      5,060     15,688      2,439
                                              ---------- ---------- ----------
Total revenues...............................    816,462    717,471    611,689
EXPENSES
Operating expenses:
  Salary and related.........................    360,530    322,471    289,276
  Rent and property..........................     51,206     44,291     42,446
  Other operating............................    308,982    266,774    217,266
                                              ---------- ---------- ----------
                                                 720,718    633,536    548,988
Depreciation and amortization................     21,611     16,440     12,349
Interest expense and financing charges.......     27,054     21,481     19,601
Nonrecurring costs--merger and other costs...     11,750        --       4,573
Restructuring costs (Note 12)................        --       8,200        --
                                              ---------- ---------- ----------
Total expenses...............................    781,133    679,657    585,511
                                              ---------- ---------- ----------
Income before income taxes and extraordinary
 charge......................................     35,329     37,814     26,178
Income taxes.................................     14,765     13,524     10,089
                                              ---------- ---------- ----------
Income before extraordinary charge...........     20,564     24,290     16,089
Extraordinary charge--loss on early
 extinguishment of debt, net of income tax
 benefit of $856.............................        --         --       1,285
                                              ---------- ---------- ----------
Net income................................... $   20,564 $   24,290 $   14,804
                                              ========== ========== ==========
NET INCOME PER COMMON AND COMMON EQUIVALENT
 SHARE
Primary:
  Income before extraordinary charge......... $     0.86 $     1.07 $     0.88
  Extraordinary charge.......................        --         --        (.07)
                                              ---------- ---------- ----------
  Net income................................. $     0.86 $     1.07 $     0.81
Fully diluted:
  Income before extraordinary charge......... $     0.86 $     1.07 $     0.84
  Extraordinary charge.......................        --         --        (.07)
                                              ---------- ---------- ----------
  Net income................................. $     0.86 $     1.07 $     0.77
                                              ========== ========== ==========
Weighted average number of common and common
 equivalent shares outstanding:
  Primary....................................     23,794     22,631     18,205
                                              ========== ========== ==========
  Fully diluted..............................     23,919     24,966     19,241
                                              ========== ========== ==========

                            See accompanying notes.

         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' AND PARTNERS' EQUITY

                                     COMPUPHARM                  EQUITY
                                     CONVERTIBLE                COMPONENT      UNREALIZED
                           COMMON     PREFERRED  TREASURY      OF MINIMUM        GAIN ON   RETAINED  PARTNERS'
                            STOCK       STOCK      STOCK    PENSION LIABILITY  INVESTMENTS  EARNINGS   EQUITY    TOTAL
                          --------  ------------ --------  ------------------ ------------ --------- ---------- --------
                                                              DOLLARS IN THOUSANDS
Balances at January 1,
 1993...................  $ 65,039     $  24     $ (6,221)       $(294)          $  --      $(4,318)  $ 5,550   $ 59,780
 Issuance of 170,284
  shares of common stock
  on exercise of
  warrants and options
  (Note 8)..............       884       --           --           --               --          --        --         884
 Issuance of 6,000
  shares of common
  stock.................        80       --           --           --               --          --        --          80
 Dividends on CompuPharm
  convertible preferred
  stock.................       --        --           --           --               --         (182)      --        (182)
 GranCare and CompuPharm
  pooling transactions
  (Note 3):
 Retirement of
  CompuPharm treasury
  stock.................    (1,191)      --         1,191          --               --          --        --         --
 Conversion of
  CompuPharm convertible
  preferred stock.......        24       (24)         --           --               --          --        --         --
 Conversion of
  CompuPharm convertible
  debt..................       350       --           --           --               --          --        --         350
 Exercise of CompuPharm
  warrants..............     1,660       --           --           --               --          --        --       1,660
 Exercise of CompuPharm
  non-compensatory
  options...............       150       --           --           --               --          --        --         150
 Reverse acquisition
  transaction (Note 3):
 Issuance of common
  stock for partnership
  interest..............     6,656       --           --           --               --          --     (6,656)       --
 Issuance of common
  stock for assets of
  affiliated
  partnership...........     2,105       --           --           --               --          --        --       2,105
 Issuance of common
  stock for acquisition
  of minority interest
  of NHI................     5,693       --           --           --               --          --        --       5,693
 Final distribution to
  former general and
  limited partners......      (490)      --           --           --               --          --        --        (490)
 Distributions to
  partners..............       --        --           --           --               --          --       (864)      (864)
 Unrealized gain on
  investments, net of
  income taxes of
  $2,800................       --        --           --           --             4,200         --        --       4,200
 Net income.............       --        --           --           --               --       12,834     1,970     14,804
 Four months of
  CompuPharm 1993 net
  income included in
  both 1992 and 1993
  (Note 3)..............       --        --           --           --               --       (1,329)      --      (1,329)
 Minimum pension
  liability adjustment..       --        --           --           130              --          --        --         130
                          --------     -----     --------        -----           ------     -------   -------   --------
Balances at December 31,
 1993...................    80,960       --        (5,030)        (164)           4,200       7,005       --      86,971
 Issuance of 221,655
  shares of common stock
  on exercise of
  warrants and options
  (Note 8)..............     1,603       --           --           --               --          --        --       1,603
 Issuance of 1,000,000
  shares of common stock
  in connection with LTC
  acquisition (Note 3)..    20,000       --           --           --               --          --        --      20,000
 Issuance of 5,048
  shares of common stock
  on conversion of debt
  issued in connection
  with Winyah
  acquisition (Note 3)..       100       --           --           --               --          --        --         100
 Issuance of 2,421,875
  shares of common stock
  in public offering....    28,478       --           --           --               --          --        --      28,478
 Issuance of 77,500
  shares of common stock
  in connection with HS
  Healthcare acquisition
  (Note 3)..............     1,000       --           --           --               --          --        --       1,000
 Unrealized loss on
  investments, net of
  income taxes of $550..       --        --           --           --              (825)        --        --        (825)
 Net income.............       --        --           --           --               --       24,290       --      24,290
 Minimum pension
  liability adjustment..       --        --           --          (200)             --          --        --        (200)
                          --------     -----     --------        -----           ------     -------   -------   --------
Balances at December 31,
 1994...................   132,141       --        (5,030)        (364)           3,375      31,295       --     161,417
 Issuance of 769,799
  shares of common stock
  on exercise warrants
  and options (Note 8)..     2,476       --           --           --               --          --        --       2,476
 Issuance of 5,500
  shares of common
  stock.................        82       --           --           --               --          --        --          82
 Repurchase of 715,000
  shares of common
  stock.................       --        --       (13,670)         --               --          --        --     (13,670)
 Unrealized gain on
  investments, net of
  income taxes of
  $1,203................       --        --           --           --             1,831         --        --       1,831
 Net income.............       --        --           --           --               --       20,564       --      20,564
 Minimum pension
  liability adjustment..       --        --           --          (101)             --          --        --        (101)
                          --------     -----     --------        -----           ------     -------   -------   --------
Balances at December 31,
 1995...................  $134,699     $ --      $(18,700)       $(465)          $5,206     $51,859   $   --    $172,599
                          ========     =====     ========        =====           ======     =======   =======   ========

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1995       1994      1993
                                                  ---------  --------  --------
                                                     DOLLARS IN THOUSANDS
OPERATING ACTIVITIES
Net income......................................  $  20,564  $ 24,290  $ 14,804
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for doubtful accounts...............      6,281     7,918     3,592
  Depreciation and amortization.................     21,611    16,440    12,349
  Gain on sale of assets........................       (829)  (12,518)   (1,672)
  Deferred income taxes.........................      1,171      (333)      922
  Amortization of deferred financing costs......        531       522       373
  Restructuring costs...........................        --      8,200       --
  Changes in operating assets and liabilities
   net of effects of acquisitions (Note 3):
    Accounts receivable.........................    (49,018)  (33,491)  (29,548)
    Prepaid expenses and other current assets...     (3,215)    1,992    (4,270)
    Accounts payable, accrued wages and other
     accrued expenses...........................     15,388     2,145     6,461
    Interest payable............................      3,110       769     2,704
    Income taxes payable........................     (3,199)     (883)   (5,870)
    Other.......................................     (3,400)   (1,320)      714
                                                  ---------  --------  --------
Net cash provided by operating activities.......      8,995    13,731       559
INVESTING ACTIVITIES
Acquisition of businesses (net of cash acquired
 of $2,469 in 1994 and
 $10 in 1993)...................................    (68,467)  (49,414)  (19,273)
Purchases of property and equipment.............    (23,495)  (14,938)  (20,918)
Proceeds from disposition of assets.............      4,155    13,726       374
Purchases of investments........................     (6,944)   (6,978)       (4)
Repayments (advances) of notes receivable.......        943    (1,610)    3,009
Other...........................................     (1,972)   (2,212)   (1,251)
                                                  ---------  --------  --------
Net cash used in investing activities...........    (95,780)  (61,426)  (38,063)
FINANCING ACTIVITIES
Issuance of stock...............................         82    29,063     1,140
Payment of stock issuance costs.................        --       (585)      --
Proceeds from exercise of warrants and options..      2,776     1,603       584
Purchase of treasury stock......................    (13,670)      --        --
Long-term debt payments.........................   (177,870)  (23,207)  (14,580)
Proceeds from long-term debt borrowings.........    270,018    44,787    66,900
Advances (repayments) of short-term notes
 payable........................................        --       (600)    2,598
Payment of debt issuance costs..................     (5,424)   (1,136)   (3,763)
Payment of dividends on preferred stock.........        --        --       (261)
Distributions to former general and limited
 partners.......................................        --        --     (1,354)
                                                  ---------  --------  --------
Net cash provided by financing activities.......     75,912    49,925    51,264
                                                  ---------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................    (10,873)    2,230    13,760
Less CompuPharm increase in cash for period
 January 1, 1993 through
 April 30, 1993 (Note 3)........................        --        --     (1,687)
Cash and cash equivalents at beginning of year..     28,611    26,381    14,308
                                                  ---------  --------  --------
Cash and cash equivalents at end of year........  $  17,738  $ 28,611  $ 26,381
                                                  =========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.................................  $  22,566  $ 20,712  $ 15,300
                                                  =========  ========  ========
  Income taxes paid.............................  $  17,964  $ 14,406  $ 12,035
                                                  =========  ========  ========

                            See accompanying notes.

                       SUPPLEMENTAL CASH FLOW INFORMATION

ACQUISITIONS

  The 1995, 1994 and 1993 acquisitions (see Note 3) had the following effects on cash:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
                                                    DOLLARS IN THOUSANDS
Fair values of assets acquired (net of cash
 received)...................................... $(75,317) $(90,713) $(48,392)
Fair values of liabilities assumed..............    6,850    20,299    29,119
                                                 --------  --------  --------
                                                  (68,467)  (70,414)  (19,273)
Issuance of stock...............................      --     21,000       --
                                                 --------  --------  --------
Net effect on cash.............................. $(68,467) $(49,414) $(19,273)
                                                 ========  ========  ========

NONCASH TRANSACTIONS

  In connection with the acquisition of Professional Health Care Management, Inc. (PHCM) in October 1992, GranCare issued 45,000 shares of GranCare Series D Exchangeable Preferred Stock (the Series D Preferred Stock), which had an aggregate liquidation preference of $9,000,000. In January 1993, the Series D Preferred Stock was converted into two promissory notes and, in April 1993, GranCare prepaid the notes using proceeds from its 6.5% Subordinated Debenture offering.

  As part of the 1993 NHI reverse acquisition (see Note 3), approximately 7,200,000 common shares (GranCare equivalent), which is net of treasury shares retired, were issued.

  Plant and equipment acquired under financing notes and capital lease arrangements aggregated approximately $1,021,000, $3,222,000, and $4,904,000 in 1995, 1994, and 1993 respectively.



                            See accompanying notes.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  GranCare, Inc. (GranCare or the Company) merged with Evergreen Healthcare, Inc. (Evergreen) on July 20, 1995 (the Merger). On that date, GranCare issued approximately 9,673,000 shares of its common stock in exchange for the approximately 12,500,000 shares of Evergreen common stock then outstanding based on an exchange ratio of its shares of GranCare common stock for each share of Evergreen common stock.

  The consolidated financial statements give retroactive effect to the Merger, which has been accounted for using the pooling-of-interests method and, as a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented. The consolidated statements of shareholders' and partners' equity also reflect retroactive combination of the accounts of GranCare and Evergreen for all periods presented, with adjustments to outstanding shares based on the exchange ratio.

  Prior to the June 30, 1993 National Heritage, Inc. (NHI) reverse acquisition transaction described in Note 3, the historical Evergreen entity included in these consolidated financial statements consisted of: (a) Evergreen Healthcare Ltd., L.P. (ELP), a limited partnership and; (b) Omega/Indiana Pharmacy, L.P.
(OLP), also a limited partnership. Prior to the June 30, 1993 transaction, ELP had a September 30 fiscal year-end and OLP had a calendar year-end.

  Evergreen amounts for the 1994 and 1993 consolidated financial statements have been conformed to the Company's December 31 year-end.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Consolidation The Company operates approximately 136 leased and owned long-term health care facilities that provide skilled nursing and residential care services in 15 states. In addition, the Company also owns and operates or serves 30 institutional pharmacies, a specialty hospital geriatric services company, which manages approximately 100 geriatric care units in acute hospitals in 18 states, and home health operations in three states.

  The facilities and pharmacy divisions represented approximately 72% and 23%, respectively, of the total net revenues of the Company. Substantially all of the facilities and pharmacies receive benefits under the Medicare and Medicaid programs. These programs are highly regulated and subject to periodic change.

  The consolidated financial statements include the accounts of GranCare and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates in which the Company has less than a 50% interest are accounted for by the equity method.

  Use of Estimates The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash Equivalents The Company considers all highly liquid instruments purchased with original maturity dates of three months or less to be cash equivalents.

  Inventories Inventories are stated at the lower of cost, using the first-in, first-out method, or market value. Inventories consist primarily of purchased pharmaceuticals and various medical equipment of the pharmacies and supplies used in the care of residents in long-term care facilities.

  Property and Equipment Property and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets as stated below. Leases and leasehold improvements that have been capitalized are amortized over the lives of the leases. Amortization of these assets is included in depreciation expense.

      Buildings and improvements..................................... 8-35 years
      Equipment......................................................  5-7 years

  Investments In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115 (Statement No. 115), "Accounting for Certain Investments in Debt and Equity Securities." As permitted under Statement No. 115, GranCare elected the early adoption of provisions of the new standard as of December 31, 1993, and recognized the unrealized gain ($4,200,000, net of income taxes) as a direct component of equity (see Note 11). Evergreen adopted the new standard on July 1, 1994.

  Goodwill and Other Intangibles In connection with the Company's acquisitions, costs in excess of the amounts assigned to identifiable assets acquired, less liabilities assumed, are recorded as goodwill. Goodwill is amortized on a straight-line basis principally over a period of 35 years. Goodwill recorded in the Cornerstone acquisition (unamortized balance of $48,721,000 at December 31, 1995) is being amortized over 25 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows of the acquired entity over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

  Other intangibles, which primarily were obtained in connection with the Company's acquisitions, mainly represent covenants not to compete and lease contract rights that are amortized over the terms of the noncompetition agreements and leases, respectively.

  Other Assets The Company defers financing costs incurred to obtain long-term debt and amortizes such costs using the straight-line method over the term of the related obligation. An investment in an unconsolidated affiliate at December 31, 1995 consists of a 28% owned interest in Alternative Living Services, Inc. (ALS), which is recorded using the equity method. In 1994, the Company's 53% interest in ALS was consolidated with the Company. The remaining other assets are individually not significant in their impact to the Company.

  Stock Based Compensation The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and intends to continue to do so.

  Net Patient Revenues Patient revenues are reported in the period in which services are provided. Net patient revenues reflect contractual discounts and the results of other arrangements for providing services at less than established rates. Contractual adjustments include differences between established billing rates and amounts estimated by management as reimbursable under various cost reimbursement formulas or service contracts.

  The administrative procedures related to the Medicare and Medicaid cost reimbursement programs, in effect, generally preclude final determination of amounts due the Company until cost reimbursement reports, filed by the Company, are audited or otherwise reviewed and settled with the applicable administrative agencies. Normal estimation differences between final settlements and amounts accrued in previous years are reported in current net patient revenues. Actual results could differ from these estimates. Included in accounts receivable are settlement amounts due from Medicare and Medicaid programs totalling $45,764,000 and $20,204,000 at December 31, 1995 and 1994,
respectively. In the opinion of management, adequate provision has been made for adjustments, if any, that might result from subsequent review. The Medicare and Medicaid cost reimbursement programs approximated 75%, 76% and 77% of net patient revenues for the years ended December 31, 1995, 1994 and 1993, respectively.

  Earnings Per Share Earnings per share are computed based on the weighted average common and (if dilutive) common equivalent shares outstanding, which include options and warrants, and in the case of fully diluted earnings per share, convertible subordinated debentures. The earnings per share amounts are based on the combined historical weighted average common and dilutive common equivalent shares of GranCare and Evergreen pre-merger adjusted for the .775 exchange ratio. Also, Evergreen's pre-merger historical amounts for periods in which it was a partnership are based on the equivalent shares of Evergreen common stock using the terms of the Evergreen exchange transaction described in Note 3.

  Pro forma earnings per share for 1993 is computed by dividing pro forma net income by the weighted average number of common and common equivalent shares outstanding for the period.

  Pro Forma Income Taxes As indicated in Note 1, prior to June 30, 1993, the Evergreen predecessor entity consisted of two partnerships and, accordingly, Evergreen was not subject to federal or state income taxes. The following table presents unaudited pro forma financial information for the year ended December 31, 1993, that includes a provision for income taxes as if Evergreen had been a taxable corporation for the period. Such pro forma calculation was based on the income tax laws and rates in effect during the period, and FASB Statement No. 109.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                   1993
                                                          ---------------------
                                                          DOLLARS IN THOUSANDS
                                                          EXCEPT PER SHARE DATA
      Pro Forma data (unaudited):
      Income before income taxes and extraordinary
       charge...........................................         $26,178
      Income taxes......................................          10,874
      Income before extraordinary charge................          15,304
      Extraordinary charge..............................           1,285
                                                                 -------
      Net income........................................         $14,019
                                                                 =======
      Net income per common and common equivalent share:
      Primary...........................................         $   .77
                                                                 -------
      Fully diluted.....................................         $   .73
                                                                 =======

  Impact of Recently Issued Accounting Standards In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

NOTE 3. ACQUISITIONS, DISPOSITIONS AND MERGERS

  1993 Acquisitions and Dispositions Effective January 1, 1993, GranCare acquired all of the capital stock of Coordinated Home Health, Inc., and the operations of Coordinated Nursing Services, Inc. and Infusion Plus, Inc. (collectively, Coordinated) for $1,600,000 in cash and a promissory note for $485,000.

  On January 28, 1993, GranCare completed the acquisition of Colter Village, two health care facilities consisting of a skilled nursing facility and a retirement living center for $6,750,000.

  On March 31, 1993, GranCare acquired Bella Vita, a 126-bed skilled nursing facility in Colorado, for $3,740,000.

  On April 1, 1993, GranCare acquired all of the capital stock of Pacific Therapies, Inc., and the operations of Pacific Therapies Co. (collectively, Pacific Therapies), which provide physical, occupational and speech therapy services, for $1,000,000 in cash and a promissory note for $384,000.

  On April 19, 1993, GranCare acquired the operations of Patient Therapy Systems, Inc., which provides therapy beds and therapy services to patients directly and under agreements and arrangements with nursing facilities, for $400,000 in cash.

  On April 30, 1993, GranCare acquired four skilled nursing facilities located in Wisconsin for $3,500,000 in cash and $13,000,000 in mortgage notes.

  On June 23, 1993, GranCare acquired all of the capital stock of Brim Medical Equipment and Supplies, Inc., an enteral and urological supply company, for $1,400,000, payable in installments of various amounts, without interest through July 1, 1998.

  On June 30, 1993, GranCare acquired all of the capital stock of Winyah Dispensary, LTC of North Carolina and Winyah Dispensary-Midlands, Inc., for $2,500,000 in convertible promissory notes, and the operations of Winyah Dispensary for $3,650,000 in cash and promissory notes in the aggregate sum of $2,600,000 (collectively, Winyah). Winyah provides institutional pharmacy services in North and South Carolina. In connection with these transactions, GranCare recorded $8,218,000 in goodwill.

  On September 30, 1993, CompuPharm acquired the operations of Medication Delivery Systems, Inc. (MDS), an institutional pharmacy, for a purchase price of $1,750,000 plus transaction costs.

  NHI Reverse Acquisition Effective June 30, 1993, Evergreen became a public company and acquired the remaining 90% common stock ownership of NHI, an existing public company, in a reverse acquisition transaction. (Note:
Evergreen had previously acquired 10% of NHI in October 1992.) The following transactions were part of the reverse acquisition:

  . The partners of the Evergreen partnerships (i.e., ELP and OLP as referred to in Note 1) and an affiliated partnership under common control (ERP) received 5,032,108 common shares (restated to GranCare equivalent shares), which was net of 1,240,000 shares held in treasury that were retired, in exchange for their partnership interests in the three partnerships.

  . The ERP partnership, which previously was not part of the historical
    Evergreen entity, transferred its assets to Evergreen as part of the exchange. Such assets consisted of: (i) a limited partnership interest in the Evergreen partnerships, and (ii) a 48% ownership in NHI. (Note: ERP had also acquired its interest in NHI in October 1992.)

  . The remaining 42% owners of NHI received 2,141,325 common shares
    (restated to GranCare equivalent shares), excluding shares held in treasury by NHI.

  The exchange of common stock for partnership interests in predecessor partnerships (i.e., ELP and OLP) was recorded at book value, because it was merely a legal restructuring. The receipt of ERP assets for common stock also was recorded at book value, because this was a transfer among entities under common control. ERP's book value included $2,100,000 in goodwill recorded in connection with its purchase of a 48% interest in NHI.

  The acquisition of the NHI 42% minority stockholders' interests was accounted for as a purchase and, in connection therewith, $2,691,000 in goodwill was recorded. The operations of NHI have been included in the consolidated results of Evergreen from June 30, 1993 forward.

  The 1993 acquisitions described above were all accounted for as purchases and, accordingly, the consolidated financial statements of the Company include the operations of such acquired entities since the respective dates of their acquisition.

  During 1993, GranCare also divested nine facilities.

  1994 Acquisitions and Dispositions On March 1, 1994, GranCare acquired the operations of PPCP, Inc. (PPCP), which provides institutional pharmacy services, for $3,800,000 in cash and adjustable subordinated promissory notes in the aggregate sum of $1,449,000. In connection with this transaction, $4,518,000 was recorded as goodwill.

  On April 1, 1994, GranCare acquired the operations of Merit Pharmacy, Inc. (Merit), which provides institutional pharmacy services, for $600,000 in cash and a subordinated promissory note for $1,184,000. In connection with this transaction, GranCare recorded $1,817,000 in goodwill.

  On June 7, 1994, Evergreen acquired substantially all of the assets of two Illinois limited partnerships, Health Care Fund Limited Partnership and Health Care Fund II Limited Partnership, as well as two related companies, H.S. Healthcare, Inc. and H.S. Systems, Inc. (collectively referred to as HS Healthcare). Evergreen paid approximately $22,571,000 cash (of which $7,687,000 was financed through revolving credit borrowings) in exchange for the assets acquired and liabilities assumed. The Company also paid $3,000,000 in cash and issued 77,500 shares (restated) of common stock valued at $1,000,000 to the general partners of the partnerships and sole shareholders of the related companies in consideration for their agreement not to compete with the Company for a period of ten years.

  Effective July 1, 1994, GranCare acquired substantially all of the assets and assumed certain liabilities of Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, LTC), an institutional pharmacy business based in Indiana, for $16,000,000 cash and 1,000,000 shares of GranCare common stock valued at $20 per share, or $20,000,000. In the event the market price of the common stock was not at least equal to $20 per share at a specified date in 1995, the Company was obligated to issue additional consideration to bring the value of the common stock to $20,000,000. The purchase agreement also contains a contingent earnout provision, in the form of a subordinated promissory note, under which an additional $5,500,000 could be paid-provided certain future operating results are attained. In connection with this transaction, GranCare recorded $27,402,000 goodwill.

  Also effective July 1, 1994, GranCare acquired the operations of Ricketts Drug, Inc., an institutional pharmacy based in Virginia, for $4,111,000 in cash. In connection with this transaction, GranCare recorded $2,355,000 in goodwill.

  Effective July 25, 1994, GranCare acquired leasehold interests in two long-term health care facilities in South Carolina for $38,000.

  Effective September 30, 1994, GranCare acquired leasehold interests in five additional long-term health care facilities in South Carolina for $150,000.

  The above-described 1994 acquisitions were all accounted for as purchases and, accordingly, the financial statements of the Company include the operations of such acquired entities since the respective dates of their acquisition.

  During 1994, GranCare also divested three facilities (exclusive of the restructuring described in Note 12) and Pacific Therapies, acquired in 1993. The sale of Pacific Therapies to an unrelated entity for approximately $11,700,000 in cash and assumption of approximately $1,100,000 in debt and certain other liabilities resulted in a gain of approximately $8,800,000. The gain is reported in investment and other income in the Consolidated Statements of Income.

  1995 Acquisitions and Dispositions In January 1995, GranCare acquired a leasehold interest in a long-term facility in Arizona for $150,000.

  In April 1995, GranCare acquired Cornerstone Health Management Company (Cornerstone), a management company specializing in the implementation and management of geriatric specialty programs for acute care hospitals, for $53,213,000.

  In November 1995, GranCare acquired Innovative Pharmacy Services, Inc., an institutional pharmacy based in Wisconsin, for $10,000,000 in cash and stock.

  In December 1995, GranCare acquired the operations of both Pharmcare, Inc. and American Pharmaceutical Inc., two institutional pharmacies based in Northern California, for $4,700,000 and $1,200,000, respectively.

  During 1995, GranCare also divested one facility (exclusive of the restructuring described in Note 12).

  In July 1995, in accordance with contractual obligation to the former owners of LTC, the Company repurchased 715,000 shares of its common stock.

  Summarized below are the unaudited pro forma consolidated results of operations for GranCare had the 1995 Cornerstone acquisition occurred as of January 1, 1994, and the 1994 LTC and HS Healthcare acquisitions and the June 30, 1993 NHI reverse acquisition occurred as of January 1, 1993:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
                                                         DOLLARS IN THOUSANDS
                                                         EXCEPT PER SHARE DATA
      Total revenues................................... $   786,846 $   711,622
      Income before extraordinary charge...............      26,738      19,926
      Net income.......................................      26,738      18,641
      Net income per share:
        Primary........................................        1.15         .91
        Fully diluted..................................        1.15         .87

  Pro forma information for other 1995, 1994 and 1993 acquisitions and divestitures is not presented because their operating results, either individually or in the aggregate, do not have a material effect on the pro forma operating results presented above.

  The above results are based upon certain assumptions and estimates which the Company believes are reasonable, and do not reflect any benefit which might be achieved from combined operations. The unaudited pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

MERGERS

  CompuPharm Merger On December 28, 1993, GranCare acquired, through merger, all of the outstanding common stock of CompuPharm, Inc. ("CompuPharm") in exchange for 2,462,795 shares of GranCare's common stock. CompuPharm is a provider of institutional pharmacy services.

  GranCare's merger with CompuPharm was accounted for as a pooling-of-interests business combination and, accordingly, the consolidated financial statements for all periods prior to the merger have been restated to include the historical balances of GranCare and CompuPharm as if the two companies had always been combined. For purposes of restating the December 31, 1992 financial statements to reflect the merger, CompuPharm's annual financial statements for the fiscal year ended April 30, 1993 were used. The 1993 consolidated financial statements, however, include CompuPharm balances as of, and for the year ended, December 31, 1993. As such, both the 1993 and 1992 consolidated financial statements include operating results and cash flows relating to CompuPharm for the four months ended April 30, 1993, (consisting of revenues and net income of $24,200,000 and $1,300,000, respectively) which are adjusted through a separate line item in the consolidated statements of shareholders' equity and cash flows.

  A reconciliation of consolidated total revenues, income before extraordinary charge and net income to amounts applicable to the separate companies prior to the date of combination (effectively, December 31, 1993) is presented together with the Evergreen merger table included below.

  Evergreen Merger On July 20, 1995, GranCare acquired, through merger, substantially all of the outstanding common stock of Evergreen in exchange for approximately 9,673,000 shares of GranCare common stock based on a .775 exchange ratio. The Evergreen merger is accounted for as a pooling-of-interests business combination and, accordingly, the consolidated financial statements of all periods prior to the merger have been restated to include the historical balances of GranCare and Evergreen as if the two companies had always been combined.

  The Company incurred certain costs relating to completion of the Merger and other one-time costs and recognized an $11.8 million charge in the third quarter of 1995, as required under the pooling-of-interests accounting method. The following is a summary of the Merger and other one-time costs:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
                                                                     DOLLARS IN
                                                                      THOUSANDS
      Merger costs:
        Investment banking fees....................................   $ 4,100
        Legal and other fees.......................................     1,469
        Executive severance........................................     1,100
        Planned divestitures of certain facilities.................     1,500
      Other one-time costs:
        Relocation.................................................     1,626
        Integration................................................       850
        Other deferred acquisition costs...........................     1,105
                                                                      -------
      Total........................................................   $11,750
                                                                      =======

  As of December 31, 1995, the remaining reserve balance relating to the Merger and other one-time costs was $2.4 million.

  A reconciliation of consolidated total revenues, income before extraordinary charge, and net income to amounts applicable to the separate pooled companies prior to the dates of combination (including both the December 1993 CompuPharm and July 1995 Evergreen mergers) is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
                                                         DOLLARS IN THOUSANDS
                                                         EXCEPT PER SHARE DATA
TOTAL REVENUES
  GranCare............................................. $   549,220 $   434,117
  CompuPharm...........................................         --       73,853
                                                        ----------- -----------
  GranCare, pre-Evergreen merger.......................     549,220     507,970
  Evergreen............................................     168,251     103,719
                                                        ----------- -----------
                                                        $   717,471 $   611,689
                                                        =========== ===========
INCOME BEFORE EXTRAORDINARY CHARGE(1)
  GranCare............................................. $    15,179 $    10,697
  CompuPharm...........................................         --        1,472
                                                        ----------- -----------
  GranCare, pre-Evergreen merger.......................      15,179      12,169
  Evergreen(2).........................................       9,111       3,920
                                                        ----------- -----------
                                                        $    24,290 $    16,089
                                                        =========== ===========
NET INCOME
  GranCare............................................. $    15,179 $    10,697
  CompuPharm...........................................         --          187
                                                        ----------- -----------
  GranCare, pre-Evergreen merger.......................      15,179      10,884
  Evergreen(2).........................................       9,111       3,920
                                                        ----------- -----------
                                                        $    24,290 $    14,804
                                                        =========== ===========
NET INCOME PER SHARE (FULLY-DILUTED BASIS)
  GranCare............................................. $      1.08 $      1.03
  CompuPharm(3)........................................         n/a         n/a
  GranCare, pre-Evergreen merger.......................        1.08         .83
  Evergreen(4).........................................         .82         n/a
                                                        ----------- -----------
                                                        $      1.07 $       .77
                                                        =========== ===========

--------
(1) After non-recurring merger costs of $2,149,000 for GranCare and $2,424,000 for CompuPharm in 1993.
(2) Evergreen's income before extraordinary charge and net income exclude Merger and other costs of approximately $11,750,000. This charge was recorded by the Company in the third quarter of 1995.
(3) Earnings per share for CompuPharm prior to the merger was not applicable because it was not a public company.
(4) Earnings per share for Evergreen prior to June 30, 1993 was not applicable because it was not a public company.

NOTE 4. DEBT

  Debt consists of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1995        1994
                                                         ----------- -----------
                                                          DOLLARS IN THOUSANDS
SENIOR DEBT
  Mortgage notes payable:
    Omega..............................................  $    58,800 $    58,800
    Other (principally HRPT and FINOVA) in installments
     which include interest ranging from 8% to 11.5%...       32,376      31,477
  Revolving loan under bank credit facility bearing
   interest based on LIBOR or prime rate...............       37,700      45,900
  Evergreen Credit Facility............................          --       12,686
  Evergreen revenue bonds..............................       13,445      13,850
  Notes payable in installments which include interest
   ranging from 6.9% to 13.75%; final maturities in
   1996 through 2010...................................       28,991      10,788
  Capitalized lease obligations (less imputed interest
   of $570 in 1995 and $421 in 1994)...................        4,622       4,964
  Other................................................        2,400       3,385
                                                         ----------- -----------
    Total senior debt..................................      178,334     181,850
SUBORDINATED DEBT
  Senior subordinated notes; interest due semi-annually
   at 9 3/8%, principal due September 15, 2005.........      100,000         --
  Convertible subordinated debentures; interest due
   semi-annually at 6.5%, principal due January 15,
   2003................................................       60,000      60,000
  Other notes payable..................................        1,271       1,381
                                                         ----------- -----------
Total subordinated debt................................      161,271      61,381
                                                         ----------- -----------
Total debt.............................................      339,605     243,231
Less short-term notes payable and current maturities of
 long-term debt........................................        4,937      11,566
                                                         ----------- -----------
                                                         $   334,668 $   231,665
                                                         =========== ===========

  On August 14, 1992, PHCM entered into a $58,800,000 loan agreement with Omega Healthcare Investors, Inc. (Omega). The loan is secured by mortgages on certain health care facilities, and by the personal property used in connection with the operation of those facilities, as well as certain other intangibles, including the licenses for these facilities, to the extent permitted by Michigan law, and accounts receivable in excess of $1,000,000. The minimum interest rate on the loan is 13% per year, of which 12% is payable monthly in cash and 1% is deferred. The cash interest rate will increase in each subsequent year based upon a specified formula tied to either; (i) the percentage change in the Consumer Price Index published by the United States Department of Labor, or; (ii) the change in Gross Revenues (as defined in the loan agreement); however, the increase cannot be more than the interest for the prior fiscal year multiplied by 1.05. The 1% of deferred interest will accrue on an annual basis and will be cumulative on an annual basis as long as the loan remains outstanding. Quarterly principal payments of $1,470,000 are required beginning October 1, 2002, with the remaining balance plus the deferred interest due in August 2007. The loan agreement also contains certain restrictive covenants, including, but not limited to, restrictions on PHCM incurring additional debt, prepayment and minimum net worth requirements. As of December 31, 1995, the interest rate was 13.9%, including the 1% deferred interest.

  In conjunction with a 1990 acquisition, GranCare borrowed $15,000,000 under a promissory note agreement with HRPT. The note is secured by mortgages on two facilities and 1,000,000 shares of HRPT common stock owned by GranCare. The HRPT note had a balance of $8,750,000, with an interest rate of 13.75% at December 31, 1994.

  During 1995, GranCare renegotiated the note with HRPT, whereby the principal balance of the promissory note was increased to $11,500,000, resulting in additional proceeds to GranCare. Minimum interest on the note is 11.5% per year payable monthly in arrears. Additional interest is payable commencing on January 1, 1996, in an amount equal to 75% of the percentage increase in the Consumer Price Index, with certain defined limitations. Principal payments will begin two years after the date of the note on a 30-year direct reduction basis, with the remaining balance due December 31, 2010.

  On January 29, 1993, GranCare completed a public offering of $60,000,000 aggregate principal amount of its 6.5% Convertible Subordinated Debentures due 2003 (the Debentures). The Debentures are convertible into common stock of GranCare at any time prior to redemption or final maturity, at a conversion price of $27.145 per share, subject to adjustment upon the occurrence of certain events. Interest on the Debentures is payable semi-annually on January and July 15th. Approximately $15,600,000 of the net proceeds of $57,700,000 was used to repay certain indebtedness, and the remaining $42,100,000 was used for general corporate purposes, including the further expansion of specialty medical services and acquisitions.

  In conjunction with the 1993 acquisition of four skilled nursing facilities in Wisconsin, as described in Note 3, GranCare entered into an $11,000,000 mortgage loan agreement with FINOVA. Interest accrues on the mortgage note at an adjustable rate of 2% over prime, with installments of principal and interest due monthly through April 2001, with final payment due May 2001. The mortgage note cannot be prepaid until 90 days prior to the end of the term without a prepayment penalty.

  At the end of 1993, a subsidiary of GranCare, GranCare Health Services, Inc. entered into a $50,000,000 revolving credit agreement with a syndicate of banks. In 1994, the agreement was amended to increase the line of credit to $80,000,000. This credit agreement terminated on March 29, 1995.

  On March 29, 1995, the Company entered into an agreement with First Union National Bank of North Carolina (First Union) pursuant to which First Union provided the Company with a $175 million revolving line of credit (the Credit Facility). The Company has used the proceeds from the Credit Facility to pay off its previous line of credit, fund the acquisition of Cornerstone and for general working capital purposes. In September 1995, concurrent with the High Yield Debt offering the Credit Facility was reduced to $150 million. Amounts outstanding under the Credit Facility bear interest based on LIBOR or prime rates (7.6% and 8.85%, respectively, at December 31, 1995). Amounts outstanding as of June 30, 1998 may convert to a term loan with equal quarterly installments due through the final maturity date of June 30, 2002. No principal payments are required under the Credit Facility prior to the June 30, 1998 conversion date.

  Evergreen maintained a revolving credit facility and a working capital facility (the Evergreen Credit Facility) in the aggregate maximum amount of $55,000,000 from a syndicate of banks, $45,000,000 of which was to be used for acquisitions and $10,000,000 of which was to be used for working capital purposes. The Evergreen Credit facility was terminated at the merger. Six nursing home facilities were refinanced via mortgage debt in March 1995 for $16,500,000, including the facilities held as collateral under the revolving credit facility. Therefore, the Company has classified the borrowings under the revolving credit facility as long-term debt in the Company's consolidated balance sheet at December 31, 1994. The Evergreen Credit Facility described above was entered into on June 7, 1994, as a refinancing of an existing $6,000,000 revolving credit facility with the same bank.

  On September 29, 1995, the Company closed the sale of $100 million aggregate principal amount if its' 9 3/8% Senior Subordinated Notes due 2005 (Notes) in an underwritten public offering (Notes Offering). After paying underwriter fees and commissions, the approximately $96 million realized by the Company from the sale of the Notes was used to pay outstanding indebtedness under its' Credit Facility.

  The Evergreen revenue bonds include a $9,100,000 Series 1993A taxable adjustable demand issue that requires semiannual interest payments at a variable rate (5.95% at December 31, 1995) and annual principal payments through August 15, 2013. The remaining revenue bonds bear interest at fixed rates ranging from 7.75% to 9.5% through 2001--2002, and which are subject to change after such dates. These bonds mature in 2015; however, they may be redeemed by the bondholders on various dates in the years 2001, 2002, 2011 and 2012.

  Certain of these notes payable and related agreements contain covenant restrictions on additional debt, intercompany loans, dividends and the maintenance of certain financial ratios. The Company has pledged certain accounts receivable, leasehold interests and substantially all property and equipment as collateral under the various debt agreements.

  Maturities of debt and obligations under capital leases at December 31, 1995, are summarized as follows:

                                                 DEBT   CAPITAL LEASES  TOTAL
                                               -------- -------------- --------
                                                     DOLLARS IN THOUSANDS
   Year ending December 31,
     1996..................................... $  3,331     $2,053     $  5,384
     1997.....................................    2,477      1,302        3,779
     1998.....................................    6,443      1,140        7,583
     1999.....................................    1,785        659        2,444
     2000.....................................    8,959         38        8,997
   Thereafter.................................  311,988        --       311,988
                                               --------     ------     --------
   Total minimum payments.....................  334,983      5,192      340,175
   Less amounts representing interest.........      --         570          570
                                               --------     ------     --------
   Total obligations.......................... $334,983     $4,622     $339,605
                                               ========     ======     ========

NOTE 5. OPERATING LEASES

  The Company has operating leases for 24 facilities, including land, buildings, and equipment from HRPT under two Master Lease Documents. Subsequent to December 31, 1994, the existing Master Lease Documents were amended. Under the amended lease arrangements, minimum rent for the aggregate facilities is the annual sum of $11,550,000, payable in equal monthly installments. In addition, beginning January 1, 1996, the amended lease agreement provides for additional rent to be paid monthly, in advance, based on 75% of the increase in the Consumer Price Index multiplied by the minimum rent due, provided, however, that the maximum rent (minimum rent plus additional rent) each January shall be limited to a 2% increase over the total monthly rent paid in the prior December. The operating leases for 17 facilities expire on December 28, 2010, and there are two 10 year renewal options. The leases for seven facilities expire in June 2006 and there are two 10 1/2-year renewal options. The Company has subleased seven of the 24 facilities to unrelated parties.

  The Company leases additional health care facilities, certain other facilities, office space, and equipment from other unrelated parties. Substantially all the leases are operating leases which expire at various dates and generally contain options to renew for various terms. Certain leases also contain purchase options. Rents generally are subject to increase based on the Consumer Price Index, occupancy rates, Medicaid reimbursement rates or at stated amounts specified in the lease agreements.

  A summary of GranCare's minimum commitments under operating leases at December 31, 1995, follows:

     YEAR ENDING                                                      DOLLARS IN
     DECEMBER 31,                                                     THOUSANDS
     ------------                                                     ----------
      1996...........................................................  $ 43,310
      1997...........................................................    43,069
      1998...........................................................    42,331
      1999...........................................................    37,510
      2000...........................................................    26,175
     Thereafter......................................................   179,066
                                                                       --------
     Total minimum lease payments....................................  $371,461
                                                                       ========

  Aggregate future minimum lease payments to be received under noncancelable subleases are $5,263,000 for the year ended December 31, 1996 and $43,675,000 thereafter.

  Total rent expense for all operating leases, net of sublease income, aggregated $41,058,000, $35,632,000 and $34,872,000 for the years ended
December 31, 1995, 1994 and 1993, respectively.

  The Company is currently having discussions with the landlord of 18 of its' skilled nursing facilities. The Company expects to receive a favorable adjustment to current lease commitments in return for an additional capital investment and extension of the lease term.

NOTE 6. COMMITMENTS AND CONTINGENCIES

  The Company is involved in legal proceedings arising in the normal course of business. Management believes, based in part upon discussions with legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

  The Company, through its wholly-owned subsidiary, GCI Indemnity, Inc., maintains a captive insurance company for the purpose of paying worker's compensation claims. The Company maintains reinsurance contracts to minimize its insurance exposure.The Company accepts the first $350,000 of loss and loss adjustment expense liability per occurrence for worker's compensation risks. The Company estimates this liability on case-basis estimates of losses reported prior to the date of the balance sheets and includes estimates of losses for claims incurred but not reported. The Company's estimated liability for worker's compensation claims is reported in the accompanying balance sheets as other long term liabilities. Investments held by the captive insurance company are reported in other assets section of the accompanying balance sheets.

NOTE 7. INCOME TAXES

  Effective January 1, 1993, the Company, except for CompuPharm and Evergreen, prospectively adopted FASB Statement of Financial Accounting Standards No. 109 (Statement No. 109), "Accounting for Income Taxes." CompuPharm and Evergreen adopted Statement No. 109 on May 1, 1991 and July 1, 1993, respectively. The Company (excluding CompuPharm and Evergreen) previously accounted for income taxes under FASB Statement No. 96. There was no cumulative effect of adopting Statement No. 109.

  As described in Note 1, prior to June 30, 1993, the predecessor Evergreen entities were partnerships and as such were not subject to corporate income taxes. Accordingly, the accompanying 1993 Consolidated Statement of Income does not include any income tax expense relating to $1,970,000 of pre-tax income earned by these partnerships.

  The provision for income taxes consists of the following for the years ended December 31:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1995    1994     1993
                                                        ------- -------  -------
                                                         DOLLARS IN THOUSANDS
     CURRENT
     Federal........................................... $11,880 $11,025  $ 7,388
     State.............................................   1,714   2,832    1,779
                                                        ------- -------  -------
                                                         13,594  13,857    9,167
     DEFERRED
     Federal...........................................   1,133    (317)     778
     State.............................................      38     (16)     144
                                                        ------- -------  -------
                                                          1,171    (333)     922
                                                        ------- -------  -------
                                                        $14,765 $13,524  $10,089
                                                        ======= =======  =======

  At December 31, 1995, the Company and its subsidiaries have approximately $19,900,000 of federal net operating loss carryforwards (including the remaining $970,000 NHI NOL acquired by Evergreen) and various state income tax net operating loss carryforwards expiring at various dates through 2008. Approximately $11,340,000 of such amount represents acquired federal net operating loss carryforwards, the use of which is subject to both annual dollar limitations and the general requirements that such carryforwards be offset only against the taxable income of the acquired operations. The portion of the net operating loss carryforwards not relating to acquired operations is also subject to various limitations because of previous ownership changes. The valuation allowance at December 31, 1995, pertains to nonacquired net operating loss carryforwards.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of the cumulative temporary differences are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1995         1994
                                                     -----------  -----------
                                                      DOLLARS IN THOUSANDS
   DEFERRED INCOME TAX LIABILITIES
     Fixed asset basis differences.................. $    17,318  $    16,687
     Workers' compensation insurance................         --           359
     Deferred rent..................................         --           349
     Investments....................................       3,276        2,250
     Intangible asset basis differences.............       1,648          --
     Deferred gain on sale of assets................       1,263          --
     Other..........................................         266          690
                                                     -----------  -----------
   Total deferred income tax liabilities............      23,771       20,335
   DEFERRED INCOME TAX ASSETS
     Vacation and compensation accruals.............       4,103        2,630
     Deferred gain on sale of assets................         --         1,382
     Accounts receivable reserves...................       5,981        1,351
     Deferred rent..................................         426          587
     Voluntary employees' benefit association.......         507          190
     Net operating loss carryforwards...............       7,367        8,124
     Intangible asset basis differences.............         --           117
     Accrued merger costs...........................         886          --
     Workers' compensation and other insurance......       2,088          --
     Other..........................................         --         1,567
                                                     -----------  -----------
   Total deferred income tax assets.................      21,358       15,948
   Valuation allowance for deferred income tax
    assets..........................................      (3,389)      (3,714)
                                                     -----------  -----------
   Net deferred income tax assets...................      17,969       12,234
                                                     -----------  -----------
   Net deferred income tax liabilities.............. $     5,802  $     8,101
                                                     ===========  ===========

  The valuation allowance decreased as shown below:

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1995     1994     1993
                                                     ------- -------- --------
                                                       DOLLARS IN THOUSANDS
Recognition of NOL carryforwards as a reduction in
 income tax expense................................. $   325 $    325 $  1,370
Initial recognition of deductible temporary
 differences as a reduction in income tax expense...     --       665      --
Recognition of acquired NOLs and deductible
 temporary differences as a reduction to goodwill...     --     2,548    1,200
                                                     ------- -------- --------
                                                     $   325 $  3,538 $  2,570
                                                     ======= ======== ========

  Differences between GranCare's income tax expense and the amount calculated utilizing the federal statutory rate are as follows:

YEAR ENDED DECEMBER 31,  1995 AMOUNT PERCENT 1994 AMOUNT PERCENT 1993 AMOUNT PERCENT
-----------------------  ----------- ------- ----------- ------- ----------- -------
                                            DOLLARS IN THOUSANDS
Income tax at statutory
 rate...................   $12,365    35.0%    $13,236    35.0%    $ 9,163    35.0%
State tax, net of
 federal benefit........     1,135     3.2       1,958     5.2       1,384     5.2
Nontaxable partnership
 income.................       --      --          --      --         (690)   (2.6)
Merger costs............     1,435     4.1         --      --        1,600     6.1
Federal NOL--current....      (277)    (.8)       (277)    (.7)       (681)   (2.6)
Federal NOL--deferred...       --      --          --      --         (689)   (2.6)
Reduction in valuation
 allowance..............       --      --         (665)   (1.8)        --      --
State NOL, net of
 federal benefit........       (48)    (.1)        (48)    (.1)       (131)    (.5)
Federal tax credits.....       (88)    (.3)       (458)   (1.2)       (290)   (1.1)
Other...................       243      .7        (222)    (.6)        423     1.6
                           -------    ----     -------    ----     -------    ----
                           $14,765    41.8%    $13,524    35.8%    $10,089    38.5%
                           =======    ====     =======    ====     =======    ====

NOTE 8. SHAREHOLDERS' EQUITY, STOCK OPTIONS AND WARRANTS

  The 2,462,795 shares of GranCare's common stock issued upon completion of the December 28, 1993, merger with CompuPharm consisted of the following:

   Outstanding shares of CompuPharm prior to merger.................    601,885
   Convertible CompuPharm debt converted to stock simultaneously
    with the merger.................................................    736,648
   Convertible CompuPharm preferred stock converted to stock
    simultaneously with the merger..................................    283,816
   CompuPharm common stock options exercised simultaneously with the
    merger..........................................................    195,891
   CompuPharm common stock warrants exercised simultaneously with
    the merger......................................................    644,555
                                                                      ---------
                                                                      2,462,795
                                                                      =========

  In connection with the Evergreen merger, 9,672,806 shares of GranCare common stock were issued in the exchange.

  Also in connection with the CompuPharm and Evergreen mergers, CompuPharm and Evergreen stock options that remained outstanding were exchanged for options to purchase GranCare stock with the same terms, except as adjusted for the common stock exchange ratio. The GranCare options issued in connection with the CompuPharm and Evergreen exchanges totaled approximately 587,200 and 214,000, respectively, and are included in the option table presented below, based on their original issuance date by CompuPharm and Evergreen.

  The warrants and options exercised at the time of the CompuPharm merger are also shown in the accompanying warrant and option tables presented below based on their converted share values.

  On June 30, 1993, in connection with Evergreen's NHI acquisition, warrants to purchase 46,500 common shares at $6.45 per share were issued to a former NHI executive. These warrants are exercisable at any time prior to June 30, 1996. Through December 31, 1995, all had been exercised.

  During 1989, 1990 and 1991, GranCare issued warrants to purchase shares of common stock exercisable over periods from four to ten years after date of issuance. The exercise prices are to be adjusted automatically upon the occurrence of certain dilutive events. The following summarizes the warrants' activity for the three years ended December 31, 1995 (including the CompuPharm and NHI warrants described above):

                                         YEAR ENDED DECEMBER 31,
                             -------------------------------------------------
                                  1995             1994             1993
                             ---------------  ---------------  ---------------
Warrants outstanding at
 beginning of year.........          765,033          890,016        1,549,355
Warrant price..............  $.001 to $10.00  $.001 to $10.00  $.001 to $10.00
Warrant issued.............              --               --            46,500
Warrant price..............              --               --             $6.45
Warrants exercised.........         (413,161)        (124,983)        (705,839)
Warrant price..............   $.10 to $10.00    $.10 to $6.77   $1.00 to $6.77
Warrants outstanding at end
 of year...................          351,872          765,033          890,016
Warrant price..............   $.001 to $6.77  $.001 to $10.00  $.001 to $10.00
Warrants exercisable at end
 of year...................          351,872          765,033          890,016

  GranCare has a Stock Incentive Plan, adopted in 1991 and amended in 1992 (the 1991 Plan), which provides for the direct sale of shares, the granting of stock options and the granting of limited stock appreciation rights to selected employees, officers, directors and consultants of GranCare. The total number of common shares that may be issued under the 1991 Plan is 2,500,000. The direct sale of common shares under the 1991 Plan shall be at a price not less than 85% of the fair market value of the common stock on the date the right to purchase shares is granted.

  Under the 1991 Plan, options are granted at an exercise price of not less than 100% of fair market value at the date of grant, except for nonstatutory options which are granted at an exercise price of not less than 85% of the fair market value on the date of the grant.

  Certain options are exercisable immediately, while others are subject to vesting provisions whereby the options will be fully vested three to four years after the date of grant. All options are non-transferable and expire five to 10 years from the date of the grant. The Board of Directors, or a committee appointed by the Board of Directors, may grant limited stock appreciation rights in tandem with any stock options granted under the 1991 Plan. Limited stock appreciation rights are only exercisable with the consent of the Board of Directors on and for the 60-day period following certain events as defined in the 1991 Plan, and are payable in cash. No limited stock appreciation rights have been issued under the 1991 Plan.

  On May 3, 1994, GranCare adopted a Stock Option/Stock Issuance Plan (the 1994 Plan) which provides for the granting of incentive stock options, the granting of limited stock appreciation rights, a salary reduction grant program, and a stock issuance program for selected employees of GranCare. The 1994 Plan has an automatic grant program for the granting of options to non-employee directors. The total number of common shares issuable under the 1994 Plan is 1,135,623 shares. The 1994 Plan contains a provision that provides that each year, commencing with the 1995 calendar year, the common stock available for grant under the 1994 Plan will automatically increase by an amount equal to 1% of the shares of common stock outstanding on December 31st of the immediately preceding calendar year.

  The exercise price per share for incentive stock options cannot be less than 100% of the fair market value per share of GranCare's common stock on the grant date. For non-statutory options, the exercise price per share may not be less than 85% of such fair market value. No option shall have a maximum term in excess of ten years from the grant date. The Plan Administrator, as designated by the Board of Directors, will have complete discretion to grant incentive stock options and limited stock appreciation rights, and to choose individuals to participate in the salary reduction grant program. The Plan Administrator may, at its discretion, sell shares of GranCare's common stock at a price per share not less than 85% of fair market value in accordance with the stock issuance program. Shares may also be issued solely as a bonus for past services.

  The Plan Administrator may, at its discretion, grant an employee with incentive stock options the right to surrender all or part of an unexercised option in exchange for a distribution from GranCare, or "limited stock appreciation rights." The distribution will be an amount equal to the excess of the fair market value of the number of shares on the surrender date, over the aggregate price payable for such vested shares. No limited stock appreciation rights have been issued under the 1994 Plan.

  A summary of the activity under the plans (including the exchanged CompuPharm and Evergreen options mentioned above) for the three years ended December 31, 1995, is as follows:

                                       YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------
                                1995              1994             1993
                          ----------------  ----------------  ---------------
Options outstanding at
 beginning of year.......        2,267,618         1,808,742        1,172,092
Exercise price........... $ 0.76 to $21.00  $ 0.76 to $21.00  $0.76 to $12.50
Options granted..........          387,000           583,681          957,541
Exercise price........... $13.00 to $17.33  $12.90 to $20.50  $1.61 to $21.00
Options cancelled........         (155,605)          (28,133)         (16,000)
Exercise price........... $9.875 to $21.00  $9.875 to $13.25           $9.875
Options exercised........         (356,638)          (96,672)        (304,891)
Exercise price........... $ 1.53 to $16.50  $ 1.53 to $16.50  $0.76 to $9.875
Options outstanding at
 end of year.............        2,142,375         2,267,618        1,808,742
Exercise price........... $ 0.76 to $21.00  $ 0.76 to $21.00  $0.76 to $21.00
Options exercisable......        1,185,709         1,116,869          700,769
Exercise price........... $ 0.76 to $21.00  $ 0.76 to $21.00  $0.76 to $21.00

  At December 31, 1995, an aggregate of 1,097,921 shares was available for future grant under GranCare's stock incentive plans. Together with the 2,142,375 stock options and 351,872 warrants outstanding on that date, and the 2,210,351 issuable upon the conversion of GranCare's 6.5% convertible subordinated debentures (see Note 4), approximately 5,800,000 shares of common stock were reserved for future issuance.

NOTE 9. EMPLOYEE BENEFIT PLANS

  The Company currently has two separate benefit plans covering employees of GranCare. The defined benefit plan, which was amended as of December 31, 1986 to freeze benefits for all but certain unionized employees, covers certain employees after reaching age 21 and completion of one year of service. During 1990, the accrual of benefits was suspended for the employees who continued to accrue benefits after December 31, 1986.

  At December 31, 1995 and 1994, the projected benefit obligations were $588,000 and $497,000 respectively. Adjustments to recognize minimum pension liability have been reflected in the Consolidated Statements of Shareholders' and Partners' Equity.

  Other employees of the Company are covered by various defined contribution plans. Company contributions are based on a certain percentage of wages, a matching percentage of the participants' voluntary contributions, or at the Company's discretion. During 1995, 1994 and 1993, the Company recognized $1,645,000, $1,145,000 and $914,000, respectively, of expense related to these plans.

NOTE 10. RELATED-PARTY TRANSACTIONS

  In connection with various acquisitions, GranCare has incurred debt payable to former owners who are now employees of GranCare. Such debt totaled $3,779,000 and $3,856,000 at December 31, 1995 and 1994, respectively.

  In 1994, GranCare sold three of its long-term care facilities to a former employee of GranCare at an aggregate sales price of $3,000,000. GranCare provided financing of $2,550,000 on these sales and recognized a total gain of $2,373,000. In 1993, GranCare sold two of its long-term care facilities to an individual previously engaged by GranCare as a consultant on various acquisitions and divestitures. The sales price of the facilities sold in 1993 was $1,250,000, for which GranCare provided financing of $1,050,000 and recognized a gain of $841,000.

  Included in other assets in the accompanying Consolidated Balance Sheets at December 31, 1995 and 1994, is a $2,850,000 and $1,500,000 note receivable, respectively, resulting from working capital advances made to the owner of certain facilities currently managed by the Company. The Company can advance up to $3,000,000 under the agreement. The loan bears interest payable monthly at 1% above the prime rate and is secured by the accounts receivable, inventory and equipment of the managed facilities.

  Evergreen had a management contract with NHI for the period from October 14, 1992 to June 30, 1993. Total amounts received from NHI under this management contract approximated $1,000,000 for the six months ended June 30, 1993 and are included in the 1993 Consolidated Statement of Income. This agreement terminated upon consummation of the reverse acquisition on June 30, 1993, as discussed in Note 3.

NOTE 11. FAIR VALUES OF FINANCIAL INSTRUMENTS AND INVESTMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  Cash and Cash Equivalents The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value. Cash equivalents at December 31, 1994 include $1,200,000 in commercial paper securities. There were no commercial paper securities at December 31, 1995.

  Investments The carrying amount reported in the balance sheet for investments approximates fair value. The investments in municipal bonds are held by GranCare's captive insurance subsidiary and are restricted to use by only that subsidiary, and are not available for general corporate purposes. All investments are classified as "available for sale" for accounting purposes and, therefore, are carried at fair value with unrealized gains and losses recorded directly in equity.

  In 1994, a gain of $1,561,000 was realized on the sale of an Evergreen equity security that had no carrying value. There were no significant realized gains or losses on sales of investments during 1995 and 1993. The investments in municipal bonds generally mature within six years (e.g., 2000 to 2001).

  Notes Payable and Long-Term Debt The carrying amounts of GranCare's borrowing under the revolving loan and various mortgages and notes payable approximate fair value. The fair value of GranCare's convertible subordinated debentures and senior subordinated notes is based on their quoted market price.

  The cost basis and estimated fair values of GranCare's financial instruments at December 31 are as follows:

  FINANCIAL INSTRUMENT   1995 COST BASIS ESTIMATED FAIR VALUE 1994 COST BASIS ESTIMATED FAIR VALUE
  --------------------   --------------- -------------------- --------------- --------------------
                                                   DOLLARS IN THOUSANDS
Cash and cash
 equivalents............    $ 17,738           $17,738           $ 28,611           $ 28,611
Investments:
  Marketable equity
   securities...........       9,506            17,695              7,750             13,375
  Municipal bonds.......      12,166            12,610              6,978              6,978
                            --------           -------           --------           --------
                              21,672            30,305             14,728             20,353
Notes payable and long-
 term debt:
  Revolving loan and
   other debt...........     179,605           179,605            183,231            183,231
  Convertible
   subordinated
   debentures...........      60,000            52,200             60,000             50,400
  Senior Subordinated
   Notes................     100,000           103,000                --                 --

--------
Note: The cost basis is the carrying amount for all financial instruments except for investments, as noted above.

NOTE 12. RESTRUCTURING

  In August 1994, GranCare adopted and publicly announced a formal plan of restructuring which includes the reorganization of GranCare's operations and the sale of certain under-performing and non-strategic long-term health care facilities. In connection with its commitment to this formal plan, GranCare recognized an $8,200,000 restructuring charge in the third quarter of 1994, consisting of the following components:

   Actual and projected net operating losses of the facilities to be sold, from the commitment date to their anticipated disposal dates...........................................................  $2,620,000
   Less: Estimated gains from the sale of the facilities............   2,250,000
                                                                      ----------
                                                                         370,000
   Personnel costs--termination and severance.......................   3,700,000
   Professional fees--legal, accounting and appraisals--and other
    exit costs......................................................   1,100,000
   Write-off of unamortized financing fees resulting from
    restructuring...................................................   2,400,000
   Other............................................................     630,000
                                                                      ----------
   Total restructuring costs........................................  $8,200,000
                                                                      ==========

  The termination and severance benefits cover approximately 50 employees who work or worked in the facilities to be divested or GranCare's corporate or regional offices. As of the end of 1995, substantially all termination and severance benefits have been paid to those employees.

  Charges against the restructuring reserve in 1995 and 1994 included the write-off of unamortized financing fees and operating gains and losses of the facilities sold.

  At December 31, 1995, the Company believes that the provisions for the restructuring continue to be adequate and will not require material adjustment in future periods.

NOTE 13. SUBSEQUENT EVENTS

  In January 1996, the Company completed the acquisition of RN Services for $2,350,000 in cash. RN Services provides home health services in the metro Detroit area.

  In February 1996, the Company, through its pharmacy divisions, regained a major contract with the state of New Jersey to provide pharmaceuticals to 7,800 beds.

                                 GRANCARE, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             (DOLLARS IN THOUSANDS)

                                      ADDITIONS
                           BALANCE    CHARGED TO CHARGED TO              BALANCE
                         AT BEGINNING COSTS AND    OTHER                 AT END
      DESCRIPTION          OF YEAR     EXPENSES   ACCOUNTS   DEDUCTIONS  OF YEAR
      -----------        ------------ ---------- ----------  ----------  -------
Year ended December 31,
 1993:
 Allowance for doubtful
 accounts..............     2,404       4,254      2,830(2)    2,429(1)   7,059
Year ended December 31,
 1994:
 Allowance for doubtful
 accounts..............     7,059       8,290      1,182(2)    6,639(1)   9,892
 Restructuring reserve
  for estimated losses
  on
  reorganization and
  divestiture of facil-
  ities................       --        8,200        --        3,658(3)   4,542
Year ended December 31,
 1995:
 Allowance for doubtful
 accounts..............     9,892       6,281        572(2)    5,889(1)  10,856
 Restructuring reserve
  for estimated losses
  on
  reorganization and
  divestiture of facil-
  ities................     4,542         --         --        4,042(3)     500

--------
(1) Uncollectible accounts written off, net of recoveries.
(2) Allowances recorded at date of acquisition.
(3) Writeoff of deferred loan and other related costs, operating results of the facilities to be divested and gain or loss on the sale of those facilities.

                                 GRANCARE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
                                                                    (UNAUDITED)
                              ASSETS
Current assets:
 Cash and cash equivalents........................................   $ 25,750
 Accounts receivable, less allowance for doubtful accounts
  (1996--$13,848).................................................    218,529
 Inventories......................................................     17,833
 Prepaid expenses and other current assets........................     41,034
 Deferred income taxes............................................     11,599
                                                                     --------
  Total current assets............................................    314,745
Property and equipment............................................    276,441
 Less accumulated depreciation....................................    (67,111)
                                                                     --------
                                                                      209,330
Other assets:
 Investments, at fair value.......................................     36,359
 Goodwill, less accumulated amortization
  (1996--$9,184)..................................................    129,863
 Other intangibles, less accumulated amortization
  (1996--$9,788)..................................................      8,573
 Other............................................................     39,068
                                                                     --------
  Total assets....................................................   $737,938
                                                                     ========

See Notes to Condensed Consolidated Financial Statements.

                                 GRANCARE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                  SEPTEMBER 30,
                                                                      1996
                                                                  -------------
                                                                   (UNAUDITED)
              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses...........................   $ 84,291
 Accrued wages and related liabilities...........................     20,461
 Interest payable................................................      5,137
 Income taxes payable............................................      7,059
 Notes payable and current maturities of long-term debt..........      4,219
                                                                    --------
  Total current liabilities......................................    121,167
Long-term debt...................................................    384,905
Deferred income taxes............................................     15,628
Other............................................................     14,564
Shareholders' equity:
 Common stock; no par value; 50,000,000 shares authorized
  (shares issued: 1996--23,401,992)..............................    125,401
 Treasury stock (1996--200,000 shares)...........................     (5,030)
 Equity component of minimum pension liability...................       (465)
 Unrealized gain on investments net of income taxes (1996--
  $3,963)........................................................      5,747
 Retained earnings...............................................     76,021
                                                                    --------
                                                                     201,674
                                                                    --------
Total liabilities and shareholders' equity.......................   $737,938
                                                                    ========

See Notes to Condensed Consolidated Financial Statements.

                                 GRANCARE, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
            (Dollars And Shares In Thousands, Except Per Share Data)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             -----------------
                                                               1996     1995
                                                             -------- --------
Revenues:
 Net patient revenues....................................... $722,074 $600,195
 Investment and other revenue...............................   23,579    4,374
                                                             -------- --------
  Net revenues..............................................  745,653  604,569
Expenses:
 Operating expenses.........................................  642,654  534,906
 Depreciation and amortization..............................   19,400   14,785
 Interest expense and financing charges.....................   26,228   19,557
 Merger and other one-time charges..........................   18,400   11,750
                                                             -------- --------
  Total expenses............................................  706,682  580,998
                                                             -------- --------
Income before income taxes..................................   38,971   23,571
Income taxes................................................   14,809   10,297
                                                             -------- --------
  Net income................................................ $ 24,162 $ 13,274
                                                             ======== ========
Net income per common and common equivalent share:
 Primary.................................................... $   1.01 $   0.55
                                                             ======== ========
 Fully diluted.............................................. $   0.98 $   0.55
                                                             ======== ========
Weighted average number of common and common equivalent
 shares outstanding:
 Primary....................................................   24,021   24,226
                                                             ======== ========
 Fully diluted..............................................   26,653   24,267
                                                             ======== ========

See Notes to Condensed Consolidated Financial Statements.

                                 GRANCARE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (Dollars In Thousands)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
OPERATING ACTIVITIES
 Net income..............................................  $ 24,162   $ 13,274
 Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
  Provision for doubtful accounts........................     5,132      4,321
  Depreciation and amortization..........................    19,400     14,785
  Gain on sale of investments and other assets...........   (19,077)      (600)
  Non-cash one-time charges..............................    17,100        --
  Amortization of deferred financing costs...............       689        481
  Changes in assets and liabilities net of effect of
   acquisitions:
   Accounts receivable...................................   (55,785)   (24,073)
   Other current assets..................................    (8,604)    (3,571)
   Other noncurrent assets...............................    (8,614)   (11,901)
   Accounts payable and accrued expenses.................    (1,785)    15,933
   Accrued wages and related liabilities.................    (3,896)    (1,587)
   Interest payable......................................    (1,656)       579
   Income taxes payable..................................     7,591       (487)
   Other noncurrent liabilities..........................        27      1,799
                                                          ---------  ---------
    Net cash (used in) provided by operating activities..   (25,316)     8,953
INVESTING ACTIVITIES
 Acquisition of businesses...............................   (11,231)   (54,287)
 Purchases of property and equipment.....................   (24,014)   (17,022)
 Proceeds from disposition of property and equipment.....       994      4,155
 Repayments of notes receivable..........................       --         943
 Net purchases and sales of investments..................    (3,365)    (5,077)
 Proceeds from sale of investment in unconsolidated
  affiliate..............................................    24,600        --
 Other...................................................    (1,581)      (435)
                                                          ---------  ---------
    Net cash used in investing activities................   (14,597)   (71,723)
FINANCING ACTIVITIES
 Proceeds from exercise of warrants and options..........     2,284      1,242
 Purchase of treasury stock..............................       --     (13,670)
 Long-term debt payments.................................    (5,259)  (176,303)
 Proceeds from long-term debt borrowings.................    51,150    256,350
 Payment of debt issuance costs..........................      (250)    (4,447)
                                                          ---------  ---------
    Net cash provided by financing activities............    47,925     63,172
                                                          ---------  ---------
 Net increase in cash and cash equivalents...............     8,012        402
 Cash and cash equivalents at beginning of period........    17,738     28,611
                                                          ---------  ---------
 Cash and cash equivalents at end of period.............. $  25,750  $  29,013
                                                          =========  =========

See Notes to Condensed Consolidated Financial Statements

                                 GRANCARE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

SUPPLEMENTAL SCHEDULE OF INVESTING ACTIVITIES:

  In January 1996, the Company completed the acquisition of RN Health Care Services, Inc. ("RN Services"), a home health care business located in Detroit, Michigan, for $2,350 in cash. In conjunction with the acquisition, the Company advanced $2,500 to the former owners in the form of a short-term note secured by RN Services' accounts receivable.

  In April 1996, the Company completed the acquisition of Jennings Visiting Nurse Association, Inc. ("Jennings"), a home health care business based in North Vernon, Indiana, for $937 in cash and a promissory note for $250.

  In July 1996, the Company completed the acquisition of Emery Pharmacy, Inc. ("Emery"), an institutional pharmacy located in Utica, New York, for $3,672 in cash and a promissory note in the amount of $1,488.

  In September 1996, the Company completed the acquisition of RX Corporation, an institutional pharmacy located in southern California, for $1,800 in cash and a promissory note for $925.

  The above 1996 acquisitions had the following effect on cash:


      Fair value of assets acquired     $(14,531)
      Fair value of liabilities assumed    3,300
                                        --------
      Net effect on cash                $(11,231)
                                        ========

  In conjunction with the sale of four long-term health care facilities located in Michigan in the first quarter of 1996, the Company provided purchase money financing in the amount of $17,550 evidenced by an interest-bearing promissory note, due and payable in 1997.

See Notes to Condensed Consolidated Financial Statements.

                                 GRANCARE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements and the footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

NOTE B - CHANGE IN ACCOUNTING PRINCIPLE

  During the first quarter of 1996, the Company adopted as required FASB Statement No. 121 ("Statement No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with Statement No. 121, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets may be less than the carrying amounts of those assets. This new standard had no effect on the financial statements.

NOTE C - TREASURY STOCK

  During the second quarter of 1996, the Company cancelled 715,000 shares of treasury stock which the Company had repurchased in July, 1995.

NOTE D - CONTINGENT EARN-OUT PROVISION

  The purchase agreement with respect to the 1994 acquisition of Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, "LTC"), contains a contingent earnout provision for the two year period ended June 30, 1996. An additional $5.5 million could be paid to LTC provided certain operating results were obtained for this period. Management has completed its analysis of the amount payable under this provision and believes that the amount owing to LTC is $2.1 million, which amount has been disputed by LTC.

NOTE E - EXIT, MERGER AND OTHER ONE-TIME CHARGES

  During the third quarter of 1996, management decided to close five facilities which are operated under long term operating leases, as these facilities did not fit the Company's operating strategies. The plan to exit these activities, including providing appropriate notice as required by regulations to residents, employees and authorities has commenced. The facilities will be closed and operating activities will cease. The remaining net book value of leasehold improvements at the dates of closure and the remaining rent due to the landlord for periods after the dates of closure have been charged to operations. Management expects to complete these closings in the first quarter of 1997. The revenues and net operating losses of these facilities are not significant. In addition, in the third quarter of 1996, the Company recorded other charges as set forth in the following table, including a charge for additional bad debt expense related to TeamCare. The charge for bad debt expense is attributable to the increased risk of collection resulting from the deterioration in the financial condition of certain customers. The notes receivable written off are for loans made by the Company to a sublease lessee to fund working capital. Accounts receivable from the facility under lease serve as collateral for the working capital loans. During the third quarter of 1996, the loans to the lessee began to significantly exceed the collateral,

                                 GRANCARE, INC.

                                  (UNAUDITED)
indicating that the loan would not be recoverable. Accordingly, the Company decided to terminate the sublease arrangement and to write off the loans which it concluded would not be recoverable. The write-off of leasehold improvements, notes receivable and bad debt expense are reflected in the accompanying balance sheet as a direct reduction of the related asset. Rent expense and costs related to the termination of the frozen pension plan and other items has been reflected in accrued expenses as the accompanying balance sheet. The following is a summary of the exit and other one-time charges (dollars in thousands):

     Exit costs:
       Rent expense for periods subsequent to closing.................. $ 9,400
       Book value of leasehold improvements at date of closing.........   1,200
     Other:
       TeamCare bad debt expense.......................................   2,900
       Write-off of notes receivable...................................   3,000
       Termination of frozen pension plan and other items..............   1,900
                                                                        -------
                                                                        $18,400
                                                                        =======

NOTE F - PROPOSED TRANSACTION

  The Company has entered into an Agreement and Plan of Merger between Vitalink and the Company dated as of September 3, 1996. The form of the proposed transactions are (1) the Company's skilled nursing facilities, along with its contract management and home health businesses are to be reorganized into New GranCare, Inc., a wholly-owned subsidiary of the Company ("New GranCare"), and all of the shares of common stock of New GranCare are to be distributed to the Company's shareholders in a tax-free spin-off; (2) the Company (then consisting solely of the institutional pharmacy and related business known as TeamCare) would merge into and be acquired by Vitalink through a tax-free exchange of shares of common stock of Vitalink for shares of common stock of the Company; and (3) New GranCare would become a public company upon the effectiveness of its initial registration statement. Notwithstanding the legal structure of the proposed transactions, for accounting/financial reporting purposes such transactions will be treated as the spin-off of TeamCare and reorganization/recapitalization of the Company into New GranCare as New GranCare will continue the majority of the Company's businesses. New GranCare will change its name to "GranCare, Inc." and be treated as the continuation of the Company. The closing under the Agreement and Plan of Merger is subject to a number of conditions, including approval of the transactions by the Company's shareholders.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
New GranCare, Inc.

  We have audited the accompanying balance sheet of New GranCare, Inc. (a wholly-owned subsidiary of GranCare, Inc., the "Company") as of September 30, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of New GranCare, Inc. as of September 30, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
October 7, 1996

                               NEW GRANCARE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF GRANCARE, INC.)

                                 BALANCE SHEET
                               SEPTEMBER 30, 1996

                                 ASSETS
Current assets:
  Cash.................................................................. $1,000
                                                                         ------
  Total assets.......................................................... $1,000
                                                                         ======
                          STOCKHOLDER'S EQUITY
Stockholder's Equity:
  Common stock--$0.001 par value; issued and outstanding, 1,000 shares
   (Note 1)............................................................. $1,000
                                                                         ------
  Total stockholder's equity............................................ $1,000
                                                                         ======

See Note to Balance Sheet.

                             NOTE TO BALANCE SHEET
                               SEPTEMBER 30, 1996

1. New GranCare, Inc. ("New GranCare") was incorporated in September 1996, as a wholly-owned subsidiary of GranCare, Inc. ("GranCare"). New GranCare was formed in connection with the execution of an Agreement and Plan of Distribution (the "Distribution Agreement") by and between New GranCare and GranCare dated as of September 3, 1996. The form of the proposed transactions contemplated by the Distribution Agreement are: (1) the skilled nursing facilities, along with the contract management; assisted living and home health services businesses of GranCare are to be reorganized into New GranCare and shares of New GranCare distributed to the GranCare shareholders in a tax-free spin-off; (2) GranCare (then consisting solely of the institutional pharmacy and related business known as TeamCare) would merge into and be acquired by Vitalink Pharmacy Services, Inc. ("Vitalink") through a tax-free exchange of shares of common stock of Vitalink for GranCare shares of common stock, all as contemplated by an Agreement and Plan of Merger by and between GranCare and Vitalink dated as of September 3, 1996 (the "Merger Agreement"); and (3) New GranCare would become a public company upon the effectiveness of this registration statement. Notwithstanding the legal structure of the proposed transactions, for accounting/financial reporting purposes such transactions will be treated as the spin-off of TeamCare and a reorganization/recapitalization of GranCare into New GranCare as New GranCare will continue the majority of the GranCare businesses. No gain will be recognized as a result of the spin-off for the difference between the market value of the Vitalink shares received and the carrying value of the net assets of TeamCare. New GranCare will continue to reflect the historical cost basis of assets and liabilities of GranCare. New GranCare will then change its name to, and be treated as the continuation of, GranCare. The closing under the Merger Agreement is subject to a number of conditions, including approval of GranCare's shareholders.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

  The expenses in connection with the issuance and distribution of the New GranCare Common Stock are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

     Securities and Exchange Commission Registration Fee........... $   100,000
     Printing and Engraving Expenses...............................     250,000
     Accountants' Fees and Expenses................................     500,000
     Legal Fees and Expenses.......................................     500,000
     HRPT Consent..................................................  10,000,000
     Fee to Painewebber............................................   4,000,000
     Miscellaneous.................................................  14,650,000
                                                                    -----------
       Total....................................................... $30,000,000
                                                                    ===========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  New Grancare will be incorporated as a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL") which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorney's fees), judgments, fine and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers, directors, employees and agents in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer, director, employee or agent actually and reasonably incurred.

  Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Articles VII and V of New GranCare's Certificate of Incorporation provide for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the DGCL, and provide that GranCare shall indemnify its directors and officers to the full extent not prohibited by Section 145 of the DGCL.

  New GranCare will maintain at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  N/A

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

     EXHIBIT
       NO.                                DOCUMENT
     -------                              --------
       2.1   Amended and Restated Agreement and Plan of Distribution dated as of September 3, 1996 (the "Distribution Agreement") between New
              GranCare and the Company (The Registrant hereby undertakes to provide all schedules omitted from the Distribution Agreement to the Commission upon request)
       3.1   Amended and Restated Certificate of Incorporation
       3.2   Bylaws
       4.1   Specimen of Common Stock Certificate
       5.1   Opinion of Powell, Goldstein, Frazer & Murphy regarding validity of securities
       8.1   Tax Matters Opinion of Powell, Goldstein, Frazer & Murphy
      10.1   Acquisition Agreement, Agreement to Lease and Mortgage Loan
              Agreement, dated December 28, 1990 by and among Health and
              Rehabilitation Properties Trust ("HRPT") and HostMasters, Inc.,
              AMS Holding Co., American Medical Services, Inc. and AMS
              Properties, Inc. ("AMS"), as amended through December 29, 1993
              (Note 1)
      10.2   Master Lease Document, dated December 28, 1990, between HRPT and
             AMS (Note 1)
      10.3   Form of Guaranty, dated December 28, 1990, by American Medical
              Services, Inc. and each of its subsidiaries in favor of HRPT
              (Note 1)
      10.4   1996 Stock Incentive Plan (Note 3)
      10.5   Form of Indemnity Agreement for directors and officers (Note 2)
      10.6   Deed of Trust and Security Agreement, dated as of January 28,
              1993, from GCI Colter Village, Inc. in favor of Bell Atlantic
              TriCon Leasing Corporation ("Bell Atlantic"), with respect to the
              Colter Village complex (Note 5)
      10.7   Deed of Trust and Security Agreement, dated April 7, 1993 from GCI
              Bella Vita, Inc. in favor of Bell Atlantic with respect to the
              Bella Vita skilled nursing facility (Note 5)
      10.8   Mortgage and Security Agreement and Fixture Financing Statement,
              dated as of May 7, 1993, from GCI-Wisconsin Properties, Inc. in favor of Bell Atlantic (Note 5)
      10.9   Mortgage and Security Agreement and Fixture Financing Statement,
              dated as of May 7, 1993 from GCI-Wisconsin Properties, Inc. in favor of Bell Atlantic (Note 5)
      10.10  Amendment to Acquisition Agreement, Agreement to Lease and
              Mortgage Loan Agreement among Health and Rehabilitation
              Properties Trust, GranCare, Inc., (AMS) and GCI Health Care
              Centers, Inc., dated as of December 29, 1993 (Note 7)
      10.11  Amendment to Master Lease between (HRPT) and AMS, dated as of
              December 29, 1993 (Note 7)
      10.12  Asset Purchase Agreement among GranCare, Inc., Long Term Care
              Pharmaceutical Services Corporation, Long Term Care
              Pharmaceutical Services Corporation III, CompuPharm LTC, Inc.,
              Lawrence H. Garatoni, individually and as trustee, and Anthony
              Wright and Edward Spartz, individuals, dated as of June 30, 1994, with Exhibits (Note 9)

     EXHIBIT
       NO.                                DOCUMENT
     -------                              --------
      10.13  Agreement of Purchase and Sale, effective as of July 1, 1994, by and among Pacific Therapies, Inc., P.T. Therapies Company, GCI
              Rehab, Inc., GranCare, Inc. and NovaCare, Inc. (Note 5)
      10.14  Agreement of Purchase and Sale, dated July 1, 1994, by and among
              Pacific Therapies, Inc., P.T. Therapies Company, GCI Rehab, Inc.,
              GranCare, Inc. and NovaCare, Inc., as amended by First Amendment to Agreement of Purchase and Sale, dated October 27, 1994, by and among GCI Therapies, Inc., fka Pacific Therapies, Inc., GCI Cal
              Therapies Company, fka P.T. Therapies, GCI Rehab, Inc. GranCare,
              Inc. and NovaCare, Inc. (Note 3,6)
      10.15  First Amendment to Lease and Security Agreement dated October 28,
              1994, by and among Nationwide Health Properties, Inc. and
              Landlord and GCI Palm Court, Inc. and GranCare, Inc. as Tenant
              (Note 7)
      10.16  Agreement and Plan of Merger among GranCare, Inc., GW Acquisition
              Corp. and Evergreen Healthcare, Inc., dated as of May 2, 1995
              (Note 8)
      10.17  Plan and Agreement of Merger by and among GranCare, Inc,
              Healthtrust, Inc.--The Hospital Company and Coralstone
              Management, Inc. with respect to Cornerstone Health Management
              Company Inc. (Note 9)
      10.18  Credit Agreement between GranCare and First Union National Bank of
              North Carolina, as Agent and LC Bank, dated as of March 31, 1995
              (the "Credit Agreement")
              (Note 10)
      10.19  First Amendment to Credit Agreement, dated as of July 18, 1995
              (Note 11)
      10.20  Second Amendment to Credit Agreement, dated as of September 8,
              1995 (Note 12)
      10.21  New GranCare, Inc. 1996 Annual Incentive Plan, Long Term Incentive
              Plan and Stockholder Value Program
      10.22  New GranCare, Inc. Outside Directors Stock Incentive Plan
      10.23  New GranCare, Inc. 1996 Replacement Stock Option Plan
      10.24  Executive Split Dollar Life Insurance Plan
      10.25  Executive Deferred Compensation Plan
      10.26  401(k) Savings Plan and Trust (Note 12)
      10.27  Form of Assignment, Assumption and Amendment of the GranCare, Inc.
              401(k) Savings Plan
      10.28  New GranCare, Inc. 1996 Stock Incentive Plan
      10.29  Amendment to Master Lease Document and Facility Lease between GHI
              Health Care Centers, Inc. and HRPT, dated as of October 1, 1994
              (Note 12)
      10.30  Amendment to Master Lease Document and Facility Lease between AMS and HRPT, dated as of October 1, 1994 (Note 12)
      10.31  Promissory Note from AMS to HRPT in the principal amount of $11.5 million, dated October 1, 1994 (Note 12)
      10.32  Mortgage and Security Agreement from AMS to HRPT for the Northwest and River Hills West Health Care Centers, dated as of March 31,
              1995 (Note 12)
      10.33  Master Agreement in respect of leases for 20 health care facilities located in the State of Indiana dated as of March 10,
              1988 by and between Omega/Turtle Creek L.P., Turtle Creek
              Convalescent Centre, Jackson Leasing Co. and Turtle Creek
              Investments Corp. (collectively, the "Lessor Group") and Omega
              Health Care Ltd., as Lessee (the "Master Agreement") (Note 12)
      10.34  Amendment to Master Agreement dated as of August 4, 1988 between
              Lessor Group and Omega (Note 12)

     EXHIBIT
       NO.                                DOCUMENT
     -------                              --------
     10.35   Amendment to Master Agreement dated as of August 4, 1988 between
              Lessor Group and Evergreen Health Care, Ltd. (Note 12)
     10.36   Master Settlement Agreement between GranCare, Inc. and the Service
              Employees International Union ("SEIU"), dated as of November 6,
              1995 (Note 12)
     10.37   Settlement Agreement between GranCare and the SEIU with respect to four of GranCare's facilities located in the State of Michigan, dated as of January 29, 1996 (Note 12)
     10.38   Settlement Agreement between GranCare Inc. and the SEIU with respect to three of GranCare's facilities located in the State of
              Wisconsin (Note 12)
     10.39   Settlement Agreement between GranCare, Inc. and the SEIU with respect to seven of GranCare's facilities located in the State of
              California (Note 12)
     10.40   Form of Mortgage and Security Agreement with respect to five of
              GranCare, Inc.'s facilities located in the State of Illinois to secure a loan in the aggregate principal amount of $16.5 million from Health Care Capital Finance, Inc. (the "Health Care Capital
              Loan"), each agreement dated as of March 23, 1995 (Note 12)
     10.41   Deed to Secure Debt and Security Agreement with respect to
              GranCare, Inc.'s facility located in Georgia to secure the Health
              Care Capital Loan, dated as of March 23, 1995 (Note 12)
     10.42   Bond Trust Indenture between Health Care Fund II, Ltd., and
              LaSalle National Trust, N.A., as bond Trustee, dated as of June
              1, 1993 (Note 12)
     10.43   Form of Direct Note Obligation, Series 1993 (Health Care Fund II,
              Ltd.) dated June 23, 1993 (Note 12)
     10.44   Form of Direct Note Obligation, Series 1993A (Health Care Fund II,
              Ltd.) dated June 23, 1993 (Note 12)
     10.45   Bond Trust Indenture between Health Care Fund II, Ltd., and
              LaSalle National Trust, N.A., as Bond Trustee, dated as of August
              1, 1993 (Note 12)
     10.46   Direct Note Obligation, Series 1993B-1 (Health Care Fund II, Ltd.)
              dated June 23, 1993 (Note 12)
     10.47   Direct Note Obligation, Series 1993B-2 (Health Care Fund II, Ltd.)
              dated June 23, 1993 (Note 12)
     10.48   Form of Tax Allocation and Indemnification Agreement by and among
              New GranCare, the Company and certain subsidiaries of the
              Company.
     10.49   Form of Agreement Respecting Employee Benefit Matters between New
              GranCare and the Company
     10.50   Form of Non-Competition Agreement between New GranCare, Vitalink
              Pharmacy Services, Inc. and Manor Care, Inc.
     10.51   Form of Interim Services Agreement between New GranCare and the
              Company
     10.52   Form of Employment Agreement between New GranCare and M. Scott
              Athans
     10.53   Form of Employment Agreement for Executive Vice Presidents
    +10.54   Form of Consent and Amendment to Transaction Documents dated as of
              December  , 1996 among GCI Health Care Centers, Inc., New
              GranCare, Health and Retirement Properties Trust ("HRPT") and AMS
              Properties, Inc.
    +10.55   Form of Limited Guaranty between Vitalink and HRPT
    +10.56   Form of Assumption Agreement dated as of December  , 1996 by New
              GranCare in favor of HRPT

     EXHIBIT
       NO.                                 DOCUMENT
     -------                               --------
      11.1   Computation of Earnings Per Share
      21.1   Subsidiaries of Registrant
      23.1   Consent and Report of Ernst & Young LLP, independent auditors
      23.2   Consent of KPMG Peat Marwick LLP, independent auditors
      23.3   Consent of Powell, Goldstein, Frazer & Murphy (included in Exhibits
              5.1 and 8.1).
      24.1   Power of Attorney (see the signature pages to this Registration
              Statement)
      99.1   Agreement and Plan of Merger ("Merger Agreement") dated as of
              September 3, 1996, as amended between Vitalink Pharmacy Services,
              Inc., a Delaware corporation, and GranCare, Inc., a California corporation (The Registrant hereby undertakes to provide all exhibits omitted from this Agreement and Plan of Merger to the
              Commission upon request)

--------
   +  To be filed by amendment.
  (1) Incorporated by reference to GranCare, Inc.'s registration statement on Form S-1 (File No. 33-42595), as amended, which was filed with the Commission on September 11, 1991 and declared effective on October 31, 1991.
  (2) Incorporated by reference to GranCare, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1991.
  (3) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1993.
  (4) Incorporated by reference to GranCare, Inc.'s Current Report on Form 8-K which was filed with the Commission on January 13, 1994.
  (5) Incorporated by reference to GranCare, Inc.'s Current Report on Form 8-K which was filed with the Commission on July 15, 1994.
  (6) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994.
  (7) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994.
  (8) Incorporated by reference to GranCare, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994.
  (9) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995.
 (10) Incorporated by reference to GranCare, Inc.'s Current Report on Form 8-K which was filed with the Commission on April 19, 1995.
 (11) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995.
 (12) Incorporated by reference to GranCare, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995.

      (b) Financial Statement Schedule

      Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (i) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) of
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offer of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF ATLANTA, AND STATE OF GEORGIA ON DECEMBER 31, 1996.

                                          New GranCare, Inc.

                                                    /s/ M. Scott Athans
                                          By: _________________________________
                                                      M. SCOTT ATHANS
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration State constitutes and appoints Evrett
W. Benton and Jerry A. Schneider, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibit hereto, and other documents in connection herewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 31, 1996.

           SIGNATURE                          TITLE                    DATE


      /s/ M. Scott Athans          Chief Executive Officer         December 31,
_______________________________     (Principal Executive                   1996
        M. SCOTT ATHANS             Officer)

    /s/ Jerry A. Schneider         Executive Vice President        December 31,
_______________________________     and Chief Financial                    1996
      JERRY A. SCHNEIDER            Officer (Principal
                                    Financial and Accounting
                                    Officer)

      /s/ M. Scott Athans          Director                        December 31,
_______________________________                                            1996
        M. SCOTT ATHANS

     /s/ Evrett W. Benton          Director                        December 31,
_______________________________                                            1996
       EVRETT W. BENTON

    /s/ Jerry A. Schneider         Director                        December 31,
_______________________________                                            1996
      JERRY A. SCHNEIDER

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                  DOCUMENT
 -------                                --------
   2.1   Amended and Restated Agreement and Plan of Distribution dated as of
          September 3, 1996 (the "Distribution Agreement") between New GranCare and the Company (The Registrant hereby undertakes to provide all schedules omitted from the Distribution Agreement to the Commission upon request)
   3.1   Amended and Restated Certificate of Incorporation
   3.2   Bylaws
   4.1   Specimen of Common Stock Certificate
   5.1   Opinion of Powell, Goldstein, Frazer & Murphy regarding validity of securities
   8.1   Tax Matters Opinion of Powell, Goldstein, Frazer and Murphy
  10.1   Acquisition Agreement, Agreement to Lease and Mortgage Loan Agreement,
          dated December 28, 1990 by and among Health and Rehabilitation
          Properties Trust ("HRPT") and HostMasters, Inc., AMS Holding Co.,
          American Medical Services, Inc. and AMS Properties, Inc. ("AMS"), as
          amended through December 29, 1993 (Note 1)
  10.2   Master Lease Document, dated December 28, 1990, between HRPT and AMS
         (Note 1)
  10.3   Form of Guaranty, dated December 28, 1990, by American Medical
          Services, Inc. and each of its subsidiaries in favor of HRPT (Note 1)
  10.4   1996 Stock Incentive Plan (Note 3)
  10.5   Form of Indemnity Agreement for directors and officers (Note 2)
  10.6   Deed of Trust and Security Agreement, dated as of January 28, 1993, from GCI Colter Village, Inc. in favor of Bell Atlantic TriCon
          Leasing Corporation ("Bell Atlantic"), with respect to the Colter
          Village complex (Note 5)
  10.7   Deed of Trust and Security Agreement, dated April 7, 1993 from GCI
          Bella Vita, Inc. in favor of Bell Atlantic with respect to the Bella
          Vita skilled nursing facility (Note 5)
  10.8   Mortgage and Security Agreement and Fixture Financing Statement, dated as of May 7, 1993, from GCI-Wisconsin Properties, Inc. in favor of
          Bell Atlantic (Note 5)
  10.9   Mortgage and Security Agreement and Fixture Financing Statement, dated as of May 7, 1993 from GCI-Wisconsin Properties, Inc. in favor of
          Bell Atlantic (Note 5)
  10.10  Amendment to Acquisition Agreement, Agreement to Lease and Mortgage
          Loan Agreement among Health and Rehabilitation Properties Trust,
          GranCare, Inc., (AMS) and GCI Health Care Centers, Inc., dated as of
          December 29, 1993 (Note 7)
  10.11  Amendment to Master Lease between (HRPT) and AMS, dated as of December
          29, 1993 (Note 7)
  10.12  Asset Purchase Agreement among GranCare, Inc., Long Term Care
          Pharmaceutical Services Corporation, Long Term Care Pharmaceutical
          Services Corporation III, CompuPharm LTC, Inc., Lawrence H. Garatoni,
          individually and as trustee, and Anthony Wright and Edward Spartz, individuals, dated as of June 30, 1994, with Exhibits (Note 9)
  10.13  Agreement of Purchase and Sale, effective as of July 1, 1994, by and among Pacific Therapies, Inc., P.T. Therapies Company, GCI Rehab,
          Inc., GranCare, Inc. and NovaCare, Inc. (Note 5)
  10.14  Agreement of Purchase and Sale, dated July 1, 1994, by and among
          Pacific Therapies, Inc., P.T. Therapies Company, GCI Rehab, Inc.,
          GranCare, Inc. and NovaCare, Inc., as amended by First Amendment to
          Agreement of Purchase and Sale, dated October 27, 1994, by and among
          GCI Therapies, Inc., fka Pacific Therapies, Inc., GCI Cal Therapies
          Company, fka P.T. Therapies, GCI Rehab, Inc. GranCare, Inc. and
          NovaCare, Inc. (Note 3,6)

 EXHIBIT
   NO.                                  DOCUMENT
 -------                                --------
  10.15  First Amendment to Lease and Security Agreement dated October 28,
          1994, by and among Nationwide Health Properties, Inc. and Landlord and GCI Palm Court, Inc. and GranCare, Inc. as Tenant (Note 7)
  10.16  Agreement and Plan of Merger among GranCare, Inc., GW Acquisition
          Corp. and Evergreen Healthcare, Inc., dated as of May 2, 1995 (Note
          8)
  10.17  Plan and Agreement of Merger by and among GranCare, Inc, Healthtrust,
          Inc.--The Hospital Company and Coralstone Management, Inc. with respect to Cornerstone Health Management Company Inc. (Note 9)
  10.18  Credit Agreement between GranCare and First Union National Bank of
          North Carolina, as Agent and LC Bank, dated as of March 31, 1995 (the
          "Credit Agreement")
          (Note 10)
  10.19  First Amendment to Credit Agreement, dated as of July 18, 1995 (Note
          11)
  10.20  Second Amendment to Credit Agreement, dated as of September 8, 1995
          (Note 12)
  10.21  New GranCare, Inc. 1996 Annual Incentive Plan, Long Term Incentive
          Plan and Stockholder Value Program
  10.22  New GranCare, Inc. Outside Directors Stock Incentive Plan
  10.23  New GranCare, Inc. 1996 Replacement Stock Option Plan
  10.24  Executive Split Dollar Life Insurance Plan
  10.25  Executive Deferred Compensation Plan
  10.26  401(k) Savings Plan and Trust (Note 12)
  10.27  Form of Assignment, Assumption and Amendment of the GranCare, Inc.
          401(k) Savings Plan
  10.28  New GranCare, Inc. 1996 Stock Incentive Plan
  10.29  Amendment to Master Lease Document and Facility Lease between GHI
          Health Care Centers, Inc. and HRPT, dated as of October 1, 1994 (Note
          12)
  10.30  Amendment to Master Lease Document and Facility Lease between AMS and
          HRPT, dated as of October 1, 1994 (Note 12)
  10.31  Promissory Note from AMS to HRPT in the principal amount of $11.5 million, dated October 1, 1994 (Note 12)
  10.32  Mortgage and Security Agreement from AMS to HRPT for the Northwest and
          River Hills West Health Care Centers, dated as of March 31, 1995
          (Note 12)
  10.33  Master Agreement in respect of leases for 20 health care facilities located in the State of Indiana dated as of March 10, 1988 by and between Omega/Turtle Creek L.P., Turtle Creek Convalescent Centre,
          Jackson Leasing Co. and Turtle Creek Investments Corp. (collectively, the "Lessor Group") and Omega Health Care Ltd., as Lessee (the
          "Master Agreement") (Note 12)
  10.34  Amendment to Master Agreement dated as of August 4, 1988 between
          Lessor Group and Omega (Note 12)
  10.35  Amendment to Master Agreement dated as of August 4, 1988 between
          Lessor Group and Evergreen Health Care, Ltd. (Note 12)
  10.36  Master Settlement Agreement between GranCare, Inc. and the Service
          Employees International Union ("SEIU"), dated as of November 6, 1995
          (Note 12)

 EXHIBIT
   NO.                                  DOCUMENT
 -------                                --------
 10.37   Settlement Agreement between GranCare and the SEIU with respect to four of GranCare's facilities located in the State of Michigan, dated as of January 29, 1996 (Note 12)
 10.38   Settlement Agreement between GranCare Inc. and the SEIU with respect to three of GranCare's facilities located in the State of Wisconsin
          (Note 12)
 10.39   Settlement Agreement between GranCare, Inc. and the SEIU with respect to seven of GranCare's facilities located in the State of California
          (Note 12)
 10.40   Form of Mortgage and Security Agreement with respect to five of
          GranCare, Inc.'s facilities located in the State of Illinois to secure a loan in the aggregate principal amount of $16.5 million from
          Health Care Capital Finance, Inc. (the "Health Care Capital Loan"),
          each agreement dated as of March 23, 1995 (Note 12)
 10.41   Deed to Secure Debt and Security Agreement with respect to GranCare,
          Inc.'s facility located in Georgia to secure the Health Care Capital
          Loan, dated as of March 23, 1995 (Note 12)
 10.42   Bond Trust Indenture between Health Care Fund II, Ltd., and LaSalle
          National Trust, N.A., as bond Trustee, dated as of June 1, 1993 (Note
          12)
 10.43   Form of Direct Note Obligation, Series 1993 (Health Care Fund II,
          Ltd.) dated June 23, 1993 (Note 12)
 10.44   Form of Direct Note Obligation, Series 1993A (Health Care Fund II,
          Ltd.) dated June 23, 1993 (Note 12)
 10.45   Bond Trust Indenture between Health Care Fund II, Ltd., and LaSalle
          National Trust, N.A., as Bond Trustee, dated as of August 1, 1993
          (Note 12)
 10.46   Direct Note Obligation, Series 1993B-1 (Health Care Fund II, Ltd.)
          dated June 23, 1993 (Note 12)
 10.47   Direct Note Obligation, Series 1993B-2 (Health Care Fund II, Ltd.)
          dated June 23, 1993 (Note 12)
 10.48   Form of Tax Allocation and Indemnification Agreement by and among New
          GranCare, the Company and certain subsidiaries of the Company
 10.49   Form of Agreement Respecting Employee Benefit Matters between New
          GranCare and the Company
 10.50   Form of Non-Competition Agreement between New GranCare, Vitalink
          Pharmacy Services, Inc. and Manor Care, Inc.
 10.51   Form of Interim Services Agreement between New GranCare and the
          Company
 10.52   Form of Employment Agreement between New GranCare and M. Scott Athans
 10.53   Form of Employment Agreement for Executive Vice Presidents
 +10.54  Form of Consent and Amendment to Transaction Documents dated as of
          December  , 1996 among GCI Health Care Centers, Inc., New GranCare,
          Health and Retirement Properties Trust ("HRPT") and AMS Properties,
          Inc.
 +10.55  Form of Limited Guaranty between Vitalink and HRPT
 +10.56  Form of Assumption Agreement dated as of December  , 1996 by New
          GranCare in favor of HRPT
 11.1    Computation of Earnings Per Share
 21.1    Subsidiaries of Registrant
 23.1    Consent and Report of Ernst & Young LLP, independent auditors
 23.2    Consent of KPMG Peat Marwick LLP, independent auditors
 23.3    Consent of Powell, Goldstein, Frazer & Murphy (included in Exhibits
          5.1 and 8.1).
 24.1    Power of Attorney (see the signature pages to this Registration
          Statement)

 EXHIBIT
   NO.                                  DOCUMENT
 -------                                --------
  99.1   Agreement and Plan of Merger ("Merger Agreement") dated as of
          September 3, 1996, as amended between Vitalink Pharmacy Services,
          Inc., a Delaware corporation, and GranCare, Inc., a California corporation (The Registrant hereby undertakes to provide all exhibits omitted from this Agreement and Plan of Merger to the
          Commission upon request)

--------
  + To be filed by amendment.

  (1) Incorporated by reference to GranCare, Inc.'s registration statement on Form S-1 (File No. 33-42595), as amended, which was filed with the Commission on September 11, 1991 and declared effective on October 31,
      1991.
  (2) Incorporated by reference to GranCare, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1991.
  (3) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form
      10-Q for the quarterly period ended March 31, 1993.
  (4) Incorporated by reference to GranCare, Inc.'s Current Report on Form 8-K which was filed with the Commission on January 13, 1994.
  (5) Incorporated by reference to GranCare, Inc.'s Current Report on Form 8-K which was filed with the Commission on July 15, 1994.
  (6) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form
      10-Q for the quarterly period ended June 30, 1994.
  (7) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form
      10-Q for the quarterly period ended September 30, 1994.
  (8) Incorporated by reference to GranCare, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994.
  (9) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form
      10-Q for the quarterly period ended March 31, 1995.
 (10) Incorporated by reference to GranCare, Inc.'s Current Report on Form 8-K which was filed with the Commission on April 19, 1995.
 (11) Incorporated by reference to GranCare, Inc.'s Quarterly Report on Form
      10-Q for the quarterly period ended September 30, 1995.
 (12) Incorporated by reference to GranCare, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995.